UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

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Filed by a Party other than the Registrant [   ]

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[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Section 240.14a-12

QUALCOMM INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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January 13, 2010

Dear Fellow Stockholder:

You are cordially invited to attend Qualcomm’s Annual Meeting on Tuesday, March 2, 2010. The meeting will begin promptly at 9:30 a.m. Pacific Time at the Irwin M. Jacobs Qualcomm Hall, 5775 Morehouse Drive, San Diego, California 92121. I invite you to arrive early at 8:30 a.m. to preview our product displays. We will begin the Annual Meeting with a discussion and vote on the matters set forth in the Notice of Annual Meeting of Stockholders, followed by presentations and a report on Qualcomm’s fiscal 2009 performance. In addition to the election of our directors (Proposal 1) and ratification of our selection of independent public accountants (Proposal 3), there is one other substantive proposal on the agenda that I would like to highlight.

Proposal 2 amends our 2006 Long-Term Incentive Plan. We continue to believe that offering a broad-based equity compensation program is critical to attracting and retaining the most talented employees in our industry. Employees with a stake in the future success of our business are highly motivated to achieve long-term growth and increase stockholder value. One of the purposes of Proposal 2 is to provide us with a sufficient share reserve for the next year. These additional shares will allow us to continue to provide new hires, as well as our existing employees, with opportunities for equity ownership in a dynamic and highly competitive employment market. Equity compensation has always been a significant component of our long-term employee compensation program because we do not offer a defined benefit pension plan, and we do not include Company stock in our 401(k) plan. Over 99% of our regular, full-time employees currently have stock options.

We take great pride in our accomplishments and believe that our broad-based equity compensation program has contributed significantly to this success. Based on the 4-week moving average at December 15, 2009, the Company’s stock price has increased at a compound annual growth rate of 27.73% compared to 6.03% for the S&P 500 Index since the Company became publicly-traded in December 1991. In each of the past 11 years, Qualcomm has been honored as one of the “100 Best Companies to Work for in America” by Fortune Magazine. The annual retention rate of our employees is higher than other high-technology industry companies, according to Radford, a leading human resources compensation survey company in the high-tech industry.

This year, we are again furnishing the proxy materials to stockholders primarily over the Internet. Therefore, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. This method expedites the receipt of your proxy materials, lowers the costs of our Annual Meeting and helps to conserve natural resources.

Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. As an alternative to voting in person at the Annual Meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. Voting by any of these methods will ensure your representation at the Annual Meeting.

Your vote is very important to us. I urge you to vote “FOR” all proposals.

I look forward to seeing you in San Diego at the Irwin M. Jacobs Qualcomm Hall on March 2, 2010.

Sincerely,

Paul E. Jacobs
Chairman and Chief Executive Officer

5775 Morehouse Drive
San Diego, California 92121-1714

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On March 2, 2010

To the Stockholders of QUALCOMM Incorporated:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the Annual Meeting) of QUALCOMM Incorporated (the Company), a Delaware corporation, will be held at the Irwin M. Jacobs Qualcomm Hall, 5775 Morehouse Drive, San Diego, California 92121, on Tuesday, March 2, 2010 at 9:30 a.m. Pacific Time for the following purposes:

1.	To elect twelve directors to hold office until the next annual stockholders’ meeting or until their respective successors have been elected or appointed.

2.	To approve an amendment to the 2006 Long-Term Incentive Plan to increase the share reserve by 13,000,000 shares.

3.	To ratify the selection of PricewaterhouseCoopers LLP as our independent public accountants for our fiscal year ending September 26, 2010.

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on January 4, 2010 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors,

Donald J. Rosenberg
Executive Vice President,
General Counsel and Corporate Secretary

San Diego, California
January 13, 2010

How To Vote

If your shares are held by a broker, bank or other stockholder of record, in nominee name or otherwise, exercising fiduciary powers (typically referred to as being held in “street name”), you may receive a separate voting instruction form with this Proxy Statement, or you may need to contact your broker, bank or other stockholder of record to determine whether you will be able to vote electronically via the Internet or by telephone.

If you are a stockholder with shares registered in your name, you may vote by one of the following three methods:

•	Vote via the Internet. Go to the web address http://www.proxyvote.com and follow the instructions for Internet voting shown on the proxy card mailed to you.

•	Vote by Telephone. Dial 1-800-690-6903 and follow the instructions for telephone voting shown on the proxy card mailed to you.

•	Vote by Proxy Card mailed to you. Complete, sign, date and mail the proxy card in the envelope provided. If you vote via the Internet or by telephone, please do not mail your proxy card.

PLEASE NOTE THAT IF YOUR SHARES ARE HELD BY A BROKER, BANK OR OTHER STOCKHOLDER OF RECORD AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST FIRST OBTAIN A LEGAL PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER. OTHERWISE, YOU WILL NOT BE PERMITTED TO VOTE IN PERSON AT THE MEETING.

In this document, the words “Qualcomm,” “the Company,” “we,” “our,” “ours” and “us” refer only to QUALCOMM Incorporated and not any other person or entity.

INTERNET AVAILABILITY OF PROXY MATERIALS

We are furnishing proxy materials to our stockholders primarily via the Internet under rules adopted by the U.S. Securities and Exchange Commission (SEC), instead of mailing printed copies of those materials to each stockholder. On January 13, 2010, we mailed to our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our Proxy Statement. The Notice of Internet Availability of Proxy Materials also provides instructions on how to access your proxy card to vote via the Internet or by telephone.

This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the Annual Meeting and help conserve natural resources. If you would prefer to continue to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

PROXY STATEMENT

QUALCOMM INCORPORATED
5775 Morehouse Drive
San Diego, California 92121-1714

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
March 2, 2010

GENERAL MATTERS

The enclosed proxy is solicited on behalf of the Board of Directors (the Board) of QUALCOMM Incorporated, a Delaware corporation, for use at the Annual Meeting of Stockholders (the Annual Meeting) to be held on Tuesday, March 2, 2010, at 9:30 a.m. Pacific Time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Irwin M. Jacobs Qualcomm Hall, 5775 Morehouse Drive, San Diego, California 92121.

Voting Rights and Outstanding Shares

Only holders of record of common stock at the close of business on January 4, 2010 (the Record Date) will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, we had 1,675,613,049 shares of common stock outstanding and entitled to vote.

Each holder of record of common stock on the Record Date will be entitled to one vote for each share held on all matters to be voted upon. If no choice is indicated on the proxy, the shares will be voted in favor of all proposals.

All votes will be counted by an independent inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Broker Non-Votes

A broker non-vote occurs when a broker, bank or other stockholder of record, in nominee name or otherwise, exercising fiduciary powers (typically referred to as being held in “street name”) submits a proxy for the Annual Meeting, but does not vote on a particular proposal because that holder does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Abstentions and broker non-votes have no effect on the determination of whether a nominee or the proposal has received the vote of a majority of the shares of common stock present or represented by proxy and voting at the Annual Meeting. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote those shares on routine matters, but not on non-routine matters. Routine matters include ratification of independent public accountants. Non-routine matters include the election of directors and actions on stock plans.

Revocability of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with our Corporate Secretary at our principal executive offices, 5775 Morehouse Drive, N-510F, San Diego, California 92121-1714, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

Solicitation

We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of the Notice of Internet Availability of Proxy Materials, this Proxy Statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. In addition, we have retained Morrow & Company to act as a proxy solicitor in conjunction with the meeting. We have agreed to pay that firm $12,500, plus reasonable out-of-pocket expenses, for proxy solicitation services. Solicitation of proxies by mail may be supplemented by telephone or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for such services.

Stockholder Proposals

The deadline for submitting a stockholder proposal for inclusion in our proxy materials for our 2011 Annual Meeting of Stockholders is September 15, 2010. Stockholder nominations for director and other proposals that are not to be included in such materials must be received no earlier than November 2, 2010 and no later than the close of business on December 2, 2010. Any such stockholder proposals or nominations for director must be submitted to our Corporate Secretary in writing at 5775 Morehouse Drive, N-510F, San Diego, California 92121-1714. Stockholders are also advised to review our Amended and Restated Bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations. See page 7 for further information.

Financial Information

Attached in Appendix 1 is certain financial information from our Annual Report on Form 10-K for fiscal 2009 that we originally filed with the Securities and Exchange Commission (SEC) on November 5, 2009. We have not undertaken any updates or revisions to such information since the date it was originally filed with the SEC. Accordingly, we encourage you to review Appendix 1 together with any subsequent information we have filed with the SEC and other publicly available information.

Corporate Directory

Attached in Appendix 2 is a listing of our executive officers and members of the board of directors.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Restated Certificate of Incorporation and Amended and Restated Bylaws provide that directors are to be elected at the annual meeting to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified. Vacancies on the Board resulting from death, resignation, disqualification, removal or other causes may be filled by either the affirmative vote of the holders of a majority of the then-outstanding shares of common stock or by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board is present. Newly created directorships resulting from any increase in the number of directors may, unless the Board determines otherwise, be filled only by the affirmative vote of the directors then in office, even if less than a quorum of the Board is present. Any director elected as a result of a vacancy shall hold office for a term expiring at the next annual meeting of stockholders and until such director’s successor shall have been elected and qualified.

Our Restated Certificate of Incorporation provides that the number of directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board. The Board has set the current number of directors at twelve. Therefore, twelve directors will stand for election at the Annual Meeting.

If a quorum is present, the directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Abstentions and broker non-votes have no effect on the vote. The twelve candidates receiving the highest number of affirmative votes of the shares of common stock entitled to be voted for such directors will be elected directors of the Company. Shares of common stock represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the twelve nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares of common stock will be voted for the election of such substitute nominee as the Board may propose. See page 8 for further information concerning our majority voting policy. Each person nominated for election has agreed to serve, if elected, and the Board has no reason to believe that any nominee will be unable to serve.

The following table sets forth the nominees for election at this meeting and information with respect to their position with Qualcomm, age and tenure as director.

			Director
Name	Position With Qualcomm	Age	Since

Barbara T. Alexander	Director	61	2006
Stephen M. Bennett	Director	55	2008
Donald G. Cruickshank	Director	67	2005
Raymond V. Dittamore	Director	66	2002
Thomas W. Horton	Director	48	2008
Irwin Mark Jacobs	Director	76	1985
Paul E. Jacobs	Chairman and Chief Executive Officer	47	2005
Robert E. Kahn	Director	71	1997
Sherry Lansing	Director	65	2006
Duane A. Nelles	Director	66	1988
Brent Scowcroft.	Director	84	1994
Marc I. Stern	Director	65	1994

Set forth below is biographical information for each person nominated.

Nominees for Election at this Meeting

BARBARA T. ALEXANDER

Barbara T. Alexander has served as a director of the Company since July 2006. Ms. Alexander has been an independent consultant since February 2004. From October 1999 to January 2004, she was a senior advisor for UBS, and from January 1992 to September 1999, she was a managing director of Dillon Read & Co., Inc. Prior to Dillon Read, Ms. Alexander was a managing director in the corporate finance department of Salomon Brothers. Ms. Alexander is past Chairman of the Board of the Joint Center for Housing Studies at Harvard University and is currently a member of that board’s executive committee and an executive fellow of the Joint Center for Housing Studies at Harvard University. Ms. Alexander also serves as a director of Allied World Assurance Company Holdings, Ltd. and Federal Home Loan Mortgage Corporation (Freddie Mac). She holds B.S. and M.S. degrees in theoretical mathematics from the University of Arkansas, Fayetteville.

STEPHEN M. BENNETT

Stephen M. Bennett has served as a director of the Company since August 2008. He was Chief Executive Officer of Intuit, Inc. from January 2000 to January 2008. Prior to Intuit, Mr. Bennett was at General Electric Corporation (GE) for 23 years. From December 1999 to January 2000, he was an executive vice president and a member of the board of directors of GE Capital, the financial services subsidiary of GE. From July 1999 to November 1999, he was President and Chief Executive Officer of GE Capital e-Business, and he was President and Chief Executive Officer of GE Capital Vendor Financial Services from April 1996 through June 1999. Mr. Bennett also serves as a director of Sun Microsystems, Inc. He holds a B.A. degree in finance and real estate from the University of Wisconsin.

DONALD G. CRUICKSHANK

Sir Donald G. Cruickshank has served as a director of the Company since June 2005. He was Chairman of Clinovia Group Ltd. from 2004 to 2006 and Formscape Group Ltd. from 2003 to 2006 and has been a member of the Financial Reporting Council, the body in the U.K. responsible for oversight of the Accountancy and Actuarial professions and for corporate governance standards, since 2002. Sir Donald has extensive experience in a number of areas, including European regulation and telecommunications. His career has included assignments at McKinsey & Co. Inc., Times Newspapers, Virgin Group plc., Wandsworth Health Authority and the National Health Service in Scotland. Sir Donald served as Chairman of the London Stock Exchange plc. from 2000 to 2003 and as Director

General of the U.K.’s Office of Telecommunications (Oftel) from 1993 to 1998. From 1997 to 2000, he served as Chairman of Action 2000, the U.K.’s Millennium Bug campaign. In 1998, Chancellor Gordon Brown appointed him as Chairman of the Government’s Review of the U.K. banking sector, and from 1999 to 2004, he served as Chairman of SMG plc., one of Scotland’s leading broadcasters. Sir Donald holds a M.A. degree in law and an honorary L.L.D. degree from the University of Aberdeen, a M.B.A. degree from Manchester Business School, the University of Manchester, and is a member of the Institute of Chartered Accountants of Scotland.

RAYMOND V. DITTAMORE

Raymond V. Dittamore has served as a director of the Company since December 2002. Mr. Dittamore is a retired audit partner of Ernst & Young LLP, an international accounting firm. Mr. Dittamore retired in 2001 after 35 years of service with that firm, including 14 years as the Managing Partner of the firm’s San Diego office. Mr. Dittamore is also a director of Life Technologies Corporation. Mr. Dittamore holds a B.S. degree in accounting from San Diego State University.

THOMAS W. HORTON

Thomas W. Horton has served as a director of the Company since December 2008. Mr. Horton has been Executive Vice President and Chief Financial Officer of AMR Corporation, the parent company of American Airlines, since March 2006. He served as Vice Chairman and Chief Financial Officer of AT&T Corporation from January 2002 to February 2006. Prior to AT&T, Mr. Horton was Senior Vice President and Chief Financial Officer of AMR from January 2000 to 2002 and served in numerous management positions with AMR since 1985. He holds a B.B.A. degree in accounting from Baylor University and a M.B.A. degree from Southern Methodist University.

IRWIN MARK JACOBS

Irwin Mark Jacobs, one of the founders of the Company, has served as a director, and as Chairman until March 2009, since we began operations in July 1985. He also served as Chief Executive Officer of the Company from July 1985 to June 2005. Dr. Jacobs received a B.S. degree in electrical engineering from Cornell University and M.S. and Sc.D. degrees from the Massachusetts Institute of Technology. Dr. Jacobs is Chair of the Board of Trustees of the Salk Institute for Biological Studies and Chairman of the National Academy of Engineering. He has received numerous industry, education and business awards, including a Woodrow Wilson Award for Corporate Citizenship in 2004, a fellow of the American Academy of Arts and Sciences in 2001 and the National Medal of Technology in 1994. Dr. Irwin Jacobs is the father of Dr. Paul Jacobs, our Chairman and Chief Executive Officer.

PAUL E. JACOBS

Paul E. Jacobs has served as Chairman of the Board of Directors since March 2009, as a director of the Company since June 2005 and as our Chief Executive Officer since July 2005. He served as Group President of the Qualcomm Wireless & Internet Group from July 2001 to June 2005. In addition, he served as an executive vice president from February 2000 to June 2005. Dr. Paul Jacobs is also a director of A123 Systems, Inc., a lithium-ion battery developer and manufacturer. Dr. Paul Jacobs holds a B.S. degree in electrical engineering and computer science, a M.S. degree in electrical engineering and a Ph.D. degree in electrical engineering and computer science from the University of California, Berkeley. Dr. Paul Jacobs is the son of Dr. Irwin Jacobs, a director of the Company.

ROBERT E. KAHN

Robert E. Kahn has served as a director of the Company since February 1997. Dr. Kahn is Chairman, Chief Executive Officer and President of the Corporation for National Research Initiatives (CNRI), which he founded in 1986. From 1972 to 1985, Dr. Kahn was employed at the U.S. Defense Advanced Research Projects Agency, where his last position was Director of the Information Processing Techniques Office. From 1966 to 1972, Dr. Kahn was a senior scientist with Bolt Beranek and Newman, where he was responsible for the system design of the Arpanet, the first packet switched network. Dr. Kahn received numerous awards for his work on the Internet, including the 2008 Japan Prize, the 2005 Presidential Medal of Freedom and the 1997 National Medal of Technology. Dr. Kahn holds a

B.E.E. degree from the City College of New York and M.A. and Ph.D. degrees in electrical engineering from Princeton University. Dr. Kahn holds numerous honorary degrees and is a member of the National Academy of Engineering and is an Inductee of the National Inventors Hall of Fame.

SHERRY LANSING

Sherry Lansing has served as a director of the Company since September 2006. Ms. Lansing is the Founder and Chair of the Sherry Lansing Foundation, a philanthropic organization focusing on cancer research, health and education. From 1992 to 2005, she was the Chair of the Motion Picture Group of Paramount Pictures where she oversaw the release of more than 200 films, including Academy Award® winners Forrest Gump, Braveheart and Titanic. From 1984 to 1990, she operated her own production company, Lansing Productions, and co-founded Jaffe/Lansing Productions. In 1980, she became the film industry’s first female to oversee all aspects of a studio’s motion picture production when she was appointed President of Production at 20th Century Fox. She holds additional trustee, chair and advisory positions with the Friends of Cancer Research, the American Association of Cancer Research, the Carter Center and Stop Cancer, a non-profit philanthropic group she founded in partnership with Dr. Armand Hammer. Ms. Lansing is also a regent of the University of California and serves as Chair of the University Health Services Committee. She has earned the 2004 Horatio Alger Humanitarian Award, the 2003 Woodrow Wilson Award for Corporate Citizenship, a 2003 honorary doctorate in fine arts from the American Film Institute, the 1989 Alfred P. Sloan, Jr. Memorial Award, and the 1982 Distinguished Community Service Award from Brandeis University. Ms. Lansing is also a director of Dole Food Company, Inc. She holds a B.S. degree in speech, with a minor in English and mathematics, from Northwestern University.

DUANE A. NELLES

Duane A. Nelles has served as a director of the Company since August 1988. Mr. Nelles has been in the personal investment business since 1987. Prior to that time, Mr. Nelles was a partner in the international public accounting firm of Coopers & Lybrand LLP, which he joined in 1968. He holds a B.A. degree in economics and mathematics from Albion College and a M.B.A. degree from the University of Michigan.

BRENT SCOWCROFT

Brent Scowcroft has served as a director of the Company since December 1994. General Scowcroft is the President of The Scowcroft Group, Inc., an international business consulting firm he founded in June 1994. General Scowcroft is also the President of The Forum for International Policy, a non-profit organization he founded in 1993 that promotes American leadership and foreign policy. General Scowcroft served as Assistant to the President for National Security Affairs for President George H.W. Bush from January 1989 until January 1993; he also held that position for President Ford during his term. A retired U.S. Air Force Lieutenant General, General Scowcroft served in numerous national security posts in the Pentagon and the White House prior to his appointments as Assistant to the President for National Security Affairs. General Scowcroft received a B.S. degree in engineering from West Point and M.A. and Ph.D. degrees in political science from Columbia University and holds numerous honorary degrees.

MARC I. STERN

Marc I. Stern has served as a director of the Company since February 1994. Mr. Stern has been Vice Chairman of The TCW Group, Inc., an asset management firm based in Los Angeles, since October 2005 and Interim Chief Executive Officer of TCW since July 2009. Mr. Stern is also Chairman of Société Générale’s Global Investment Management and Services in North America (GIMS) and has been since October 2005 and a Member of the Management Committee of Société Générale Group, the parent company of GIMS and TCW, since May 2007. Société Générale acquired majority control of TCW in 2001. From May 1992 to October 2005, Mr. Stern served as President of TCW. From 1988 to 1990, Mr. Stern served as President and a director of SunAmerica, Inc., a financial services company. Prior to joining SunAmerica, Mr. Stern was Managing Director and Chief Administrative Officer of The Henley Group, Inc., a diversified manufacturing company, and prior thereto was Senior Vice President of Allied-Signal Inc., a diversified manufacturing company. Mr. Stern is also a director of TCW Funds, Inc., a registered investment company. Mr. Stern holds a B.A. degree from Dickinson College, a M.A. degree from the

Columbia University Graduate School of Public Law and Government and a J.D. degree from the Columbia University School of Law.

Required Vote and Board Recommendation

If a quorum is present and voting, the twelve nominees for director receiving the highest number of votes will be elected as directors. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote for the twelve nominees, your broker will not have the authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the vote.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NAMED NOMINEE.

CORPORATE GOVERNANCE

Code of Ethics

We have adopted a code of ethics that applies to all our employees, including employees of our subsidiaries, as well as each member of the Board. The code of ethics is available on our website at www.qualcomm.com under the “Corporate Governance” section under “Investor Relations.” To date, there have not been any waivers by us of the code of ethics. Any amendments to, or waivers under, the code of ethics that are required to be disclosed by the rules of the SEC will be disclosed on our website at www.qualcomm.com under the “Corporate Governance” section under “Investor Relations.”

Board Committees, Meetings and Attendance

During fiscal 2009, the Board held seven meetings. Board agendas include regularly scheduled sessions for the independent directors to meet without management present, and the Board’s presiding independent director leads those sessions. Mr. Dittamore has acted as the Board’s presiding independent director since the Board meeting immediately following the 2009 Annual Meeting of Stockholders. The Board delegates various responsibilities and authority to different Board committees. Committees regularly report on their activities and actions to the full Board. The Board’s current standing committees are: Audit, Compensation, Governance and Finance. Committee assignments are re-evaluated annually and approved by the Board at its annual meeting that follows the annual meeting of stockholders in February or March of each year. Each committee acts according to a written charter approved by the Board. Copies of each charter can be found on our website at www.qualcomm.com as follows:

Name of Committee	Website link

Audit Committee	http://investor.qualcomm.com/documentdisplay.cfm?DocumentID=463
Compensation Committee	http://investor.qualcomm.com/documentdisplay.cfm?DocumentID=462
Governance Committee	http://investor.qualcomm.com/documentdisplay.cfm?DocumentID=461
Finance Committee	http://investor.qualcomm.com/documentdisplay.cfm?DocumentID=464

The Audit Committee.  The Audit Committee meets at least quarterly with our management and independent public accountants to review the results of the annual audit and quarterly reviews, discuss the financial statements, select and engage the independent public accountants, assess the adequacy of our staff, management performance and procedures in connection with financial controls and receive and consider comments as to internal controls, among other things. At the beginning of fiscal 2009, the Audit Committee was composed of Mr. Dittamore (Committee Chair), Ms. Alexander and Dr. Kahn. Since March 2009, the Audit Committee has been composed of Mr. Dittamore (Committee Chair), Ms. Alexander and Mr. Horton. The Audit Committee met ten times during fiscal 2009. The Board has determined that Messrs. Dittamore and Horton and Ms. Alexander are audit committee financial experts as defined by SEC rules. All of the members of the Audit Committee are independent directors within the meaning of Rule 5605 of the NASDAQ Stock Market LLC (NASDAQ) and SEC Rule 10A-3(b)(1)(ii).

The Compensation Committee.  The Compensation Committee makes recommendations concerning salaries and incentive compensation, administers and approves stock offerings under our employee stock purchase plan and stock option plans and otherwise determines compensation levels for the Chief Executive Officer, the Named Executive Officers (as listed in the “Summary Compensation Table”), the directors and other key employees and performs such other functions regarding compensation as the Board may delegate. At the beginning of fiscal 2009, the Compensation Committee was composed of Messrs. Stern (Committee Chair), Bennett and Dittamore and General Scowcroft. Since March 2009, the Compensation Committee has been composed of Messrs. Bennett (Committee Chair) and Stern and General Scowcroft. The Compensation Committee met six times during fiscal 2009. All of the members of the Compensation Committee are independent directors within the meaning of Rule 5605 of the NASDAQ and outside directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

The Governance Committee.  The Governance Committee reviews, approves and oversees various corporate governance related policies and procedures applicable to us. The Committee also reviews and evaluates the effectiveness of our executive development and succession planning processes and provides active leadership and oversight with respect to these processes. In addition, the Governance Committee evaluates and recommends nominees for membership on the Board and its committees. In fiscal 2009, the Governance Committee was composed of Mses. Lansing (Committee Chair) and Alexander, Sir Donald Cruickshank and Mr. Stern. The Governance Committee met seven times during fiscal 2009. All of the members of the Governance Committee are independent directors within the meaning of Rule 5605 of the NASDAQ.

The Finance Committee.  The Finance Committee reviews our financial position, cash management, dividend and stock repurchase programs, securities issuances, acquisitions and other major strategic investment decisions. At the beginning of fiscal 2009, the Finance Committee was composed of Mr. Nelles (Committee Chair), Sir Donald Cruickshank and Dr. Paul Jacobs. Since March 2009, the Finance Committee has been composed of Mr. Nelles (Committee Chair), Sir Donald Cruickshank and Drs. Irwin Jacobs and Kahn. The Finance Committee met seven times during fiscal 2009.

During fiscal 2009, each Board member attended at least 75% of the aggregate of the meetings of the Board and of the meetings of the committees on which he or she served and that were held during the period for which he or she was a Board or committee member, respectively.

Director Nominations

Our Amended and Restated Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board at our Annual Meeting of Stockholders. The Board has also adopted a formal policy concerning stockholder recommendations of Board candidates to the Governance Committee. This policy is set forth in our Corporate Governance Principles and Practices, which is available on our website at www.qualcomm.com under the “Corporate Governance” section of “Investor Relations.” Under this policy, the Governance Committee will review a reasonable number of candidates recommended by a single stockholder who has held over 1% of our stock for over one year and who satisfies the notice, information and consent requirements set forth in our Amended and Restated Bylaws. To recommend a nominee for election to the Board, a stockholder must submit his or her recommendation to the Corporate Secretary at our corporate offices at 5775 Morehouse Drive, N-510F, San Diego, California 92121-1714. A stockholder’s recommendation must be received by us prior to the date set forth above under “Stockholder Proposals.” A stockholder’s recommendation must be accompanied by the information with respect to stockholder nominees as specified in the Amended and Restated Bylaws, including among other things, the name, age, address and occupation of the recommended person, the proposing stockholder’s name and address, the ownership interests of the proposing stockholder and any beneficial owner on whose behalf the nomination is being made (including the number of shares beneficially owned, any hedging, derivative, short or other economic interests and any rights to vote any shares), and any material monetary or other relationships between the recommended person and the proposing stockholder and/or the beneficial owners, if any, on whose behalf the nomination is being made. The proposing stockholder must also provide evidence of owning the requisite number of shares of our stock for over one year. Candidates so recommended will be reviewed using the same process and standards for reviewing Governance Committee recommended candidates.

In evaluating director nominees, the Governance Committee considers the following factors:

•	The appropriate size of the Board;

•	Our needs with respect to the particular talents and experience of our directors;

•	The knowledge, skills and experience of nominees, including experience in technology, business, finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•	Familiarity with national and international business matters;

•	Experience in political affairs;

•	Experience with accounting rules and practices;

•	Appreciation of the relationship of our business to the changing needs of society;

•	The nominee’s other commitments, including the other boards on which the nominee serves; and

•	The desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Governance Committee’s goal is to assemble a board of directors that brings to us a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Governance Committee also considers candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its stockholders. The Governance Committee does, however, believe it appropriate for at least one, and preferably several, members of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the Board meet the definition of “independent director” under NASDAQ rules. The Governance Committee also believes it is in the stockholders’ best interest for certain key members of our current and former management to participate as members of the Board. The Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Governance Committee or the Board decides not to re-nominate a member for re-election, the Governance Committee identifies the desired skills and experience of a new nominee based on the criteria above. Current members of the Governance Committee and Board are polled for suggestions as to individuals meeting the criteria of the Governance Committee. Research may also be performed to identify qualified individuals. We have, in the past, engaged third parties to assist in identifying and evaluating potential nominees.

Majority Voting, Stock Ownership Guidelines and Other Matters

We adopted a “Majority Voting” policy as a part of our Corporate Governance Principles and Practices. Under this policy, if a director receives in an uncontested election a greater number of “withhold” votes than votes cast “for” his or her election, the Governance Committee will undertake a prompt evaluation of the appropriateness of the director’s continued service on the Board. In performing this evaluation, the Governance Committee will review all factors it deems relevant, including the stated reasons why votes were withheld, the director’s length of service, his or her past contributions to us and the availability of other qualified candidates. The Governance Committee will then make its recommendation to the Board. The Board will review the Governance Committee’s recommendation and consider such further factors and information as it deems relevant. Under this policy, the Governance Committee will make its recommendation, and the Board will act on the Governance Committee’s recommendation no later than 90 days following the date of the stockholders’ meeting. If the Board determines remedial action is appropriate, the director shall promptly take whatever action is requested by the Board. If the director does not promptly take the recommended remedial action or if the Board determines that immediate resignation is in the best interests of the Company and its stockholders, the director shall promptly tender his or her resignation upon request from the Board. We will publicly disclose the Board’s decision within four business days in a Current Report on Form 8-K with the SEC, providing an explanation of the process by which the decision was reached and, if applicable, the reason for not requesting the director’s resignation. The director in question will not participate in the Governance Committee’s or the Board’s analysis.

We adopted stock ownership guidelines for our directors and executive officers to help ensure that they each maintain an equity stake in the Company and, by doing so, appropriately link their interests with those of the other stockholders. The guideline for executive officers is based on a multiple of the executive’s base salary, ranging from two to five times, with the size of the multiple based on the individual’s position with the Company. Only shares actually owned (as shares or as deferred units) count towards the requirement. Executives are required to achieve these stock ownership levels within five years of becoming an executive, or (in the case of persons who were executive officers at the time these guidelines were adopted) by September 2011. For directors, the guideline is three times the annual retainer for Board service. Directors are required to achieve this ownership level within five years of joining the Board, or (in the case of directors serving on the Board at the time the guidelines were adopted) by September 2011. In addition to the preceding ownership guidelines, all directors are expected to own shares of our common stock within one year of joining the Board. See the “Other Key Policies and Practices” section under “Compensation Discussion and Analysis” for additional information.

Communications with Directors

We have adopted a formal process for stockholder communications with the Board. This process is also set forth in our Corporate Governance Principles and Practices. Stockholders who wish to communicate to the Board should do so in writing to the following address:

[Name of Director(s) or Board of Directors]
Qualcomm Incorporated
Attn: General Counsel
5775 Morehouse Drive, N-510F
San Diego, California 92121-1714

Our General Counsel logs all such communications and forwards those not deemed frivolous, threatening or otherwise inappropriate to the Chair of the Governance Committee for distribution.

Annual Meeting Attendance

Our Corporate Governance Principles and Practices set forth a policy on director attendance at annual meetings. Directors are encouraged to attend absent unavoidable conflicts. All of the then-sitting directors attended our last annual meeting except for Mr. Stern.

Director Independence

The Board has determined that, except as noted below, all of the members of the Board are “independent directors” within the meaning of Rule 5605 of the NASDAQ. Dr. Paul Jacobs is not considered independent because he is employed by us as an executive officer of the Company, and Dr. Irwin Jacobs is not considered independent because he has been employed as an executive officer of the Company within the last three years.

PROPOSAL 2

APPROVAL OF AMENDMENT TO
THE 2006 LONG-TERM INCENTIVE PLAN
TO INCREASE THE SHARE RESERVE BY 13,000,000 SHARES

On March 7, 2006, the stockholders approved our 2006 Long-Term Incentive Plan (the 2006 LTIP). The 2006 LTIP is a restatement of our 2001 Stock Option Plan and the successor to the 1991 Stock Option Plan, the 2001 Non-Employee Directors’ Stock Option Plan and their predecessor plans. The 2006 LTIP also serves as the source of shares for the Executive Retirement Matching Contribution Plan (the ERMC Plan).

The Board of Directors has adopted the following amendment to the 2006 LTIP, which requires stockholder approval:

Increase the maximum number of shares that the Company may issue under the 2006 LTIP from 405,284,432 shares to 418,284,432 shares, which will enable it to continue to grant awards to deserving individuals and remain competitive with its industry peers.

Although historically we have granted stock options as our primary form of equity compensation, in order to manage our burn rate and dilution going forward, we are considering making a substantial shift in the form of equity awards, including restricted stock units and performance-based units.

We believe that equity incentives are critical to attracting and retaining the most talented employees in our industry. The approval of the proposed amendment will allow us to continue to provide such incentives under the 2006 LTIP.

Key Features of the 2006 LTIP:

•	Awards are merit-based as part of our comprehensive and effective compensation program.

•	An independent committee of the Board of Directors administers the plan.

•	66,329,392 shares remained available for issuance as of September 27, 2009, and 43,984,307 shares were available as of December 15, 2009.

•	Awards other than stock options and stock appreciation rights are charged against the 2006 LTIP share reserve at the rate of three shares for each share actually granted.

•	Awards may not be granted later than 10 years from the effective date of the 2006 LTIP.

•	Awards may be in the form of stock options, stock appreciation rights, restricted stock, unrestricted stock, restricted stock units, performance shares, performance units, deferred compensation awards and other stock-based awards.

•	Stock options and stock appreciation rights may not be repriced without prior approval by our stockholders.

•	Stock options and stock appreciation rights may not be granted below fair market value.

•	Stock options and stock appreciation rights generally shall not be fully vested over a period of less than three years from the date of grant and cannot be exercised more than 10 years from the date of grant.

•	Restricted stock, restricted stock units and performance awards generally shall not be fully vested over a period of less than three years (or a 12-month period if vesting is based on a performance measure).

•	Shares tendered in payment of a stock option, shares withheld for taxes and shares repurchased by the Company are not available again for grant under the 2006 LTIP.

•	The 2006 LTIP reserve is reduced by the full amount of shares granted as stock appreciation rights, regardless of the number of shares upon which payment is made.

Significant Historical Option Grant Information

•	The aggregate number of stock options the Company granted in fiscal 2009 decreased 19.89% as compared to fiscal 2008 (from 51.3 million in fiscal 2008 to 41.1 million in fiscal 2009); however, the Company’s full-time employee base increased 1.7% in the same period (from 14,730 in fiscal 2008 to 14,983 in fiscal 2009).

•	The Company’s options granted expressed as a percentage of the Company’s shares outstanding (“burn rate”), for fiscal year 2009 was 2.5%, significantly lower than the 3.1% in fiscal 2008, due to the Company’s proactive management of its option granting practices that maintained its broad-based eligibility and reduced the average number of stock options granted per employee from 3,486 in fiscal 2008 to 2,746 in fiscal 2009.

•	Overhang (the sum of total options outstanding and options available for grant as a percentage of the sum of common shares outstanding, options outstanding and options available for grant) was 14.6% at the end of fiscal 2009. If the proposed amendment is approved by stockholders, the maximum overhang would be 15.2%.

•	The Named Executive Officers’ (NEO) awards comprise 5.1% of the total stock options granted in fiscal 2009 and in fiscal 2008.

•	The Company’s policy is that all full-time employees are eligible to receive stock options. At present, approximately 15,000 employees and 11 non-employee directors are eligible to receive awards under the 2006 LTIP.

Background for the Current Request and Expected Future Grant Practices.

Our request to increase the share reserve by 13 million shares considers the following:

•	If we do not increase the share reserve at our 2010 Annual Meeting, we anticipate the share reserve balance will be between 3 and 3.5 million at the time of our 2011 annual meeting. This balance could limit our flexibility in unexpected circumstances and our ability to award competitive grants in certain situations, such as acquisitions, accelerated hiring activity, opportunities to attract unique and highly qualified talent, and special employee retention matters.

•	If our stockholders approve our request for 13 million shares at the 2010 Annual Meeting, we plan to request an increase to the share reserve at the 2011 annual meeting for an amount that will be sufficient for two years, with the intent of making the next request for additional shares at the 2013 annual meeting.

•	In the first quarter of fiscal 2010, our Compensation Committee introduced performance shares that shall vest over a three-year period, in combination with stock option grants that shall vest over a four-year period, as the annual, on-going long-term incentives for our executive officers. (See “Compensation Decisions for Our NEOs for Fiscal 2010” in the CD&A.)

•	We intend to decrease our annual burn rate and dilution by introducing full-value shares, such as restricted stock units that shall vest over a four-year period, as a component of our broad-based equity program.

•	Stock options granted after September 27, 2009 shall vest over a four-year period. Stock options granted prior to that date vest over a five-year period.

Summary of the 2006 LTIP

The following paragraphs summarize material terms of the 2006 LTIP. This summary is qualified in its entirety by the specific terms of the 2006 LTIP, a copy of which is available to any stockholder upon request.

General

The 2006 LTIP provides for the grant of incentive and nonstatutory stock options, as well as stock appreciation rights, restricted stock, restricted stock units, performance units and shares and other stock-based awards. It is also the source of shares for matching stock awards under the ERMC Plan. Incentive stock options granted under the

2006 LTIP are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the Code). Nonstatutory stock options granted under the 2006 LTIP are not intended to qualify as incentive stock options under the Code.

Purpose

The 2006 LTIP advances the interests of the Company and its stockholders by helping to attract and retain persons of skill and ability to serve the Company and by motivating these individuals to continue their contributions to the growth and profitability of the Company.

Administration

The Board and its designees administer the 2006 LTIP.  The Board interprets the 2006 LTIP, subject to the requirements of the 2006 LTIP. As permitted under the 2006 LTIP, the Board has delegated administration of the 2006 LTIP to the Compensation Committee of the Board. The Compensation Committee determines the recipients of awards, the number of shares subject to each award, the times when an award will become exercisable, the exercise price, the type of consideration to be paid upon exercise and other terms of the award. For awards to persons other than directors or executive officers, the Compensation Committee in turn has delegated administration of the 2006 LTIP to the Management Stock Option Committee, currently comprised of our Chief Executive Officer, President and Executive Vice President, Human Resources, who act pursuant to the guidelines approved by the Compensation Committee. As used herein with respect to the 2006 LTIP, the “Board” refers to the Compensation Committee and the Management Stock Option Committee, in addition to the full Board.

Stock Subject to the 2006 LTIP

A total of 405,284,432 shares are currently reserved for issuance under the 2006 LTIP. As discussed above, we propose to increase the number of shares by 13,000,000 shares, for a total of 418,284,432 shares reserved for issuance under the 2006 LTIP. As of September 27, 2009, 219,510,951 shares are subject to outstanding stock options, 55,000 shares are subject to restricted stock units, 12,092 shares subject to deferred stock units, 1,299 shares subject to dividend reinvestment shares related to the restricted and deferred stock units, and 66,329,392 shares remain available for future grants under the 2006 LTIP. Shares underlying awards that expire, are cancelled or otherwise terminate again become available for grant under the 2006 LTIP, as do shares subject to an award under the ERMC Plan that fail to vest under the terms of that plan.

Shares subject to stock options and stock appreciation rights that include dividend equivalent rights and all other types of awards are charged against the 2006 LTIP share reserve on the basis of three shares for each one share granted. Any shares returned to the reserve will be returned on the same basis as they were originally charged against the share reserve.

Eligibility

Awards other than incentive stock options are generally granted only to our employees and directors. Incentive stock options may be granted only to employees, and only certain executives may participate in the ERMC Plan.

Any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company, or any of its parent or subsidiary corporations, must be granted an incentive stock option at an exercise price that is at least 110% of the fair market value of the Company’s stock on the date of grant, and the term of the option must not exceed five years. The aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options granted under the 2006 LTIP are exercisable for the first time by an optionee during any calendar year (under all our plans and our parent and subsidiary corporations) may not exceed $100,000. In order to permit awards to qualify as “performance-based compensation” under Section 162(m) of the Code, no employee may be granted awards during any fiscal year in excess of the following limits:

•	Stock options and stock appreciation rights: No more than 3,000,000 shares.

•	Restricted stock and restricted stock unit awards vesting based upon the attainment of performance goals: No more than 1,000,000 shares.

•	Performance share awards: No more than 1,000,000 shares for each full fiscal year contained in the performance period of the award.

•	Performance unit awards: No more than $8,000,000 for each full fiscal year contained in the performance period of the award.

The 2006 LTIP provides, in general, a mandatory minimum three-year vesting period, based on the participant’s continued service, for restricted stock awards, restricted stock unit awards, performance awards or stock-based awards based on the full value of shares of stock. These vesting rules do not apply to shares granted under the ERMC Plan or to a maximum of 2% of the shares reserved under the 2006 LTIP, which may be issued as awards to non-employee directors. Performance awards generally are subject to achievement of performance goals over a performance period no shorter than 12 months. Acceleration of awards under the 2006 LTIP occurs only in connection with death, disability or a Change-in-Control (as defined under “Effect of Certain Corporate Events”).

Stock Options and Stock Appreciation Rights

The following is a general description of the terms of options and stock appreciation rights that may be awarded under the 2006 LTIP. Individual grants may have different terms, subject to the overall requirements of the 2006 LTIP.

Exercise Price; Payment.  The exercise price of incentive stock options under the 2006 LTIP may not be less than the fair market value of the Company’s common stock subject to the option on the date of grant, and in some cases may not be less than 110% of the fair market value on the grant date (see “Eligibility”). As of January 4, 2010, the fair market value (i.e., closing price) of a share of the Company’s common stock was $46.94. The exercise price of nonstatutory stock options and stock appreciation rights may not be less than the fair market value of the Company’s stock subject to the award on the date of grant. The exercise price of options granted under the 2006 LTIP must be paid: (1) in cash, check or a cash equivalent; (2) by tender of shares of common stock of the Company to the Company subject to attestation to the ownership of the shares and to having a fair market value not less than the exercise price; (3) if permitted by the Board, by means of a cashless exercise that complies with applicable securities and other laws; (4) in any other form of payment acceptable to the Board; or (5) by a combination of the above forms of payment.

No Repricing.  The 2006 LTIP does not permit the Company to lower the exercise price of options or stock appreciation rights without stockholder pre-approval.

Exercise.  Options and stock appreciation rights granted under the 2006 LTIP vest in cumulative increments as determined by the Board, provided that the holder’s employment by, or service as a director or consultant to, the Company or certain related entities or designated affiliates, continues from the date of grant until the applicable vesting date. Awards granted under the 2006 LTIP may be subject to different vesting terms, subject to an overall minimum three-year vesting requirement applicable to options and stock appreciation rights issued to participants other than non-employee directors. The Board has the power to accelerate the time during which an award may be exercised, subject to this three-year overall limit.

Term.  The maximum term of options and stock appreciation rights under the 2006 LTIP is 10 years, except for certain incentive stock options with a maximum term of 5 years (see “Eligibility”). The 2006 LTIP provides for the earlier termination of an award due to the holder’s termination of service.

Restrictions on Transfer.  Participants may not transfer incentive stock options granted under the 2006 LTIP, except by will or by the laws of descent and distribution. Participants may not transfer nonstatutory stock options or stock appreciation rights other than: (1) by will or by the laws of descent and distribution; (2) by written designation of a beneficiary taking effect upon the death of the optionee or (3) by delivering written notice to the Company, in a form acceptable to the Company, that the optionee will be gifting the option to certain family members or other specific entities controlled by or for the benefit of such family members, and such other transferees as the Board may approve.

Restricted Stock Units

The Board may grant restricted stock units under the 2006 LTIP, which represent a right to receive shares of the Company’s common stock at a future date determined in accordance with the participant’s award agreement. There is no purchase or exercise price associated with the restricted stock units or the shares issued in settlement of the award. The Board may grant restricted stock unit awards subject to the attainment of one or more performance goals, similar to those described below in connection with performance awards, or may make the awards subject to vesting conditions similar to those for restricted stock awards, as described below. Unless the Board provides otherwise, participants forfeit any unvested restricted stock units upon termination of service. Participants have no voting rights or rights to receive cash dividends with respect to restricted stock unit awards until shares of common stock are issued in settlement of such awards. However, the Board may grant restricted stock units that entitle the holders to receive dividend equivalents, which are rights to receive additional restricted stock units based on the value of any cash dividends the Company pays. A total of 56,085 restricted stock units, including dividend equivalents, have been granted under the 2006 LTIP.

Restricted Stock Awards

The Board may grant restricted stock awards under the 2006 LTIP in the form of either a restricted stock purchase right, an immediate right to purchase common stock, or a restricted stock bonus, for which the participant furnishes consideration in the form of services to the Company. The Board determines the purchase price payable under restricted stock purchase rights, which may be less than the then current fair market value of the Company’s common stock. Restricted stock awards may be subject to vesting conditions based on such service or performance criteria as the Board specifies, including the attainment of one or more performance goals similar to those described below in connection with performance awards. Participants may not transfer shares acquired pursuant to a restricted stock award until the shares vest. Unless otherwise provided by the Board, participants forfeit any unvested shares of restricted stock upon termination of service. Participants holding restricted stock generally may vote the shares and receive any dividends paid; however, such distributions are subject to the same restrictions as the original award.

Performance Awards

The Board may grant performance awards subject to the fulfillment of conditions and the attainment of performance goals over such periods as the Board determines in writing and sets forth in a written agreement between the Company and the participant. To the extent compliance with Section 162(m) of the Code is desired, a committee comprised solely of “outside directors” under Section 162(m) must act with respect to performance awards, and “Board” as used in this section shall include this committee. These awards may be designated as performance shares or performance units. Performance shares and performance units are unfunded bookkeeping entries generally having initial values equal to the fair market value of a share of stock determined on the grant date and a value set by the Board, respectively. Performance awards specify a predetermined amount of performance shares or performance units that may be earned by the participant to the extent that one or more predetermined performance goals are attained within the predetermined performance period. To the extent earned, performance awards may be settled in cash, shares of common stock (including shares of restricted stock) or a combination thereof.

Prior to the start of the applicable performance period, or as permitted pursuant to Section 162(m) of the Code, the Board establishes one or more performance goals applicable to the award. Performance goals are based on the attainment of specified target levels with respect to one or more selected measures of business or financial performance. Performance goals may be based on one or more of the following measures: revenues, gross margin, operating margin, operating income, earnings before tax, earnings before interest, taxes, depreciation and amortization, net income, expenses, the market price of the Company’s common stock, earnings per share, return on stockholder equity, return on capital, return on net assets, economic value added, market share, customer service, customer satisfaction, safety, total stockholder return, free cash flow or other measures as determined by the Board. The degree of attainment of performance measures may be calculated in accordance with GAAP, industry usage or other formulations determined by the Board in its discretion. For example, performance goals may be established and calculated without regard to the accrual or payment of performance awards and may be based on pro forma formulations of these performance measures, as determined by the Board in its discretion.

Following completion of the applicable performance period, the Board certifies in writing the extent to which a participant has attained the applicable performance goals and the resulting value of the participant’s award. The Board retains the discretion to eliminate or reduce, but not increase, the amount that would otherwise be payable to a participant who is a “covered employee” within the meaning of Section 162(m) of the Code. However, no such reduction may increase the amount correspondingly paid to any other participant. The Board may make positive or negative adjustments to performance award payments to participants other than covered employees to reflect individual job performance or other factors. In its discretion, the Board may provide for the payment of dividend equivalents with respect to cash dividends paid on the Company’s common stock to a participant awarded performance shares. The Board may provide for performance award payments in lump sums or installments. If any payment is to be made on a deferred basis, the Board may provide for the payment of dividend equivalents or interest during the deferral period.

Unless otherwise provided by the Board, if a participant terminates service due to death or disability prior to completion of the applicable performance period, the final award value is determined at the end of the performance period on the basis of the performance goals attained during the entire performance period, but is prorated for the number of months of the participant’s service during the performance period. If a participant’s service terminates prior to completion of the applicable performance period for any other reason, the participant forfeits the performance award, unless the Board determines otherwise. Participants may not sell or transfer a performance award, other than by will or the laws of descent and distribution, prior to the end of the applicable performance period.

Deferred Compensation Awards

The 2006 LTIP authorizes the Board to establish a deferred compensation award program in addition to the ERMC Plan. If and when implemented, participants designated by the Board who are officers, directors or members of a select group of highly compensated employees may elect to receive an award of deferred stock units, in lieu of compensation otherwise payable in cash or in lieu of cash or shares of common stock issuable upon the exercise or settlement of stock options, stock appreciation rights, performance shares or performance unit awards. Each such stock unit represents a right to receive one share of common stock at a future date determined in accordance with the participant’s award agreement. Deferred stock units are fully vested upon grant and settled by distribution to the participant of a number of whole shares of common stock equal to the number of stock units subject to the award upon the earlier of the date on which the participant separates from service or a specific date elected by the participant at the time of his or her election to receive the deferred stock unit award. A holder of deferred stock units has no voting rights or other rights as a stockholder until shares of common stock are issued to the participant in settlement of the stock units. However, participants holding deferred stock units may receive dividend equivalents credited in the form of additional stock units as determined by the Board. Prior to settlement, deferred stock units may not be assigned or transferred other than by will or the laws of descent and distribution. A total of 12,306 fully vested deferred stock units, including dividend equivalents, have been granted to non-employee directors in lieu of their annual cash retainer.

Other Stock-Based Awards

The 2006 LTIP permits the Board to grant other awards based on the Company’s stock or on dividends paid on its stock.

Effect of Certain Corporate Events

In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the Company, the 2006 LTIP provides for appropriate adjustments in the number and class of shares subject to the 2006 LTIP and to any outstanding awards, in the Section 162(m) of the Code per employee grant limit (see “Federal Income Tax Information — Potential Limitation on Company Deductions”), and in the exercise price per share of any outstanding awards. Any fractional share resulting from an adjustment is rounded down to the nearest whole number, and at no time will the exercise price of any option or stock appreciation right be decreased to an amount less than par value of the stock subject to the award.

Change-in-Control.  If a Change-in-Control occurs, the surviving, continuing, successor or purchasing corporation or parent corporation thereof may either assume the Company’s rights and obligations under the outstanding awards or substitute substantially equivalent awards. However, if an outstanding award is not assumed or replaced, the 2006 LTIP provides that the vesting and exercisability of the award shall accelerate, effective 10 days prior to the Change-in-Control. Awards that are not assumed, replaced or exercised prior to the Change-in-Control will terminate. The 2006 LTIP defines a “Change-in-Control” of the Company as any of the following events upon which the stockholders of the Company immediately before the event do not retain immediately after the event, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the event, direct or indirect beneficial ownership of more than 50% of the total combined voting power of the stock of the Company, its successor or the corporation to which the assets of the Company were transferred: (1) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of the Company’s voting stock; (2) a merger or consolidation in which the Company is a party; (3) the sale, exchange or transfer of all or substantially all of the assets of the Company; or (4) a liquidation or dissolution of the Company.

Duration, Amendment and Termination

The Board may amend or terminate the 2006 LTIP at any time. If not earlier terminated, the 2006 LTIP expires on the tenth anniversary of the date it was originally approved by the stockholders. No amendment authorized by the Board will be effective unless approved by the stockholders of the Company if the amendment would (1) increase the number of shares reserved under the 2006 LTIP; (2) change the class of persons eligible to receive incentive stock options; or (3) modify the 2006 LTIP in any other way that requires stockholder approval under applicable law.

Awards Granted to Certain Persons

The aggregate number of shares of common stock subject to awards granted to certain persons under the 2006 LTIP in the last completed fiscal year are as follows: (1) Paul E. Jacobs, Chief Executive Officer, 915,000 shares; (2) William E. Keitel, Executive Vice President and Chief Financial Officer, 375,000 shares; (3) Steven R. Altman, President, 545,000 shares; (4) Len J. Lauer, Executive Vice President and Chief Operating Officer, 295,000 shares; (5) Steven M. Mollenkopf, Executive Vice President and President, Qualcomm CDMA Technologies, 295,000 shares; (6) all current executive officers as a group, an aggregate of 3,445,000 shares; (7) all current directors who are not executive officers as a group, an aggregate of 122,500 shares; and (8) all employees, including current officers who are not executive officers, as a group, an aggregate of 37,272,190 shares.

Federal Income Tax Information

The following discussion is intended to be a general summary only of the federal income tax aspects of awards granted under the 2006 LTIP and not of state or local taxes that may apply to awards under the 2006 LTIP. Tax consequences may vary depending on particular circumstances, and administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Participants in the 2006 LTIP who are residents of or are employed in a country other than the United States may be subject to taxation in accordance with the tax laws of that particular country in addition to or in lieu of United States federal income taxes.

Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option. Optionees who do not dispose of their shares for at least two years following the date the incentive stock option was granted or within one year following the exercise of the option normally will recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies both such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares either within two years after the date of grant or within one year from the date of exercise (referred to as a “disqualifying disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be treated as a capital gain. If a loss is recognized, it will be a capital loss. A capital gain or loss will be long-term if the optionee’s holding period is more than 12 months. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. The difference between the option exercise price and the fair market value of the shares on the exercise date of an incentive stock option is an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax, which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Nonstatutory Stock Options and Stock Appreciation Rights.  Nonstatutory stock options and stock appreciation rights have no special tax status. A holder of these awards generally does not recognize taxable income as the result of the grant of such award. Upon exercise of a nonstatutory stock option or stock appreciation right, the holder normally recognizes ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the exercise date. If the holder is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option or stock appreciation right, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the holding period of the shares is more than 12 months. The Company generally is entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option or stock appreciation right, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or stock appreciation right or the sale of the stock acquired pursuant to such grant.

Restricted Stock.  A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the “determination date.” The determination date is the date on which the participant acquires the shares unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date on which the shares are acquired. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Performance and Restricted Stock Unit Awards.  A participant generally will recognize no income upon the receipt of a performance share, performance unit or restricted stock unit award. Upon the settlement of such an award, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any substantially vested shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described under “Restricted Stock.” Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the determination date (as defined under “Restricted Stock”), will be taxed as capital gain or loss. The Company generally is entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Deferred Compensation Awards.  A participant generally will recognize no income upon the receipt of a deferred compensation award. Upon the settlement of the award, the participant normally will recognize ordinary income in the year of settlement in an amount equal to the fair market value of the shares received. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the date they were transferred to the participant, will be taxed as capital gain or loss. The Company generally is entitled to a deduction equal to the amount of ordinary income recognized by the participant, except to the extent such deduction is limited by applicable provisions of the Code. Deferred compensation awards, when granted, would generally be subject to the requirements of Section 409A of the Code, which would impose certain restrictions on the timing and form of payment of deferred compensation.

Potential Limitation on Company Deductions.  In accordance with applicable regulations issued under Section 162(m), compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation, provided that: (1) the 2006 LTIP contains a per-employee limitation on the number of shares for which options or stock appreciation rights may be granted during a specified period; (2) the per-employee limitation is approved by the stockholders; (3) the option is granted by a compensation committee comprised solely of outside directors (as defined in Section 162(m) of the Code); and (4) the exercise price of the option or right is not less than the fair market value of the stock on the date of grant. For the above reasons, our 2006 LTIP provides for an annual per employee limitation as required under Section 162(m), and our Compensation Committee is comprised solely of outside directors. Accordingly, options or stock appreciation rights granted by the Compensation Committee qualify as performance-based compensation, and the other awards subject to performance goals may also qualify.

Equity Compensation Plan Information

Information about our equity compensation plans at September 27, 2009 that were either approved or not approved by our stockholders was as follows (number of shares in millions):

	Number of Shares to
	be Issued Upon	Weighted Average	Number of Shares
	Exercise of	Exercise Price of	Remaining Available
Plan Category	Outstanding Options	Outstanding Options	for Future Issuance

Equity compensation plans approved by stockholders (1)	217	$38.31	70	(2)
Equity compensation plans not approved by stockholders	—	—	—
Total (3)	217	$38.31	70

(1)	Consists of six plans: our 1991 Stock Option Plan, 2001 Stock Option Plan, 2006 Long-Term Incentive Plan, 1998 Non-Employee Directors’ Stock Option Plan, 2001 Non-Employee Directors’ Stock Option Plan and the Amended and Restated 2001 Employee Stock Purchase Plan.

(2)	Includes approximately 4 million shares reserved for issuance under the Amended and Restated 2001 Employee Stock Purchase Plan.

(3)	Excludes options assumed in connection with mergers and acquisitions. Approximately 2,523,000 shares of our common stock were issuable upon exercise of these assumed options. These options have a weighted average exercise price of $27.37 per share. No additional options may be granted under these assumed arrangements.

Required Vote and Board Recommendation

The affirmative vote of a majority of the votes cast at the Annual Meeting, at which a quorum is present, either in person or by proxy, is required to approve the proposed amendment to the 2006 LTIP discussed above. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have the authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not have any effect on the outcome of the proposal.

Should stockholder approval not be obtained, then the proposed amendments will not be implemented, and the 2006 LTIP will continue in effect pursuant to its current terms.

The Board believes that the proposed amendment to the 2006 LTIP is in the best interests of the Company and its stockholders for the reasons stated above. THEREFORE, THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE PROPOSED AMENDMENT TO THE 2006 LTIP FOR THE INCREASE IN THE SHARE RESERVE BY 13,000,000 SHARES.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP as our independent public accountants for the fiscal year ending September 26, 2010, and the Board has directed that management submit the selection of independent public accountants for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited our consolidated financial statements since we commenced operations in 1985. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent public accountants is not required by our Amended and Restated Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Fees for Professional Services

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for the years ended September 27, 2009 and September 28, 2008 and fees for other services rendered by PricewaterhouseCoopers LLP during those periods.

	Fiscal 2009	Fiscal 2008

Audit fees (1)	$5,369,000	$4,993,000
Audit-related fees (2)	2,708,000	1,916,000
All other fees (3)	8,000	11,000

Total	$8,085,000	$6,920,000

(1)	Audit fees consist of fees for professional services rendered for the audit of our annual consolidated financial statements and review of the interim condensed consolidated financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings. Audit fees also include fees for professional services rendered for the audits of the effectiveness of our internal control over financial reporting.

(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “audit fees.” This category includes fees principally related to field verification of royalties from licensees.

(3)	All other fees were comprised of fees related to technical publications purchased from the independent public accountant.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Public Accountants

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent public accountants. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a budget. The Audit Committee has delegated pre-approval authority to certain committee members when expedition of approval is necessary. The independent public accountants and management periodically report to the full Audit Committee regarding the extent of services provided by the independent public accountants and the fees for the services performed to date. All services rendered by PricewaterhouseCoopers LLP during fiscal 2009 and 2008 were pre-approved by the Audit Committee.

Required Vote and Board Recommendation

The affirmative vote of a majority of the votes cast at the meeting at which a quorum is present, either in person or by proxy, is required to approve this proposal. Abstentions will be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 26, 2010.

STOCK OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of December 14, 2009 by: (i) each director and nominee for director; (ii) each of our executive officers named in the “Summary Compensation Table” under “Executive Compensation and Related Information” (the Named Executive Officers or NEOs); and (iii) all of our executive officers and directors as a group. Based on currently available Schedules 13D and 13G filed with the SEC, we do not know of any beneficial owners of more than 5% of our common stock.

	Amount and Nature of
	Beneficial Ownership (1)
	Number of	Percent of
Name of Beneficial Owner	Shares	Class

Paul E. Jacobs (2)	5,337,295	*
William E. Keitel (3)	1,369,511	*
Steven R. Altman (4)	2,203,754	*
Len J. Lauer (5)	581,635	*
Steven M. Mollenkopf (6)	434,755	*
Barbara T. Alexander (7)	50,000	*
Stephen M. Bennett (8)	10,000	*
Donald G. Cruickshank (9)	87,633	*
Raymond V. Dittamore (10)	127,200	*
Thomas W. Horton (11)	2,200	*
Irwin Mark Jacobs (12)	25,417,856	1.52%
Robert E. Kahn (13)	283,300	*
Sherry Lansing (14)	22,333	*
Duane A. Nelles (15)	271,140	*
Brent Scowcroft (16)	533,499	*
Marc I. Stern (17)	665,474	*
All Executive Officers and Directors as a Group (24 persons) (18)	41,294,645	2.44%

*	Less than 1%.

(1)	This table is based upon information supplied by officers and directors. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 1,673,577,965 shares outstanding on December 14, 2009, adjusted as required by rules promulgated by the SEC.

(2)	Includes 790,696 shares held in family trusts, 745,538 shares held in Grantor Retained Annuity Trusts for the benefit of Dr. Paul Jacobs and his spouse and 119,946 shares held for the benefit of Dr. Paul Jacobs’s children. Dr. Paul Jacobs disclaims beneficial ownership for all the shares held in trust for the benefit of his children. Also includes 3,680,115 shares issuable upon exercise of options exercisable within 60 days of which 804,546 are held in trusts for the benefit of Dr. Paul Jacobs and/or his spouse and 431,768 are held by Dr. Paul Jacobs’s spouse.

(3)	Includes 1,369,917 shares issuable upon exercise of options exercisable within 60 days.

(4)	Includes 132,088 shares held in family trusts and 2,071,666 shares issuable upon exercise of options exercisable within 60 days.

(5)	Includes 1,053 shares held jointly with his spouse and 580,582 shares issuable upon exercise of options exercisable within 60 days. Mr. Lauer submitted his resignation from his positions with the Company in December 2009.

(6)	Includes 434,401 shares issuable upon exercise of options exercisable within 60 days.

(7)	Includes 5,000 shares held in family trusts and 50,000 shares issuable upon exercise of options exercisable within 60 days. Excludes 3,056 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(8)	Includes 10,000 shares held jointly with his spouse. Excludes 2,856 fully vested deferred stock units and dividend equivalents that settle on December 31, 2020.

(9)	Includes 8,200 shares held in a pension plan pursuant to which Sir Donald Cruickshank has voting rights and discretion over the holdings in the plan. Also includes 79,433 shares issuable upon exercise of options exercisable within 60 days.

(10)	Includes 7,400 shares held in family trusts and 119,800 shares issuable upon exercise of options exercisable within 60 days. Excludes 4,584 fully vested deferred stock units and dividend equivalents that settle on December 31, 2020.

(11)	Includes 2,200 shares held jointly with his spouse.

(12)	Includes 3,862,152 shares held in family trusts and 18,607,412 shares held in Grantor Retained Annuity Trusts for the benefit of Dr. Irwin Jacobs and his spouse. Dr. Irwin Jacobs shares voting power with his spouse for shares owned through these trusts. Also includes 2,948,292 shares issuable upon exercise of options exercisable within 60 days, of which 411,881 shares are held by Dr. Irwin Jacobs’s spouse.

(13)	Includes 159,800 shares issuable upon exercise of options exercisable within 60 days.

(14)	Includes 2,245 shares held in family trusts and 20,088 shares issuable upon exercise of options exercisable within 60 days.

(15)	Includes 111,340 shares held in family trusts and 159,800 shares issuable upon exercise of options exercisable within 60 days.

(16)	Includes 372,699 shares held in Grantor Annuity Trusts for the benefit of Mr. Scowcroft and 159,800 shares issuable upon exercise of options exercisable within 60 days.

(17)	Includes 284,500 shares held by the Beatrice B. Corporation of which Mr. Stern is the president and sole owner, 240,585 shares owned through a grantor trust, of which Mr. Stern is the trustee. Also includes 140,389 shares issuable upon exercise of options exercisable within 60 days. Includes 525,085 shares pledged by Mr. Stern. Excludes 3,616 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(18)	Includes 15,814,178 shares issuable upon exercise of options exercisable within 60 days for all directors and executive officers as a group. Also includes 525,085 shares pledged by one director. Excludes 70,197 deferred stock units, restricted stock units and related dividend equivalents.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater-than-10-percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, all Section 16(a) filing requirements were complied with during fiscal 2009, except for the following: a late Form 4 was filed to report a grant of phantom stock under the Executive Retirement Matching Contribution Plan (the ERMC Plan) for Mr. Altman in fiscal 2009; a late Form 5 was filed to report a gift by Mr. Altman in fiscal 2006; three late Forms 4 were filed to report a sale of shares and distributions from a Grantor Retained Annuity Trust by Dr. Paul Jacobs in fiscal 2009 that were reported late by his broker; a Form 5 was filed to report a late transaction for the distribution of shares to Dr. Irwin Jacobs from the ERMC Plan and the related sale of shares to cover taxes on the distribution upon his transition from being an employee of the Company in fiscal 2009; and a late Form 5 was filed to report a gift by Dr. Irwin Jacobs in fiscal 2009 that was reported late by his broker.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

None of the members of our Compensation Committee are, or have been, employees or officers of the Company. During fiscal 2009, no member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K. During fiscal 2009, none of our executive officers served on the compensation committee (or equivalent) or board of another entity whose executive officer(s) served on our Compensation Committee or Board.

CERTAIN RELATIONSHIPS AND RELATED-PERSON TRANSACTIONS

Our code of ethics states that our executive officers and directors, including their immediate family members, are charged with avoiding situations in which their personal, family or financial interests conflict with those of the Company. In accordance with its charter, the Audit Committee is responsible for reviewing and approving related-person transactions between the Company and any directors or executive officers. The Compensation Committee reviews compensation-related transactions with directors or executive officers (such as base salary and annual cash incentives). Any request for us to enter into a transaction with an executive officer or director, or any of such person’s immediate family members or affiliates, which would be reportable as a related-person transaction, must be presented to our Audit Committee for review and approval. In considering the proposed agreement, our Audit Committee will consider the relevant facts and circumstances and the potential for conflicts of interest or improprieties.

During fiscal 2009, we employed the family members of certain directors and executive officers. Those employees whose compensation exceeded $120,000 are discussed below, all of whom were adults who did not live with the related director or executive officer. Each family member is compensated according to our standard practices, including participation in our employee benefit plans generally made available to employees of a similar responsibility level. We do not view any of the directors or executive officers as having a beneficial interest in the described transactions that is material to them or the Company. Moreover, none of the following directors or executive officers believe that they have a direct or indirect material interest in the employment relationships of the listed family members. Options were granted under our 2006 Long-Term Incentive Plan and have exercise prices that were equal to the closing price of our stock on the date of grant. Such options vest according to the following schedule: 10% of the shares subject to the option vest on the six-month anniversary of the date of grant, with ratable monthly vesting over the remaining five-year vesting period. Generally, vesting is contingent upon continued service with the Company. Options granted under any of our stock option plans have a term of 10 years.

Dr. Paul E. Jacobs and Jeffrey A. Jacobs are the sons of Dr. Irwin Mark Jacobs, a director of the Company. Dr. Paul Jacobs serves as our Chairman and Chief Executive Officer (CEO). Dr. Paul Jacobs was compensated as described below under the heading “Executive Compensation and Related Information.”

Dr. Irwin Mark Jacobs serves as a director of the Company. Dr. Irwin Jacobs served as an executive officer of the Company through March 3, 2009 and earned $321,111 in base salary during fiscal 2009.

Jeffrey A. Jacobs served as Executive Vice President and Chief Marketing Officer through July 8, 2009 and earned $169,714 in base salary during fiscal 2009.

Duane A. Nelles’s son, Duane A. Nelles III, serves as Vice President, Business Development. During fiscal 2009, Duane A. Nelles III earned $227,307 in base salary and $107,000 in cash incentives and received a stock option grant for 11,500 shares of our stock at an exercise price of $34.99 per share and a second grant for 20,000 shares at an exercise price of $41.36 per share.

Steven R. Altman’s brother, Jeffrey S. Altman, serves as Vice President, Business Development. Jeffrey Altman earned $185,423 in base salary and $45,000 in cash incentives during fiscal 2009 and received a stock option grant for 3,500 shares of our common stock at an exercise price of $34.99 per share and a second grant for 5,500 shares at an exercise price of $41.36 per share.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis (CD&A) with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in our 2010 Proxy Statement.

COMPENSATION COMMITTEE

Stephen M. Bennett, Chair
Brent Scowcroft
Marc I. Stern

COMPENSATION DISCUSSION AND ANALYSIS

In this section we discuss and analyze our compensation program and the specific amounts of compensation paid to our Chief Executive Officer (CEO), Chief Financial Officer (CFO) and the other three most highly compensated executive officers for fiscal 2009. Collectively, we refer to these individuals as the “Named Executive Officers” or the “NEOs.” They are:

•	Dr. Paul E. Jacobs, Chairman and CEO, has 19 years of service with Qualcomm and has been CEO since July 2005 and Chairman since March 2009.

•	Mr. William E. Keitel, Executive Vice President (EVP) and CFO, has 13 years of service with Qualcomm and has been CFO since February 2002.

•	Mr. Steven R. Altman, President, has 20 years of service with Qualcomm and has been President since July 2005.

•	Mr. Len J. Lauer, EVP and Chief Operating Officer (COO), has 3 years of service with Qualcomm and had been COO since August 2008. In December 2009, Mr. Lauer submitted his resignation from his positions with the Company.

•	Mr. Steven M. Mollenkopf, EVP and President, Qualcomm CDMA Technologies (QCT), has 15 years of service with Qualcomm and has been President, QCT since August 2008.

Summary for Fiscal 2009

We paid for performance.  Our pay-for-performance approach encourages our NEOs to achieve our annual financial objectives and build value for long-term stockholders.

In fiscal 2009, global demand for 3G-enabled products and services remained strong despite the economic environment. We reduced our selling, general and administrative expenses and staffing levels while continuing to grow our research and development program. We achieved 98% of our pro forma revenues objective and 107% of our adjusted pro forma operating income objective. Compared to fiscal 2008, pro forma revenues were down 7% and adjusted pro forma operating income was down 11%. Because we place more relative weight on adjusted pro forma operating income performance relative to pro forma revenues performance, our annual cash incentive program was funded at 25% more than the target incentive for meeting our financial performance objectives.

Dr. Jacobs’s fiscal 2009 annual cash incentive was $3.6 million, which was 28% more than the target annual cash incentive of $2.8 million. The annual cash incentives for the other NEOs ranged from approximately 10% to 31% more than their respective target annual cash incentives. With the exception of Dr. Jacobs and Mr. Mollenkopf, the annual cash incentives for fiscal 2009 were less than the annual cash incentives for fiscal 2008. At the beginning of fiscal 2009, the Compensation Committee increased Dr. Jacobs’s base salary and target annual cash incentive (expressed as a percentage of base salary) to position his target annual cash compensation at the median of our peer group. This higher target amount contributed to Dr. Jacobs’s fiscal 2009 annual cash incentive being more than the $2.9 million he received for fiscal 2008. Mr. Mollenkopf’s fiscal 2008 annual cash incentive reflected his partial-year tenure as President of QCT and therefore was less than his fiscal 2009 annual cash incentive.

The stock options our NEOs received during the first quarter of fiscal 2009 were granted at an option exercise price of $35.66, the closing price of our stock on the date of grant. The closing price of our stock on the last day of fiscal 2009 was $44.70, a 25% appreciation from the price on the grant date. These options become fully vested five years after the grant date and have a 10 year term.

We continued to enhance our compensation program structure.  We introduced the following two enhancements to our compensation program, both of which were effective on January 1, 2009:

•	We established a policy that the Company would not pay the tax liability associated with reimbursements to our NEOs for non-business-related benefits related to financial, estate and tax planning services.

•	We adopted a cash incentive compensation repayment (“claw back”) policy that applies to our NEOs and other executive officers. See “Other Key Policies and Practices” below.

We continued the foundation of our compensation program.  The foundation of our compensation program includes the following features, which have been in place for several years:

•	Our program philosophy, design and practices ensure consistent leadership, decision-making and actions among our NEOs in a manner that requires innovation, execution and partnering without taking inappropriate or unnecessary risks.

•	Maximum amounts are established that may be awarded from our annual cash incentive program and we maintain stock ownership guidelines so that we do not encourage excessive risk-taking.

•	Our compensation program for NEOs consists of four components: (1) base salary; (2) annual cash incentives; (3) long-term incentives in the form of stock options; and (4) benefits.

•	We balance our compensation program to include: (1) a fixed component of base salary with variable components of annual cash incentives and long-term incentives; and (2) annual components of base salary and cash incentives with a long-term component in the form of stock options.

•	Approximately 90% of our NEOs’ compensation is performance-based and realized only if we achieve our annual financial performance objectives and our stock price increases above the option exercise price over the option term.

•	Our NEOs and other executive officers do not have guaranteed severance agreements or employment contracts, and we do not have a predefined severance policy or plan for the involuntary termination of employees.

•	Our compensation program is subject to a thorough process that includes Compensation Committee review and approval of program design and practices; the advice of an independent, third-party compensation consultant engaged by the Compensation Committee who does no other work for management; and long-standing, consistently applied practices with respect to the timing and pricing of stock option grants.

Compensation Program Objectives and What We Reward

Our compensation program has five primary objectives:

•	Align the interests of our NEOs and long-term stockholders;

•	Pay for performance;

•	Deliver pay that is competitively reasonable and appropriate for our business needs and circumstances;

•	Be tax efficient for the Company; and

•	Reflect high standards for corporate governance and compensation-related risk management.

Our compensation program rewards our NEOs when they achieve our annual financial performance objectives, build stockholder value and maintain long-term careers with Qualcomm. We reward these three aspects so that the executive team will make annual and long-term decisions that appropriately consider opportunities and risks and result in consistent financial performance, product innovation and collaboration within Qualcomm and with its customers and suppliers.

Risk Management

The following practices ensure consistent leadership, decision-making and actions among our NEOs in a manner that requires innovation, execution and partnering without taking inappropriate or unnecessary risks:

•	The financial performance objectives of our annual cash incentive program are the budgeted objectives that are reviewed and approved by the Board of Directors.

•	We generally use the same financial performance measures for our annual cash incentive programs for the NEOs, other executive officers, non-officer executives (senior vice presidents and vice presidents) and non-executive employees.

•	Our variable compensation awards (annual cash incentives and long-term incentives in the form of stock options) are at the discretion of the Compensation Committee and not formulaic.

•	We have a policy that requires repayment of any cash incentive amount based on financial results that were subsequently restated when the executive officer engaged in theft, dishonesty or intentional falsification.

•	The financial opportunity in our long-term incentive program is best realized through long-term appreciation of our stock price, which also mitigates excessive short-term risk-taking.

•	Because of our stock ownership guidelines, our NEOs could lose significant value if our stock price were exposed to inappropriate or unnecessary risks.

•	We balance short- and long-term decision-making with the annual cash incentive program and stock options that vest over a number of years.

Key Components of Our NEO Compensation Program

The following three tables summarize the key components of our NEO compensation program. The first table includes the principal components of our pay-for-performance approach. The second table includes benefit programs that are available only to our NEOs and other employees in vice president or senior vice president roles. The third table includes benefit programs that are generally available to all of our U.S.-based employees, including our NEOs.

Principal Components of our Pay-for-Performance Approach (1)

Component	Purpose	Form	Pay-for-Performance	Comment

Base salary	Provide sufficient competitive pay to attract and retain experienced and successful executives.	Cash	Adjustments to base salary consider individual performance and contributions to the business, as well as competitive practices and internal comparisons.	Annual fixed cash compensation. Base salary reflects the employee’s level of responsibility, expertise, skills, knowledge and experience.

Annual cash incentive	Encourage and reward valuable contributions to our annual financial performance objectives.	Cash	The potential amount that may be awarded varies relative to the degree to which we achieve our annual pro forma revenues and pro forma operating income objectives and the extent to which the NEO contributes to strategic and operational objectives.	Annual variable cash compensation. The Compensation Committee, at its sole discretion, determines the amount of the annual cash incentive each year.

Long-term incentive	Encourage and reward building long-term stockholder value. Align interests of NEOs and stockholders. Retain NEOs through the potential of long-term wealth creation.	Stock options	The potential appreciation in our stock price above the option exercise price motivates our NEOs to build stockholder value. NEOs may realize an amount only if our stock price appreciates over the option term.	Long-term variable stock-based compensation. The Compensation Committee, at its sole discretion, determines the number of stock options awarded each year. We encourage stock ownership through guidelines applicable to all of our executive officers.

(1)	All of our employees receive a base salary and are eligible to participate in our annual cash incentive program and substantially all of our employees are eligible to participate in our long-term incentive programs.

Other Components of Our Compensation Program Available Only to U.S.-Based Executive-Level
Employees

Component	Purpose	Form	Comment

Nonqualified deferred compensation	Provide a tax-efficient retirement savings opportunity. Encourage retention and building long-term stockholder value through a Company contribution in the form of Qualcomm stock (Match Shares).	Qualcomm stock (Match Shares)	We match 50% of a participant’s deferred base salary and/or cash incentive, up to a maximum of 20% of the aggregate of a participant’s base salary and annual cash incentive, less the 401(k) Plan maximum match contribution limit, in the form of Qualcomm stock (Match Shares). The Match Shares are subject to a four-year vesting schedule.

Supplemental health care	Attract and retain executive-level employees.	Limited coverage above the basic health plan	For each NEO and eligible dependent, the supplemental health plan provides a maximum annual coverage limit of $7,500 above the basic health plan coverage.

Financial planning reimbursement	Attract and retain executive-level employees. Assist NEOs to efficiently manage time.	Reimbursement of actual expenses incurred for financial, estate and tax planning	Annual maximum reimbursement of up to $12,500 for the Chairman and CEO and the President and up to $8,000 for the other NEOs. We do not pay the tax liability associated with the reimbursement (i.e., no “gross up”) effective January 1, 2009.

Additional life insurance	Attract and retain executive-level employees.	Additional coverage, above the amount provided to all employees	The additional coverage is $1 million for the Chairman and CEO and $750,000 for the other NEOs.

Use of corporate aircraft for personal travel	Facilitate flexible travel arrangements and security.	Imputed taxable income	Our NEOs are not allowed to reimburse the Company for the cost for personal flights or for the incremental cost of non-business guests because we do not operate our aircraft on a “for hire” basis under applicable Federal Aviation Administration regulations.

Other Components of Our Compensation Program Available to All U.S.-Based Employees

Component	Purpose	Form	Comment

Tax qualified deferred compensation	Provide a tax-efficient retirement savings opportunity. Attract and retain employees.	401(k) Plan	The 401(k) Plan is a voluntary, tax-qualified deferred compensation plan. We match employee contributions in cash using a tiered structure in order to encourage participation among all employees.

Employee Stock Purchase Plan (ESPP)	Encourage long-term stock ownership and align employee and stockholder interests. Attract and retain employees.	Qualcomm stock	A tax-qualified, voluntary ESPP available to all U.S.-based employees. (We also make a non-tax-qualified ESPP available to employees based in other countries provided we are able to comply with local regulations.) Annual purchases are limited to $25,000 per employee, through payroll deductions, including the purchase price discount. The purchase price is equal to 85% of the lower of: (1) the fair market value (FMV) on the first day of the six-month offering period or (2) the FMV on the last day of the six-month offering period.

Charitable contribution match	Encourage and extend employees’ support of cultural, educational and community non-profit organizations.	Matching cash paid to the charitable organization	We match 100% of employee contributions, up to predefined maximum amounts, to qualified tax-exempt non-profit organizations, excluding organizations that further religious doctrine, exclusionary organizations and/or political non-profit organizations. The maximum annual amount we will match is based on the employee’s job level. We will match up to $125,000 for our Chairman and CEO and the President and up to $100,000 annually for the other NEOs.

Entertainment and charitable events	Reward and recognize employee contributions and employee team building.	Tickets/passes to attend various events	We purchase tickets to various sporting, civic, cultural, charity and entertainment events for business purposes. If not used for business purposes, we may make these tickets available to our employees, including our NEOs, as a form of reward and recognition.

Post-Employment Compensation

We do not have employment agreements.  We employ all U.S.-based employees, including our NEOs, “at will,” without severance agreements or employment contracts. This is consistent with our objective of providing compensation related to individual contributions that improve our market leadership, competitive advantage and stockholder value. It enables our Board to terminate employment with discretion as to the terms and conditions of any separation.

We do not have a pre-defined severance plan.  We do not have a pre-defined severance plan covering the involuntary termination of employees, including the NEOs. While a portion of unvested stock options may be accelerated in certain severance situations under the provisions of our stock option plans, we do not accelerate unvested stock options in the event of an involuntary “for cause” termination. Such terminations may involve theft, dishonesty, falsification, actions that are detrimental to the Company, conviction of a criminal act that impairs the performance of duties required by the Company or violation of a material Company policy.

Treatment of unvested stock options following involuntary termination without good cause.  We accelerate 10% of unvested stock options under certain involuntary terminations that are not for cause, subject to execution of a general release of claims. The award agreements for stock options granted on or after September 28, 2009, provide for accelerating 10% of unvested stock options plus a prorated amount based on the months of service since the last vesting tranche. We made this change concurrent with changes to our standard vesting schedule from five-year vesting to four-year vesting and from monthly vesting following the initial vesting tranche to six-month vesting following the initial vesting tranche.

Treatment of unvested stock options following a change-in-control.  If a change-in-control (as defined in our 2006 Long-Term Incentive Plan (LTIP)) occurs and our outstanding stock options are not assumed or substituted with a substantially similar award, the Compensation Committee may accelerate the vesting of all outstanding stock options. In addition, our stock option agreements include a “double trigger” in which vesting of stock options is accelerated if, within 24 months after a change-in-control, the stock option recipient is involuntarily terminated for any reason other than for cause or if the stock option recipient voluntarily resigns “for good reason” (as defined in the stock option award agreements).

Determining the Amount of Compensation for Our NEOs

The amount of compensation we provide our NEOs is intended to be:

•	Competitively reasonable and appropriate for our business needs and circumstances. We consider competitive compensation practices by other companies as reference points that the Compensation Committee may use for comparative purposes. We do not target specific benchmark percentiles.

•	Internally fair and equitable relative to roles, responsibilities and work relationships. Management and the Compensation Committee may consider certain business and individual factors to evaluate internal fairness and equity. We do not attempt to establish specific internal relationships among the NEOs.

•	Variable from year-to-year based on the Company’s performance and individual performance (“pay-for-performance”). Our annual cash incentive program and long-term incentives provide compensation to our NEOs that is only realizable when we achieve our financial performance objectives and the price of its stock appreciates above the stock option exercise price during the option term.

•	Tax efficient to the Company and executives. Our compensation programs are designed and administered to comply with sections 162(m) and 409A of the Internal Revenue Code.

We consider competitive compensation practices.  One objective of our compensation program is to provide amounts that are competitively reasonable and appropriate in the talent market for our business needs and circumstances. We conduct analyses using compensation data disclosed in SEC filings for the purpose of establishing reference points (i.e., the statistical median and the 75th percentile) that we use to compare our NEOs’ compensation to that provided by peer companies.

Peer companies for fiscal 2009.  The Compensation Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc. (FWC), identified potential peer companies that had all of the following characteristics with regard to Qualcomm:

•	Principal business in a related industry segment;

•	Broadly similar in revenues and market capitalization;

•	Comparable performance-based compensation model; and

•	Commonly used as peers of peers (i.e., the peer companies disclosed by the companies we used as peers).

Peer Companies for Fiscal 2009 (1)

Adobe Systems	Amazon	Apple
Applied Materials	AT&T	Broadcom
Cisco	Comcast	Corning
Dell	eBay	Electronic Arts
EMC	Google	Hewlett Packard
IBM	Intel	Microsoft
Motorola	NVIDIA	Oracle
Sprint Nextel	Texas Instruments	Time Warner
United Technologies	Verizon	Viacom
Walt Disney	Yahoo!

(1)	This list does not include the same companies for comparison of our stock performance.

Peer Company Data for Fiscal 2009 (1)
(Dollars in billions)

				Qualcomm’s
	Range	Median	Qualcomm	Percentile

Market Capitalization	$10.4 - $264.8	$47.5	$66.8	62nd
Revenues (trailing four quarters)	$3.2 - $118.9	$23.8	$9.3	24th
Net Income (trailing four quarters)	$(29.6) - $17.0	$2.8	$3.4	55th
1-Year TSR(2)	(65%) - 79%	(2)%	(3)%	48th
3-Year TSR(2)	(31%) - 51%	5%	5%	42nd

(1)	The peer company data reported was as of April 2008, the time at which FWC prepared the peer company analysis.

(2)	Total shareholder return (TSR) includes gains from increases in stock price and assumes any dividends paid are reinvested. The percentage is calculated by dividing (a) the increase or decrease in the stock price plus the dividends paid during the period by (b) the stock price at the beginning of the period.

We consider business and individual factors.  In addition to compensation amounts that are competitively reasonable and appropriate, we intend for our compensation amounts to be internally fair and equitable relative to roles, responsibilities and relationships among our NEOs. Accordingly, we also consider many other factors in the process of determining compensation levels for each NEO, including:

•	The Compensation Committee’s evaluation of the CEO and other NEOs;

•	Individual performance and contributions to financial goals such as pro forma revenues, pro forma operating income, pro forma net income, free cash flow and pro forma operating expenses;

•	Operational management, such as project milestones and process improvements;

•	Internal working and reporting relationships and our desire to encourage collaboration and teamwork among our NEOs;

•	Individual expertise, skills and knowledge;

•	Leadership, including developing and motivating employees, collaborating within Qualcomm, attracting and retaining employees and personal development;

•	Labor market conditions, the need to retain and motivate the NEO, and the NEO’s potential to assume increased responsibilities and long-term value to the Company; and

•	Information and advice from an independent, third-party compensation consultant engaged by the Compensation Committee.

We do not have a predefined framework that determines which of these factors may be more or less important, and the emphasis placed on specific factors may vary among the NEOs. Ultimately, it is the Compensation Committee’s judgment of these factors, along with competitive data, that form the basis for determining the CEO’s compensation. The Compensation Committee and the CEO follow a similar practice to determine the basis of the other NEOs’ compensation.

We consider tax regulations.  A goal of the Compensation Committee is to comply with the requirements of Internal Revenue Code Sections 162(m) and 409A. Section 162(m) places a $1 million annual limit on the amount that a public company may deduct for compensation paid to the CEO and the other three most highly compensated NEOs, excluding the CFO. We refer to these four executive officers as 162(m) covered officers. The $1 million limit does not apply if the compensation meets Section 162(m) requirements for performance-based compensation (i.e., the compensation is based on pre-established objective performance goals based on criteria approved by stockholders and is determined and administered according to related regulations). Compliance with Section 162(m) did not influence the allocation of compensation among base salary, target annual cash incentives and long-term incentives for fiscal 2009. We designed and administered our fiscal 2009 cash incentive program as cash-denominated performance units granted under the 2006 LTIP to be eligible for tax deductions to the extent permitted by the relevant tax regulations, including Section 162(m). The 2009 cash incentive program established the maximum amounts payable to covered officers, which were not exceeded by the target or actual payments to those individuals. Stock options granted under the 2006 LTIP also qualify as performance-based compensation. From time-to- time, we may pay compensation to our 162(m) covered officers that may not be tax deductible if there are compelling business reasons to do so.

Under Section 409A, amounts deferred by a NEO under a nonqualified deferred compensation plan (such as the ERMC Plan) may be included in gross income when earned and subject to a 20% additional federal tax for the individual, unless the plan complies with certain requirements related to the timing of deferral election and distribution decisions. Nonqualified stock options are generally exempt from Section 409A if the option satisfies certain requirements (i.e., the exercise price is not less than the fair market value of our stock on the grant date, the number of shares subject to the options is fixed on the grant date, and there is no deferral feature beyond exercise). We administer the ERMC Plan and stock option awards in accordance with Section 409A requirements.

Other factors that may influence the amount of compensation for our NEOs.

Consultants and advisors.  The Compensation Committee has the authority to retain and terminate any independent, third-party compensation consultant and to obtain independent advice and assistance from internal and external legal, accounting and other advisors. During fiscal 2009, the Compensation Committee engaged an independent executive compensation consulting firm, FWC, to advise them on compensation matters. FWC reported directly to the Compensation Committee. We did not engage FWC for any additional services during fiscal 2009 beyond its support of the Compensation Committee. Pursuant to this engagement, FWC:

•	Provided information, insights and advice regarding compensation philosophy, objectives and strategy;

•	Recommended peer group selection criteria and identified and recommended potential peer companies;

•	Provided analyses of competitive compensation practices for executive officers and non-employee directors;

•	Provided analyses of aggregate equity compensation spending;

•	Reviewed and commented on recommendations regarding NEO compensation; and

•	Researched and advised the Compensation Committee on specific issues as they arose.

Representatives from FWC attended all Compensation Committee meetings during fiscal 2009 and interacted with the Committee Chair, members of our human resources staff and outside legal counsel prior to and following

Compensation Committee meetings. We paid $181,349 in fees to FWC during fiscal 2009, all for work that was directly in support of the Compensation Committee and execution of its charter.

The Compensation Committee also sought and received advice from our outside legal counsel, DLA Piper. The total rewards management department within our human resources organization supported the Compensation Committee in its work, collaborated with FWC and DLA Piper, conducted analyses and managed our compensation and benefit programs.

Compensation or amounts realizable from prior compensation.  FWC prepared and reviewed with the Compensation Committee an analysis of the carried interest and wealth accumulation of our NEOs based on the current and potential values of their stock options and ownership of our stock. The Compensation Committee and the CEO reviewed these analyses as part of their broader consideration of alignment with stockholder interests and NEO retention and determined that the potential values provide strong alignment between the interests of the NEOs and stockholders. The Compensation Committee also determined to not include the amounts of annual cash incentives and the amounts realized or realizable from prior stock option awards in establishing compensation amounts for fiscal 2009 because annual cash incentives are awarded for fiscal year performance, and stock options are forward-looking long-term incentives awarded as part of the direct compensation that the Compensation Committee establishes each year. The Compensation Committee believes that reducing stock option awards because of prior gains could penalize our executive officers for their long-term service and past performance.

CEO involvement in compensation decisions.  After the end of the fiscal year, the Compensation Committee and the CEO discussed our business performance, his performance and his evaluation of and compensation recommendations for the other NEOs. The Compensation Committee, without the CEO present, determined the CEO’s base salary, annual cash incentive and stock option award. The Compensation Committee also approved the base salaries, annual cash incentives and stock option awards for the other NEOs.

Other Key Policies and Practices

We have a cash incentive compensation repayment (“claw back”) policy.  Effective January 1, 2009, we adopted a policy that would require an executive officer, including a NEO, to repay to us the amount of any annual cash incentive that an executive officer received to the extent that:

•	The amount of such payment was based on the achievement of certain financial results that were subsequently the subject of a restatement that occurs within twelve months of such payment;

•	The executive officer had engaged in theft, dishonesty or intentional falsification of our documents or records that resulted in the obligation to restate; and

•	A lower annual cash incentive would have been paid to the executive officer based upon the restated financial results.

The Compensation Committee is responsible for the interpretation and enforcement of this repayment policy.

We have long-standing practices regarding the timing, grant date and exercise price for stock option awards.  We have a long-standing and consistent practice of awarding annual stock options to the NEOs during the first quarter of our fiscal year. The Compensation Committee approves base salaries, annual cash incentives and stock options at the same time to facilitate consideration of total direct compensation to NEOs. We may award stock options upon hiring a new NEO, and we may award stock options upon a promotion or change in roles and responsibilities of a NEO. The exercise price of all stock options is the fair market value (i.e., closing price) on the grant date and the number of shares subject to the options is fixed on the grant date.

We have stock ownership guidelines.  Our stock ownership guidelines for all of our executive officers, including our NEOs, help ensure that they maintain an equity stake in the Company, and by doing so, appropriately link their interests with those of other stockholders. Only shares actually owned and deferred stock units under the ERMC Plan count towards the equity ownership requirement. Outstanding unexercised stock options do not count towards the requirement. Dr. Jacobs and Messrs. Altman and Keitel are required to achieve these stock ownership levels by September 2011 (five years after the Board of Directors adopted the guidelines). Mr. Mollenkopf is required to achieve these guidelines by May 2013 (five years after becoming an executive officer). If a NEO has not met the guidelines by the deadline, we will require that the NEO, upon a stock option exercise, hold at least 50% of the net shares remaining after required tax withholdings until they meet the minimum guideline. The guidelines are as follows:

Role	Multiple of Base Salary

CEO	5 X
President	3 X
President of QCT	3 X
All other executive officers	2 X

Although no NEO is required to satisfy the guideline until 2011 at the earliest, four of the NEOs (Dr. Jacobs and Messrs. Altman, Keitel and Mollenkopf) have met their ownership guidelines as of September 27, 2009.

Discussion of NEO Compensation for Fiscal 2009

In the first quarter of fiscal 2009, the Compensation Committee determined base salaries, target annual cash incentives and long-term incentives for the NEOs. The Compensation Committee considered information from FWC’s competitive analysis, the business and individual factors described above, tax efficiency and the CEO’s recommendations for the other NEOs in determining these amounts. The “Fiscal 2009 Target Direct Compensation” table reports the base salary, target annual incentive and long-term incentives for NEOs, the resulting target direct compensation (TDC) and how it compares to competitive practice, the portion that is “at risk” and the internal relationship of the CEO to the other NEOs. The Compensation Committee reviewed these relationships but did not use or attempt to establish specific internal compensation relationships among the NEOs.

Fiscal 2009 Target Direct Compensation

		Target Annual		Target Direct	TDC Position	Percent of
	Base	Cash	Long-Term	Compensation	Relative to	TDC “at	CEO TDC
	Salary	Incentive	Incentive	(TDC)	Competitive	risk”	Multiple
	($) (1)	($)	($) (2)	($) (3)	Practice	(%) (4)	(#) (5)

Paul E. Jacobs	1,125,010	2,812,524	12,243,249	16,180,783	At median	93
William E. Keitel	670,010	737,011	5,017,725	6,424,745	At 75th Percentile (P75)	90	2.5
Steven R. Altman	810,014	1,012,518	7,292,427	9,114,959	Between median and P75	91	1.8
Len J. Lauer	660,005	726,005	3,947,277	5,333,287	Slightly below P75	88	3.0
Steven M. Mollenkopf	660,005	726,005	3,947,277	5,333,287	Slightly below P75	88	3.0

(1)	The NEOs’ 2009 base salaries were effective on December 27, 2008.

(2)	These amounts reflect the estimated fair value of stock options granted in fiscal 2009 as determined using a binomial option-pricing model with the following assumptions: 41.7% volatility; 3.0% risk-free interest rate; 1.5% dividend rate; 9.0% post-vesting forfeiture rate and 1.9 suboptimal exercise factor. These are not indicative of whether the NEO will realize the estimated fair value or any financial benefit from the awards. The potential appreciation in our stock price above the exercise price of the stock options, not the estimated fair value used for accounting purposes at the grant date, motivates and retains our NEOs.

(3)	TDC is the sum of base salary, target annual cash incentive and long-term incentive.

(4)	The percent of TDC “at risk” is the sum of the target annual cash incentive and long-term incentive divided by TDC.

(5)	The CEO TDC multiple is the ratio of the CEO’s TDC divided by the individual NEO’s TDC. For example, Dr. Jacobs’s TDC is 2.5 times greater than Mr. Keitel’s TDC.

Fiscal 2009 annual cash incentive program.  During the first quarter of fiscal 2009, the Compensation Committee, after consultation with the CEO and review by the Board of Directors, established pro forma revenues and pro forma operating income objectives for the fiscal 2009 annual cash incentive program. These two pro forma operating objectives were used because they:

•	Focus the executive officer team on overall business growth and profitability;

•	Provide direct linkage between decisions and outcomes; and

•	Are two key factors that influence stockholder value.

Pro forma objectives exclude the Qualcomm Strategic Initiatives (QSI) segment, certain estimated share-based compensation, certain tax items and acquired in-process research and development expense. The Compensation Committee determined that pro forma objectives, rather than objectives based on generally accepted accounting principles (GAAP), enable evaluation of operating results on a consistent and comparable basis. The QSI segment, estimated share-based compensation and certain tax items are excluded because we view such items as unrelated to our operational performance. Acquired in-process research and development is excluded because we view such expense as unrelated to the operating activities of our ongoing business. To encourage profitable growth, we have a 60% relative weighting on pro forma operating income and a 40% relative weighting on pro forma revenues. Prior to fiscal 2009, pro forma earnings before tax (EBT) was used for the earnings measure rather than pro forma operating income. This change was made because, unlike pro forma EBT, pro forma operating income does not include net investment income, which is not related to company operations that is the plan’s performance focus. The major disruptions in U.S. and foreign credit and financial markets that emerged during 2008 could have continued to impact the value of our marketable securities portfolio in a manner that may not have reflected our NEOs’ performance in 2009. Given the unprecedented volatility and the significant judgments involved, establishing appropriate objectives for the performance of our investment portfolio would have been extremely difficult.

The “Fiscal 2009 Annual Cash Incentive Calculation” table below reports our pro forma revenues, pro forma operating income objectives and the adjusted pro forma results for fiscal 2009. We achieved 98% and 107% of our pro forma revenues and adjusted pro forma operating income objectives for fiscal 2009, respectively. These levels of performance, when applied to the formula approved by the Compensation Committee at the beginning of fiscal 2009, resulted in an incentive target multiple of 1.25. (See the narrative under “Grants of Plan-Based Awards” that provides a detailed description of the cash incentive program design and formula.) To calculate each NEO’s performance-adjusted incentive amount, we multiplied (a) the target incentive multiple by (b) the target annual cash incentive. (See the table titled “Fiscal 2009 Company Performance-Adjusted Incentive Amounts.”)

Fiscal 2009 Annual Cash Incentive Calculation

	Adjusted
	Pro Forma		Fiscal 2009						Weighted
	Results		Objective		Achievement		Relative		Achievement
Pro Forma Financial Metric	(000 $)	÷	(000 $)	=	Ratio	×	Weighting	=	Ratio

Revenues	10,386,322		10,650,400		0.98		0.40		0.39
Operating Income (1)	4,093,448		3,818,600		1.07		0.60	+	0.64

							Sum	=	1.03

					Target Incentive Multiple (2,3)				1.25

(1)	Adjusted pro forma results exclude charges related to the Broadcom Corporation (Broadcom) and Korea Fair Trade Commission (KFTC) matters (see below).

(2)	See the section titled “Annual Cash Incentive Program” under the “Grants of Plan-Based Awards” for a discussion of how we calculate the target incentive multiple.

(3)	The target incentive multiple has been rounded to the nearest hundredth.

The fiscal 2009 annual cash incentive program authorized the Compensation Committee to exclude certain items from pro forma revenues and pro forma operating income for calculating financial performance. For fiscal 2009, the Compensation Committee adjusted pro forma operating income to exclude the following items:

•	In April 2009, we entered into a Settlement and Patent License and Non-Assert Agreement with Broadcom. Under the agreement, we agreed to pay Broadcom $891 million through April 2013, of which we recorded a $783 million litigation settlement charge. Fiscal 2009 pro forma operating income was adjusted to exclude this charge. The Compensation Committee determined that it was appropriate to exclude this charge because it was an infrequent item and not indicative of our operating performance, the settlement was consistent with our strategy goal to protect and defend our business model and the exclusion of significant and infrequent items is consistent with our established practices. The Compensation Committee’s consultants, FWC, noted that among large market cap, publicly-traded companies, a sizeable majority do not recognize significant and infrequent items when determining NEO incentive awards.

•	In July 2009, the KFTC announced (although a written decision had not yet been issued as of the date the executives’ annual cash incentives were approved by the Compensation Committee) that it found us to be in violation of South Korean law by offering certain discounts and rebates for purchases of our CDMA chips and that it would levy a fine, for which we recorded a $230 million charge, as well as order us to cease the practices at issue. Fiscal 2009 pro forma operating income was adjusted to exclude this charge. The Compensation Committee determined that it was appropriate to exclude this charge because it was an infrequent item and not indicative of our operating performance, we had not yet been afforded the opportunity to discuss the findings with the KFTC, and we intend to appeal the KFTC findings.

Compared to fiscal 2008, our fiscal 2009 pro forma revenues and adjusted pro forma operating income used to calculate the target incentive multiple were 7% and 11% lower, respectively. The fiscal 2009 target incentive multiple of 1.25 is 21% below the fiscal 2008 target incentive multiple of 1.59. Results of applying the 1.25 target incentive multiple to each NEO’s target annual cash incentive are shown in the following table.

Fiscal 2009 Company Performance-Adjusted Incentive Amounts

	Target				Company
	Annual		Target		Performance-
	Cash		Incentive		Adjusted
	Incentive		Multiple		Incentive
Name	($)	*	(#)	=	($)

Paul E. Jacobs	2,812,524		1.25		3,515,655
William E. Keitel	737,011		1.25		921,263
Steven R. Altman	1,012,518		1.25		1,265,648
Len J. Lauer	726,005		1.25		907,507
Steven M. Mollenkopf	726,005		1.25		907,507

Fiscal 2009 annual stock option awards.  We do not have a formulaic approach for calculating the number of stock options awarded to each NEO. Rather, the Compensation Committee exercises its discretion to award an amount that is reasonable and appropriate after it has considered several factors, including:

•	Individual performance and contributions;

•	Competitive practice among our peer companies;

•	The business and individual factors described earlier;

•	Internal fairness and equitability;

•	The estimated grant date fair value of an equity award; and

•	The resulting target direct compensation when the fair value of the award is combined with base salary and the target annual cash incentive.

Discussion of compensation for Dr. Paul Jacobs, Chairman and CEO.

Dr. Jacobs’s total direct compensation for fiscal 2009 was 6.8% less than his fiscal 2008 amount. During the first quarter of fiscal 2009, the Compensation Committee increased Dr. Jacobs’s base salary to $1,125,010 and his target annual cash incentive to 250% of base salary from 175% for fiscal 2008 to position his target annual cash compensation near the median of our peer group. At Dr. Jacobs’s request, the Compensation Committee reduced his base salary by 25% to an annual rate of $843,752, effective February 14, 2009. His voluntary reduction was in conjunction with several company-wide cost-containment initiatives that included foregoing the non-executive employees’ semi-annual merit increase in the Spring of 2009 and the executive level employees’ annual merit increase in the fall of 2009. At the time the Compensation Committee reduced Dr. Jacobs’s base salary, it determined that his base salary would be readjusted to the previous amount of $1,125,010 at the beginning of fiscal 2010 and that the fiscal 2009 annual cash incentive would be calculated based on the original salary level, not the voluntarily reduced amount. The stock option award granted in November 2008 (see the “Grants of Plan-Based Awards” table) had a grant date fair value of $12.2 million. This, combined with the total cash compensation of $4.6 million, resulted in total direct compensation of $16.8 million.

Total Direct Compensation

	Fiscal 2009	Fiscal 2008	Change
	($)	($)	(%)

Base salary	964,427	1,112,218	(13.3)
Annual cash incentive	3,600,000	2,900,000	24.1

Total cash compensation	4,564,427	4,012,218	13.8
Annual stock option award (grant date fair value)	12,243,249	14,021,335	(12.7)

Total direct compensation	16,807,676	18,033,553	(6.8)

After the end of fiscal 2009, the Compensation Committee awarded Dr. Jacobs a fiscal 2009 annual cash incentive of $3.6 million. This was approximately 24% more than the $2.9 million annual cash incentive he received for fiscal 2008 due to the increases in base salary and target annual cash incentive described above. In determining Dr. Jacobs’s annual cash incentive, the Compensation Committee considered the performance-adjusted incentive amount of $3.5 million and his leadership in the following accomplishments:

•	We demonstrated strong operating performance, driven by continued 3G growth, execution in our chipset business and disciplined management of operating expenses.

•	We further developed our capabilities of innovation, execution, partnership, leadership and employee development and retention, and our culture of high performance. We continued our strong investments in research and development, while reducing other operating expenses in a recessionary climate.

•	We returned $1.38 billion to stockholders in the form of cash dividends and the repurchase of our common stock and grew our cash, cash equivalents and marketable securities portfolio from $11.3 billion to $17.7 billion.

•	We continued to identify and develop strategies to increase future revenues and stockholder value. We are extending the life of CDMA with DO Rev A and B, 1x Advanced and HSPA+ and enhancing our multimedia capabilities through the acquisition of certain graphics and multimedia technology assets, intellectual property and resources.

•	We reached a global settlement and multi-year patent agreement with Broadcom Corporation that ended all pending litigation between our companies.

•	We continued to build positive strategic partnerships. We formed the nPhase joint venture with Verizon Wireless, furthered our Wireless Reach initiative that brings the benefits of connectivity to developing communities and created the West Wireless Health Institute, one of the world’s first medical research organizations dedicated to advancing health and well-being through the use of wireless technologies.

Discussion of compensation for Mr. Keitel, CFO.

Mr. Keitel’s total direct compensation for fiscal 2009 was 18% less than his fiscal 2008 amount. During the first quarter of fiscal 2009, the Compensation Committee increased Mr. Keitel’s base salary from the 2008 level. Base salary includes vacation match payments payable under our vacation policy. The stock option award granted in November 2008 (see the “Grants of Plan-Based Awards” table) had a grant date fair value of $5.0 million. This, combined with the total cash compensation of $1.6 million, resulted in total direct compensation of $6.7 million.

Total Direct Compensation

	Fiscal 2009	Fiscal 2008	Change
	($)	($)	(%)

Base salary	684,004	689,707	(0.8)
Annual cash incentive	950,000	1,150,000	(17.4)

Total cash compensation	1,634,004	1,839,707	(11.2)
Annual stock option award (grant date fair value)	5,017,725	6,272,703	(20.0)

Total direct compensation	6,651,729	8,112,410	(18.0)

After the end of fiscal 2009, the Compensation Committee awarded Mr. Keitel a fiscal 2009 annual cash incentive of $950,000. This was approximately 17% less than the $1.2 million annual cash incentive he received for fiscal 2008, primarily due to the lower target incentive multiple. In determining Mr. Keitel’s cash incentive, the Compensation Committee considered Dr. Jacobs’s assessment of Mr. Keitel’s performance, the performance-adjusted incentive amount of $921,263 and his leadership in the following accomplishments:

•	We demonstrated strong operating performance and remain well positioned to drive innovation with our strong balance sheet and operating cash flow while maintaining our focus on overall operating expenses.

•	We maintained our excellence with accounting quality and transparent, robust disclosures.

•	We achieved excellent returns on our substantial cash and marketable security holdings despite the worldwide credit crisis, ending fiscal 2009 with a net unrealized gain of $674 million following a $1.5 billion portfolio appreciation in the second half of the fiscal year.

•	We successfully completed an Internal Revenue Service (IRS) audit for 2005 through 2007, and we recorded a tax benefit of $155 million as a result of tax audits. We continued to progress towards being a member of the IRS’s elite Compliance Assurance Process (a real-time audit process) and remain on target to be fully compliant with our fiscal 2009 tax return.

•	We upheld best practices for earnings conference calls, analyst meetings and full disclosure, demonstrated by being recognized as one of the top companies for investor relations and financial management.

Discussion of compensation for Mr. Altman, President.

Mr. Altman’s total direct compensation for fiscal 2009 was 14% less than his fiscal 2008 amount. During the first quarter of fiscal 2009, the Compensation Committee increased Mr. Altman’s base salary from the 2008 level to $810,014. At Mr. Altman’s request, the Compensation Committee reduced his base salary by 25% to an annual rate of $607,506, effective February 14, 2009. His voluntary reduction was in conjunction with several company-wide cost-containment initiatives that included foregoing the non-executive employees’ semi-annual merit increase in the Spring of 2009 and the executive level employees’ annual merit increase in the fall of 2009. At the time the Compensation Committee reduced Mr. Altman’s base salary, it determined that his base salary would be readjusted to the previous amount of $810,014 at the beginning of fiscal 2010 and that the fiscal 2009 annual cash incentive would be calculated based on the original salary level, not the voluntarily reduced amount. The stock option award granted in November 2008 (see the “Grants of Plan-Based Awards” table) had a grant date fair value of $7.3 million.

This, combined with the total cash compensation of $2.0 million, resulted in total direct compensation of $9.3 million.

Total Direct Compensation

	Fiscal 2009	Fiscal 2008	Change
	($)	($)	(%)

Base salary	708,045	817,351	(13.4)
Annual cash incentive	1,260,000	1,475,000	(14.6)

Total cash compensation	1,968,045	2,292,351	(14.1)
Annual stock option award (grant date fair value)	7,292,427	8,486,598	(14.1)

Total direct compensation	9,260,472	10,778,949	(14.1)

After the end of fiscal 2009, the Compensation Committee awarded Mr. Altman a fiscal 2009 annual cash incentive of $1.3 million. This was approximately 15% less than the $1.5 million annual cash incentive he received for fiscal 2008 primarily due to the lower target incentive multiple. In determining Mr. Altman’s cash incentive, the Compensation Committee considered Dr. Jacobs’s assessment of Mr. Altman’s performance, the performance-adjusted incentive amount of $1.27 million and his leadership in the following accomplishments:

•	Mr. Altman demonstrated leadership in the negotiations with Broadcom Corporation that resulted in a global settlement and multi-year patent agreement and ended all pending litigation between our companies.

•	Mr. Altman provided oversight and active participation in several negotiations that resulted in new technology license agreements for various wireless technologies.

•	Mr. Altman exhibited leadership and guidance on various acquisitions and participation in discussions with carriers.

•	Mr. Altman participated in discussions with government agencies and political leaders regarding important patent reform and standards issues critical to our licensing program.

Discussion of compensation for Mr. Lauer, EVP & COO.

Mr. Lauer’s total direct compensation for fiscal 2009 was 20% less than his fiscal 2008 amount. During the first quarter of fiscal 2009, the Compensation Committee increased Mr. Lauer’s base salary from the 2008 level to recognize his expanded responsibilities following his promotion to COO in August 2008. The stock option award granted in November 2008 (see the “Grants of Plan-Based Awards” table) had a grant date fair value of $3.9 million. This, combined with the total cash compensation of $1.4 million, resulted in total direct compensation of $5.4 million.

Total Direct Compensation

	Fiscal 2009	Fiscal 2008	Change
	($)	($)	(%)

Base salary	637,123	545,632	16.8
Annual cash incentive	800,000	1,000,000	(20.0)

Total cash compensation	1,437,123	1,545,632	(7.0)
Annual stock option award (grant date fair value)	3,947,277	5,165,755	(23.6)

Total direct compensation	5,384,400	6,711,387	(19.8)

After the end of fiscal 2009, the Compensation Committee awarded Mr. Lauer a fiscal 2009 annual cash incentive of $800,000. This was approximately 20% less than the $1.0 million annual cash incentive he received for fiscal 2008 due to the lower target incentive multiple. In determining Mr. Lauer’s cash incentive, the Compensation

Committee considered Dr. Jacobs’s assessment of Mr. Lauer’s performance, the performance-adjusted incentive amount of $907,507 and his leadership in the following accomplishments:

•	We formed the nPhase joint venture with Verizon Wireless for Global Smart Services (machine-to-machine) business.

•	We repositioned FLO TV for expanded devices, distribution and entry into direct-to-consumer markets.

•	We repositioned BREW to an open, multi-platform application suite with Plaza and secured initial customers América Móvil and TIM Brazil.

•	We obtained multiple design wins for mirasol displays and continued our focus on color architecture and our entry into high-end devices and larger screen sizes.

•	We enhanced our brand and relationships with key stakeholders, including growing chip share and service agreements with European operators and successful involvement with GSMA.

Discussion of compensation for Mr. Mollenkopf, EVP and President of QCT.

Mr. Mollenkopf’s total direct compensation for fiscal 2009 was 72% more than his fiscal 2008 amount. During the first quarter of fiscal 2009, the Compensation Committee increased Mr. Mollenkopf’s base salary from the 2008 level to recognize his expanded responsibilities following his promotion to President of QCT in August 2008. The stock option award granted in November 2008 (see the “Grants of Plan-Based Awards” table) had a grant date fair value of $3.9 million. This, combined with the total cash compensation of $1.6 million, resulted in total direct compensation of $5.5 million.

Total Direct Compensation

	Fiscal 2009	Fiscal 2008	Change
	($)	($)	(%)

Base salary	637,123	346,038	84.1
Annual cash incentive	950,000	800,000	18.8

Total cash compensation	1,587,123	1,146,038	38.5
Annual stock option award (grant date fair value)	3,947,277	2,072,118	90.5

Total direct compensation	5,534,400	3,218,156	72.0

After the end of fiscal 2009, the Compensation Committee awarded Mr. Mollenkopf a fiscal 2009 annual cash incentive of $950,000. This was approximately 19% more than the $800,000 annual cash incentive he received for fiscal 2008, primarily due to the increases in his base salary and resulting target annual cash incentive. In addition, Mr. Mollenkopf’s fiscal 2008 annual cash incentive reflected his tenure as President of QCT for only a portion of the fiscal year. In determining Mr. Mollenkopf’s annual cash incentive, the Compensation Committee considered Dr. Jacobs’s assessment of Mr. Mollenkopf’s performance, the performance-adjusted incentive amount of $907,507 and his leadership in the following accomplishments:

•	QCT achieved strong financial performance shipping 317 million MSMs and delivering $6.1 billion in revenues and $1.4 in earnings before tax, despite challenging market conditions.

•	QCT continued its industry leadership, demonstrated by being recognized as the top fabless company, the top wireless chip company and the seventh largest semiconductor company worldwide in revenue.

•	QCT demonstrated leadership in cellular products, with UMTS volume increasing 24% over fiscal year 2008 and the commercialization of the industry’s first 65nm UMTS and CDMA integrated radios.

•	QCT was a leader in connectivity and wireless modules, with Gobi 2000 designed into 105 notebook models and the launch of inGeo on Sprint Nextel Corporation’s network.

•	QCT was a leader in consumer and computer products, with the introduction of the smartbook category, penetration in the eBook segment and over 40 design wins for Snapdragon.

•	QCT strengthened our multimedia and software teams through the acquisition of AMD’s handheld team, the hiring of key new leaders, as well as architectural and organizational improvements.

Compensation Decisions for Our NEOs for Fiscal 2010

This section provides an update to compensation decisions and actions we made after the end of fiscal 2009. The Compensation Committee reviewed a competitive compensation analysis prepared by its compensation consultant, FWC, during the fourth quarter of fiscal 2009. The Compensation Committee met on November 9, 2009 and approved base salary, target annual cash incentives and long-term incentives that are summarized in the “Fiscal 2010 Compensation Decisions” table below.

During the past several years, we have monitored the evolution of our peer companies’ practices from a stock options only approach to a portfolio approach when providing equity to their NEOs. In previous years, the Compensation Committee had determined that stock options were the preferred equity vehicle to align the interests of our NEOs’ with our stockholders’ interests and to appropriately encourage, engage and retain our NEOs. We believe this has been an effective strategy and has benefitted our NEOs and all of our employees along with our long-term stockholders.

Starting in fiscal 2010, the Compensation Committee established a strategy to implement a portfolio approach for equity compensation for executive officers. Fiscal 2010 is a transition year that includes grants of stock options and performance-based stock units. The stock options have a 10-year term and vest 12.5% at the end of each six-month period over four years. The performance-based stock units are designed to award a variable amount of Qualcomm shares based on the relative performance of our total shareholder return compared to the NASDAQ 100. If our total shareholder return matches that of the NASDAQ 100, the NEO will receive 100% of the award amount. The maximum number of shares that may be earned is 125% of the award amount if our specified formula for total shareholder return on Company stock is 150% or greater than that of the NASDAQ 100. The minimum number of shares that may be earned is 75% of the award amount if our relative total shareholder return is 50% or less than that of the NASDAQ 100. The performance period is three years, from November 2, 2009 to October 31, 2012, and the performance-based stock units cliff-vest at the end of the performance period. The Compensation Committee, after consulting with Dr. Paul Jacobs and FWC, determined that this performance-based approach was appropriate based on the following considerations:

•	The performance-based stock units are consistent with our stock option program because they align the interests of our NEOs and our stockholders and also provide the additional advantage of providing a retention tool under certain circumstances. Our past practice of granting only stock options may not provide the necessary ability to retain employees compared to our labor market competitors who have granted full-value shares in prior years, during periods in which the price of our stock may be volatile or flat, and stock options may not consistently provide retention value.

•	We intend to further develop measures for performance shares to be implemented in fiscal 2011.

We believe we continue to offer an attractive capital investment opportunity to our stockholders. Providing a portfolio of stock-based compensation vehicles to our NEOs and other employees enables us to focus on certain strategic compensation objectives, including:

•	Better managing our equity burn rate (the number of shares awarded during the year divided by total common shares outstanding) while we increase our staffing levels and maintain a broad-based equity program in which substantially all of our employees are eligible to receive equity awards;

•	Better balancing of our NEOs’ equity portfolios, especially in times of high market volatility and when increases to our stock price may be constrained by external factors such as challenges to our business model; and

•	Reinforcing our already strong capability to attract, retain and engage highly talented executives.

The Compensation Committee met on December 15, 2009 and, based on discussions with the CEO, CFO and following review by the Board, approved pro forma revenues and pro forma operating income objectives for the fiscal 2010 annual cash incentive program.

•	The pro forma revenues and pro forma operating income objectives are within the range we provided in our initial fiscal year earnings guidance of $10.5 billion to $11.3 billion and $4.0 billion to $4.5 billion, respectively.

•	Pro forma operating income is weighted 60% and pro forma revenues are weighted 40%, consistent with fiscal 2009.

We believe the relative difficulty of achieving the fiscal 2010 objectives is consistent with the difficulty of achieving the fiscal 2009 objectives given the uncertain global economic conditions, which may lower consumer demand for our products and services and negatively affect our revenues and operating results.

Fiscal 2010 Compensation Decisions

		Annual Target	Stock	Performance-Based
	Base Salary	Cash Incentive	Options	Stock Units
Name	($) (1)	($)	(#)	(#)

Paul E. Jacobs	1,125,010	2,812,524	395,250	153,980
William E. Keitel	670,010	837,512	150,350	58,570
Steven R. Altman	810,014	1,134,020	231,500	90,190
Len J. Lauer (2)	660,005	726,005	113,150	44,090
Steven M. Mollenkopf	700,003	770,004	134,150	52,270

(1)	The NEOs’ 2010 base salaries were effective on December 26, 2009.

(2)	Mr. Lauer submitted his resignation from his positions with the Company in December 2009.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

The following tables, narratives and footnotes describe the total compensation and benefits for our NEOs for fiscal 2009. The values presented in the tables do not always reflect the actual compensation received by our NEOs during the fiscal year. In the narratives and footnotes, we disclose values actually realized by the NEOs.

Summary Compensation Table

Base Salary.  We have a long-standing practice of establishing NEOs’ base salaries concurrent with the calendar year. Salary increases during fiscal 2009 were effective on December 27, 2008. Thus, the base salaries reported in this table reflect approximately three months of earnings at the calendar 2008 rates and approximately nine months of earnings at the calendar 2009 rates. We reported the calendar year 2009 base salaries in the CD&A and noted that both Dr. Jacobs and Mr. Altman voluntarily asked that their base salaries be reduced by 25% during a portion of fiscal 2009. Base salary for certain NEOs as presented in this table includes vacation match payments payable under our vacation policy.

Bonus.  The amounts in this column represent discretionary bonuses to the NEOs including amounts received under our patent award program and new hire bonuses. We disclose the annual cash incentives in the “Non-Equity Incentive Plan Compensation” column.

Stock Awards.  The amounts in this column represent the fair value of fully vested, unrestricted stock awarded as part of the fiscal 2007 annual cash incentive program or the estimated fair value of restricted stock units recognized by us for accounting purposes as share-based compensation expense in fiscal 2009 because service was provided during fiscal 2009. The estimated fair value amounts were determined based on the fair value of our stock on the date of grant.

Option Awards.  Option awards granted to NEOs include annual grants, promotion grants and new hire grants. The amounts in this column represent the estimated fair value of stock option awards recognized by us for accounting purposes as share-based compensation expense in fiscal 2009 because service was provided during fiscal 2009. The stock options that vested in fiscal 2009 were awarded in fiscal 2009 and in prior years under our 2001 Stock Option Plan and our 2006 LTIP. The estimated fair value amounts were determined using option-pricing models and are not indicative of whether the NEO has or will realize the estimated fair value or any financial benefit from the award. See the “Grants of Plan-Based Awards” table for details on the stock option awards granted to the NEOs during fiscal 2009.

Non-Equity Incentive Plan Compensation.  The amounts in this column represent cash awards under our annual cash incentive program. The relevant performance period was fiscal 2009. The Compensation Committee approved the annual cash incentives after the end of fiscal 2009; the NEOs received payment of their fiscal 2009 annual cash incentives in November 2009. See the CD&A section and the “Grants of Plan-Based Awards” table and narrative for a description of the incentive program mechanics.

Change in Pension Value and Nonqualified Deferred Compensation Earnings.  We do not offer a pension plan or other defined benefit retirement plan. The amounts in this column represent the combined earnings from the ERMC Plan (see the “Voluntary Retirement Savings Plans” section in the CD&A). Earnings include the change in the fair values of investments held in the ERMC Plan and the fair values of the Match Shares as established on the match date that vested under the ERMC Plan during fiscal 2009, as well as dividend earnings on the vested shares. We do not provide above-market or preferential earnings on deferred compensation, nor do we provide dividends on stock in the ERMC Plan at a rate higher than dividends on our common stock. These values do not represent actual compensation realized by the NEOs in fiscal 2009 because deferred compensation is not realized until it is paid to the NEO.

All Other Compensation.  See the “All Other Compensation” table for an itemized account of all other compensation.

Summary Compensation Table

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($) (1)	($)	($)	($)	($)	($)	($)

Paul E. Jacobs,	2009	964,427	6,750	—	13,713,263	3,600,000	(4,489)	616,462	18,896,413
Chairman and	2008	1,112,218	9,000	—	12,035,760	2,900,000	(1,170,816)	524,462	15,410,624
Chief Executive Officer	2007	1,063,467	13,200	131,671	10,802,060	1,000,000	1,380,976	691,858	15,083,232
William E. Keitel,	2009	684,004	—	—	5,989,983	950,000	178,576	264,197	8,066,760
Executive Vice	2008	689,707	—	—	5,538,239	1,150,000	(500,489)	145,764	7,023,221
President and Chief Financial Officer	2007	659,321	—	—	5,208,739	715,000	602,519	165,724	7,351,303
Steven R. Altman,	2009	708,045	—	—	9,811,093	1,260,000	98,963	388,633	12,266,734
President	2008	817,351	1,500	—	9,151,305	1,475,000	(293,772)	367,080	11,518,464
	2007	862,813	—	—	8,720,428	765,100	649,780	372,469	11,370,590
Len J. Lauer,	2009	637,123	300,000	—	4,103,664	800,000	140,765	193,742	6,175,294
Executive Vice President and Chief Operating Officer
Steven M. Mollenkopf,	2009	637,123	—	434,167	2,636,525	950,000	42,195	61,487	4,761,497
Executive Vice President and President, QCT

(1)	Dr. Jacobs received $6,750 from our patent award program; Mr. Lauer received $300,000 as a final payment in connection with a recruiting bonus related to his hiring by the Company.

The “All Other Compensation” table provides an itemized account of all other compensation reported in the “Summary Compensation Table.” Any individual item of compensation exceeding $10,000, except as discussed below under “Perquisites and Other Personal Benefits,” have been identified and quantified in accordance with SEC requirements.

All Other Compensation

Perquisites and Other Personal Benefits.  The amounts disclosed represent the full amount of perquisites if the aggregate annual value exceeded $10,000, and each perquisite and other personal benefit is identified by type. If the aggregate annual value of perquisites was less than $10,000, no disclosure was made. We have identified and quantified individual perquisite amounts that exceeded $25,000 or 10% of the aggregate amount of all perquisites for any NEO.

Executive Retirement Matching Contribution Plan.  The amounts disclosed represent the dollar values of common stock used to match up to 10% of the aggregate of the participant’s base salary plus annual cash incentives, less any 401(k) contributions, deferred on a pre-tax basis under the ERMC Plan. The dollar values are based on the average of the fair market value of the stock over the 10 trading days preceding the match date. (See the “Voluntary Retirement Savings Plans” section in the CD&A for a description of the ERMC Plan.)

Charitable Match.  The amounts disclosed represent our matching contributions for NEO contributions to qualified, eligible IRS recognized non-profit organizations.

Company Match on 401(k) Contributions.  The amounts disclosed represent the cash value of our matches to employee contributions to the 401(k) plan.

Life Insurance Premiums.  The amounts disclosed represent the premiums paid for group term life insurance greater than $50,000 and executive life insurance.

All Other Compensation

	Perquisites	Executive
	and Other	Retirement		Company	Life			All Other
	Personal	Contribution	Charitable	Matching 401k	Insurance	Tax		Compensation
	Benefits	Match Plan	Match	Contributions	Premiums	Gross-Ups	Other	Total
Name	($) (1,2)	($)	($)	($)	($)	($) (3)	($)	($)

Paul E. Jacobs	90,681	384,519	125,000	5,325	7,470	3,467	—	616,462
William E. Keitel	—	199,081	45,806	5,875	13,435	—	—	264,197
Steven R. Altman	40,666	212,936	122,500	5,325	7,206	—	—	388,633
Len J. Lauer	16,258	148,084	9,700	5,875	7,210	6,615	—	193,742
Steven M. Mollenkopf	11,086	40,009	900	5,325	3,120	1,047	—	61,487

(1)	The amounts in this column include: Dr. Jacobs — $78,691 for the personal use of our corporate aircraft and $11,990 for financial planning and other insurance premiums; Mr. Altman — for the personal use of our corporate aircraft, financial planning and other insurance premiums; Mr. Lauer — for financial planning and other insurance premiums; and Mr. Mollenkopf — for financial planning and other insurance premiums. Under certain limited circumstances, NEOs may use the corporate aircraft solely for personal purposes. In those instances, the value of the benefit is based on the aggregate incremental cost to the Company. The incremental cost is calculated based on the variable costs to the Company, including fuel costs, mileage, trip-related maintenance, universal weather-monitoring costs, on-board catering, landing/ramp fees and other miscellaneous variable costs. Fixed costs that do not change based on usage, such as pilot salaries and the cost of maintenance not related to specific flights, are excluded.

(2)	We purchase tickets to various sporting, civic, cultural, charity and entertainment events. We use these tickets for business development, partnership building, charitable donations and community involvement. If not used for business purposes, we may make these tickets available to our employees, including our NEOs, as a form of recognition and reward for their efforts. Because we had already purchased these tickets, we do not believe that there is any aggregate incremental cost to us if a NEO uses a ticket for personal purposes.

(3)	Tax gross-up amounts are associated with certain perquisites and other personal benefits paid prior to January 1, 2009, after which we no longer cover estimated tax liabilities on these benefits for NEOs.

Grants of Plan-Based Awards

Annual Cash Incentive Program.  The Compensation Committee approved a target annual cash incentive, expressed as a percentage of base salary, for each NEO. The target annual cash incentive was the potential earnings opportunity for the NEO if we achieved 100% of our financial objectives for pro forma revenues and pro forma operating income. We structured the cash incentive program to provide different potential incentive earnings opportunities at various levels of financial performance. Below are a table and a graphic depiction of the relationship between the percentage of financial performance that is achieved (the Achievement Ratio) and the potential cash incentive opportunity as a percentage of the target annual cash incentive (the Target Incentive Multiple).

Potential Non-Equity Incentive Plan Payout and Associated Financial Performance Levels

	Weighted	Target
	Achievement	Incentive
Potential Payout Level	Ratio (1)	Multiple (2)

Threshold	80	0.30
Target	100	1.00
Maximum	150	2.50

(1)	The weighted achievement ratio is the result from actual financial results achieved for the fiscal year divided by financial objectives established during the first quarter of the fiscal year.

(2)	The target incentive multiple is the percentage of potential cash incentive earnings relative to the target annual cash incentive. The target incentive multiple is applied to each NEO’s target annual cash incentive to calculate the company performance-adjusted incentive amount. For example, if we achieve only 80% of our financial objectives, the NEOs’ target annual cash incentives would be multiplied by 0.30 to calculate the company performance-adjusted incentive amounts.

Relationship between Financial Performance and Potential Cash Incentive Earnings (1)

(1)	Below are the slopes and intercepts for the various segments used to calculate the Target Incentive Multiple from the Weighted Achievement Ratio:

•	Weighted Achievement Ratio from 80% to 95% of the financial performance objective: Target Incentive Multiple = (Weighted Achievement Ratio * 2.2) -1.46.

•	Weighted Achievement Ratio from 95% to 110% of the financial performance objective: Target Incentive Multiple = (Weighted Achievement Ratio * 7.4) -6.4.

•	Weighted Achievement Ratio from 110% to 150% of the financial performance objective: Target Incentive Multiple = (Weighted Achievement Ratio * 1.9) -0.35.

Stock Option Awards.  At its previously scheduled meeting in November 2008, the Compensation Committee approved annual, on-going stock option awards for the NEOs. The grant date was the same date that the Compensation Committee met and approved the awards. The exercise price was the closing price of our stock on the grant date.

The stock options reported are nonqualified stock options granted under the 2006 LTIP. Ten percent of the shares vest six months after the grant date and then in equal monthly installments over the next 54 months, becoming fully vested five years after the grant date. The options have a 10-year term. Generally, vesting is contingent upon continued service with Qualcomm.

The fair value amounts reported in the table below reflect the fair values of stock option awards that were granted in fiscal 2009 as estimated for accounting purposes using a binomial option-pricing model on the grant dates and are not indicative of whether the NEO will realize the estimated fair value or any financial benefit from the award.

Grants of Plan-Based Awards (1)

						All other
						Option	Exercise or
						Awards:	Base	Grant Date
						Number of	Price of	Fair Value of
			Estimated Future Payouts Under			Securities	Stock	Stock
			Non-Equity Incentive Plan Awards			Underlying Stock	Option	Option
	Type of	Grant	Threshold	Target	Maximum	Options	Awards	Awards
Name	Award	Date	($)	($)	($)	(#)	($/Sh)	($) (2)

Paul E. Jacobs	Annual cash incentive program		843,750	2,812,500	7,031,250
	On-going equity award	11/7/2008				915,000	35.66	12,243,249

William E. Keitel	Annual cash incentive program		221,100	737,000	1,842,500
	On-going equity award	11/7/2008				375,000	35.66	5,017,725

Steven R. Altman	Annual cash incentive program		303,750	1,012,500	2,531,250
	On-going equity award	11/7/2008				545,000	35.66	7,292,427

Len J. Lauer	Annual cash incentive program		217,800	726,000	1,815,000
	On-going equity award	11/7/2008				295,000	35.66	3,947,277

Steven M. Mollenkopf	Annual cash incentive program		217,800	726,000	1,815,000
	On-going equity award	11/7/2008				295,000	35.66	3,947,277

(1)	We do not have an equity incentive award program, nor did we award stock or stock units to any NEOs in fiscal 2009; therefore, we did not include these columns in this table.

(2)	These amounts represent the estimated fair values of stock option awards as determined using a binomial option-pricing model and are not indicative of whether the NEO will realize the estimated fair value or any financial benefit from the award. For additional information on the valuation assumptions, refer to Note 1 of our consolidated financial statements in our Annual Report on Form 10-K for the year ended September 27, 2009, as filed with the SEC.

Outstanding Equity Awards at Fiscal Year End

The “Outstanding Equity Awards at Fiscal Year End” table provides information on the current holdings of stock options by the NEOs. All stock options awarded to the NEOs were nonqualified stock options and are exercisable for ten years from the grant date. Thus, the grant date for the stock options reported is ten years prior to the expiration date. We have not granted performance shares, units or other rights to any NEOs in fiscal 2009. Therefore, we did not include columns for these types of awards in this table.

Outstanding Equity Awards at Fiscal Year End

	Option Awards					Stock Awards
			Equity Incentive
			Plan Awards:
	Number of	Number of	Number				Market Value
	Securities	Securities	of Securities			Number of	of Shares or
	Underlying	Underlying	Underlying	Option		Shares or Units	Units of Stock
	Unexercised Options	Unexercised Options	Unexercised	Exercise	Option	of Stock That	That Have Not
	(#)	(#)	Unearned Options	Price	Expiration	Have Not Vested	Vested
Name	Exercisable (1)	Unexercisable	(#)	($)	Date	(#) (2)	($)

Paul E. Jacobs	544,000	—		29.21	11/29/2011
	1,041	—		17.47	11/7/2012
	570,000	30,000		43.62	12/2/2014
	658,657	133,334		33.01	6/30/2015
	690,000	210,000		44.02	11/3/2015
	436,333	333,667		34.83	11/9/2016
	348,333	601,667		37.29	11/11/2017
	152,500	762,500		35.66	11/6/2018

Total	3,400,864	2,071,168

William E. Keitel	32,667	—		22.23	11/27/2013
	380,000	20,000		43.62	12/2/2014
	364,166	110,834		44.02	11/3/2015
	209,666	160,334		34.83	11/9/2016
	155,833	269,167		37.29	11/11/2017
	62,500	312,500		35.66	11/6/2018

Total	1,204,832	872,835

Steven R. Altman	570,000	30,000		43.62	12/2/2014
	193,333	91,667		33.01	6/30/2015
	475,333	144,667		44.02	11/3/2015
	323,000	247,000		34.83	11/9/2016
	210,833	364,167		37.29	11/11/2017
	90,833	454,167		35.66	11/6/2018

Total	1,863,332	1,331,668

Len J. Lauer	275,000	225,000		38.54	12/21/2016
	128,333	221,667		37.29	11/11/2017
	54,166	195,834		52.87	8/3/2018
	49,166	245,834		35.66	11/6/2018

Total	506,665	888,335

Steven M. Mollenkopf	2,100	—		24.84	10/11/2011
	9,334	—		16.20	4/25/2012
	9,817	—		18.00	10/17/2012
	10,834	—		16.47	4/20/2013
	15,500	—		22.44	10/16/2013
	23,800	—		33.02	4/15/2014
	39,333	667		42.16	10/14/2014
	28,266	3,734		33.57	4/14/2015
	25,066	6,934		41.70	10/13/2015
	21,866	10,134		51.48	4/13/2016
	12,333	7,667		34.52	7/27/2016
	14,583	10,417		37.99	10/26/2016
	16,916	18,084		44.63	4/26/2017
	23,000	37,000		41.33	10/25/2017
	19,833	50,167		43.24	4/24/2018
	5,333	14,667		47.35	5/18/2018
	43,333	156,667		52.87	8/3/2018
	49,166	245,834		35.66	11/6/2018
						40,789	1,823,290

Total	370,413	561,972				40,789	1,823,290

(1)	Includes 804,546 options exercisable by a Grantor Retained Annuity Trust for the benefit of Dr. Jacobs and his spouse and 431,768 options exercisable by Dr. Jacobs’ spouse.

(2)	Includes 789 dividend equivalent shares that have not vested.

Option Exercises and Stock Vested During Fiscal 2009

The “Option Exercises and Stock Vested” table provides information on stock option exercises by the NEOs during fiscal 2009.

Option Exercises and Stock Vested (1)

Option Awards
	Number of Shares	Value Realized Upon
	Acquired on Exercise	Exercise
Name	(#)	($)

Paul E. Jacobs	876,000	7,417,784
William E. Keitel	—	—
Steven R. Altman	795,000	4,427,008
Len J. Lauer	—	—
Steven M. Mollenkopf	—	—

(1)	There are no vested restricted stock units for the NEOs; therefore, we did not include these columns in this table.

Nonqualified Deferred Compensation

The “Nonqualified Deferred Compensation” table provides information on the nonqualified deferred compensation of the NEOs. We provide a nonqualified plan. Employees at a certain level are eligible to participate. See the “Retirement Savings Plans” section in the CD&A for a description of the ERMC Plan.

Under the ERMC Plan, we match participants’ contributions to the ERMC Plan with our stock. We provide the match at the end of each calendar quarter for eligible contributions made during that quarter. The number of shares for the match is based on the average closing price of our stock for the last ten trading days in the quarter. The amounts reported as company contributions in the last fiscal year reflect the cash value of the stock matches for the calendar quarters ending in September 2008, December 2008, March 2009 and June 2009. The September 2009 match occurred during fiscal 2010.

The amounts reported as total aggregate earnings in the last fiscal year are the sum of the ERMC Plan aggregate earnings plus the Match Shares aggregate earnings. The Match Shares aggregate earnings in the last fiscal year reflect the difference in the cash value of all vested and unvested Match Shares at the end of fiscal 2009 less their value at the end of fiscal 2008 and the Company’s contributions in fiscal 2009.

Nonqualified Deferred Compensation

			Total
	Executive	Registrant	Aggregate	Aggregate	Aggregate Balance
	Contributions in	Contributions in	Earnings in Last	Withdrawals/	at Last
	Last Fiscal Year	Last Fiscal Year	Fiscal Year	Distributions	Fiscal Year End
Name	($) (1)	($)	($)	($)	($) (2)

Paul E. Jacobs	756,385	384,519	(4,489)	—	8,309,140
William E. Keitel	424,557	199,081	178,576	—	4,194,736
Steven R. Altman	420,109	212,936	98,963	—	6,217,189
Len J. Lauer	305,425	148,084	140,765	—	906,617
Steven M. Mollenkopf	80,000	40,009	42,195	—	320,761

(1)	The amounts disclosed in this column are also reported in the “Summary Compensation Table” with some of the amounts included in the “Base Salary” column for the current year and the remaining amounts included in the “Non-Equity Incentive Plan Compensation” column for the previous fiscal year.

(2)	Includes all vested amounts under the ERMC Plan. Vested amounts attributable to fiscal 2009 are included in the “Summary Compensation Table” in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column.

Potential Post-Employment Payments

We noted in the CD&A that Qualcomm employs all U.S.-based employees, including our NEOs, “at will,” without employment contracts or severance agreements. We do not have a pre-defined involuntary termination severance plan or policy for employees, including the NEOs. Our practice in an involuntary termination situation may include:

•	Salary continuation dependent on the business reason for the termination;

•	Lump-sum payment based on job level and years of service with Qualcomm;

•	Paid health care coverage and COBRA payments for a limited time; and

•	Outplacement services.

The information in the “Potential Payments Upon Termination or Change-in-Control” table describes the compensation that would be payable under specific circumstances if the NEO’s employment had terminated on the last day of fiscal 2009.

The following summarizes the terms that our stock option plans and nonqualified deferred compensation ERMC Plan establish for how unvested options would be treated in the event of death, long-term disability, change-in-control and involuntary termination.

Summary of the Treatment of Unvested Options and Match Shares

Treatment of Unvested Stock
Termination Scenario	Options and Restricted Stock Units	Treatment of Unvested Match Shares

Death	All unvested stock options and restricted stock units would become exercisable and remain exercisable up to one year from the date of death or the expiration date of the grant, whichever is earlier.	All unvested Match Shares would become immediately 100% vested.
Long-Term Disability (LTD)	Stock options and restricted stock units would continue to vest per the original vesting schedule and remain exercisable until the expiration date of the grant.	All unvested Match Shares would become immediately 100% vested.
Change-in-Control	If no stock options and restricted stock units were assumed, all unvested stock options and restricted stock units would become exercisable.	All unvested Match Shares would become immediately 100% vested if at any time within twenty-four months of the change-in-control, the participant’s employment is involuntarily terminated by the employer without cause, or if such employment is voluntarily terminated by the participant with good reason.
Involuntary Termination	Stock options: 10% of unvested stock options may be accelerated under certain, not “for cause” terminations. The accelerated vested stock options could then be exercised up to six months after termination, but in no event later than the expiration date of such options.	All vested shares would be distributed to the ERMC Plan participant. There would be no accelerated vesting of unvested shares.
Restricted stock units: There is no provision for acceleration. Unvested restricted stock units are forfeited.

Potential Payments Upon Termination or Change-in-Control

			Equity Awards		Nonqualified
		Accrued		Restricted Stock	Deferred
		Vacation	Stock Options	Awards/Restricted	Compensation	Total
Name	Termination Scenario	($) (1)	($) (2,3,4,5,6)	Stock Units ($)	($) (6)	($)

Paul E. Jacobs	Death	151,774	16,378,520	—	874,645	17,404,939
	LTD, Change-in-Control	—	16,378,520	—	874,645	17,253,165
	Involuntary Termination	151,774	1,637,864	—	—	1,789,638
William E. Keitel	Death	70,567	6,498,991	—	453,571	7,023,129
	LTD, Change-in-Control	—	6,498,991	—	453,571	6,952,562
	Involuntary Termination	70,567	649,908	—	—	720,475
Steven R. Altman	Death	63,625	10,444,398	—	551,285	11,059,308
	LTD, Change-in-Control	—	10,444,398	—	551,285	10,995,683
	Involuntary Termination	63,625	1,044,448	—	—	1,108,073
Len J. Lauer	Death	66,292	5,250,892	—	292,696	5,609,880
	LTD, Change-in-Control	—	5,250,892	—	292,696	5,543,588
	Involuntary Termination	66,292	525,097	—	—	591,389
Steven M. Mollenkopf	Death	105,617	2,633,543	1,823,290	67,363	4,629,813
	LTD, Change-in-Control	—	2,633,543	1,823,290	67,363	4,524,196
	Involuntary Termination	105,617	263,374	—	—	368,991

(1)	All U.S.-based employees, including the NEOs, are entitled to payouts of accrued vacation upon termination, including death. These amounts are as of September 27, 2009.

(2)	Amounts related to the death, LTD and change-in-control termination scenarios are based on the intrinsic value of unvested stock options that would have become exercisable on September 27, 2009 based on the fair market value of the stock on such date.

(3)	Amounts related to the termination scenario of involuntary termination are based on the intrinsic value of 10% of unvested options assuming acceleration.

(4)	The share-based compensation expense recorded for accounting purposes may differ from the intrinsic value as disclosed in this column.

(5)	The valuation of unvested shares is presented as of September 27, 2009. For the change-in-control termination scenario, we have assumed 100% acceleration of unvested shares under the “double trigger” provision described in the “Summary of the Treatment of Unvested Options and Match Shares” table.

(6)	As of September 27, 2009, all NEOs would receive additional vested shares due to the accelerated vesting schedule described in the “Summary of the Treatment of Unvested Options and Match Shares” table.

Director Compensation

The following table, narrative and notes describe the total compensation and benefits for our non-employee directors for fiscal 2009.

Fees earned or paid in cash.

Annual retainer.  Directors receive an annual retainer of $100,000 paid in equal installments in arrears at the end of each calendar quarter. Directors may elect to receive all, or a portion of, the annual retainer in cash and/or in tax-deferred stock units (DSUs) granted under the 2006 LTIP. The number of DSUs received is based on the fair market value of our common stock (as defined by the 2006 LTIP) on the last trading day of the last month of the quarter. The DSUs generally settle three years from the grant date, unless the director elects to defer further.

Board committee chair retainer.  The chair of the audit committee receives an annual retainer of $17,500 and the chairs of the other committees receive an annual retainer of $10,000.

Meeting fees.  Directors receive $2,000 for each Board meeting attended ($1,000 for telephonic attendance) and $1,500 for each committee meeting (in person or telephonic attendance).

Equity compensation.  The Compensation Committee approves annual stock option awards to each director. The grant date is the date of the annual stockholders’ meeting, and the exercise price is the closing price on the grant date. The options have a one-year cliff vesting with a requirement to hold the options, or the net shares after-tax, for at least three years following the grant date (or for at least six months after leaving the Board, if earlier). Vested options remain exercisable until the earlier of three years following separation from the Board or the expiration of the ten-year option term. We do not grant equity awards at the time a director is elected to the Board.

Nonqualified deferred compensation earnings.  Directors may defer any cash portion of their retainer and meeting fees under the ERMC Plan. Directors who contribute to the ERMC Plan are not eligible to receive Match Shares.

All other compensation.  See the “Director All Other Compensation” table for an itemized account of all other compensation.

Stock ownership requirement.  As discussed under “Majority Voting, Stock Ownership Guidelines and Other Matters,” directors are subject to a stock ownership requirement.

Director Compensation

				Nonqualified
	Fees Earned			Deferred
	or Paid	Stock	Option	Compensation	All Other
	in Cash	Awards	Awards	Earnings	Compensation	Total
Name	($) (1,2,3,4)	($)	($) (5,6)	(Losses) ($)	($)	($)

Barbara T. Alexander	137,000	—	296,622	—	50,000	483,622
Stephen M. Bennett	132,000	—	57,956	—	37,500	227,456
Adelia A. Coffman	13,000	—	—	—	—	13,000
Donald G. Cruickshank	131,500	—	354,635	—	72,704	558,839
Raymond V. Dittamore	150,000	—	320,605	—	10,000	480,605
Thomas W. Horton	103,022	—	18,111	—	50,000	171,133
Irwin Mark Jacobs	69,778	—	3,392,439	(35,435)	125,000	3,551,782
Robert E. Kahn	121,000	—	408,281	(128)	50,000	579,153
Sherry Lansing	133,500	—	301,752	—	50,000	485,252
Duane A. Nelles	133,500	—	320,605	—	49,100	503,205
Brent Scowcroft	122,000	—	177,979	—	50,000	349,979
Marc I. Stern	130,500	—	320,605	25,842	50,000	526,947

(1)	Amounts include the value of DSUs issued in lieu of payment of retainer fees pursuant to elections by directors Ms. Alexander, Messrs. Bennett, Dittamore and Stern. DSUs awarded to Ms. Alexander and Mr. Stern are fully vested and will be settled three years from the grant date. DSUs awarded to Messrs. Bennett and Dittamore are fully vested and will be settled on December 31, 2020.

(2)	Ms. Coffman received $13,000 in fees for attendance at Board of Directors meetings as Director Emeritus and did not receive any other fees or compensation.

(3)	The amount for Dr. Jacobs represents fees earned after March 2009 while he was a non-employee director of the Company.

(4)	At his request, Board fees due to Mr. Nelles are paid to his consulting company.

(5)	These amounts represent the estimated fair values of stock option grants recognized by the Company as share-based compensation expense in fiscal 2009 because service was provided during fiscal 2009. The estimated fair value amounts were determined using option-pricing models and are not indicative of whether the director will realize the estimated fair value or any financial benefits from the award.

(6)	As of September 27, 2009, the directors listed in this table held stock options to purchase the following number of shares (not all of which had vested as of that date: Ms. Alexander, 76,000 shares; Mr. Bennett, 8,000 shares; Sir Donald Cruickshank, 100,000 shares; Mr. Dittamore, 138,000 shares; Mr. Horton, 2,500 shares; Dr. Jacobs, 3,237,877 shares; Dr. Kahn, 178,000 shares; Ms. Lansing, 53,334; Mr. Nelles, 178,000 shares; General Scowcroft, 178,000 shares; and Mr. Stern, 178,000 shares.

The “All Other Compensation” table provides an itemized account of all other compensation reported in the “Directors Compensation Table. Any individual item of compensation exceeding $10,000, except as discussed below under “Perquisites and Other Personal Benefits,” have been identified and quantified in accordance with SEC requirements.

All Other Compensation.

Perquisites and Other Personal Benefits.   We disclosed the full amount of perquisites if the aggregate annual value exceeded $10,000, and each perquisite and other personal benefit is identified by type. If the aggregate annual value of perquisites was less than $10,000, no disclosure was made. We have identified and quantified individual perquisite amounts that exceeded $25,000 or 10% of the aggregate amount of all perquisites for any director. We provide each director a new cellular phone each year as a personal benefit, and these amounts were included as a perquisite.

Charitable gifts matching program.  We will match 100%, up to $50,000 annually, of a director’s contribution to a qualified, eligible IRS recognized non-profit organization.

Director All Other Compensation

	Perquisites and	Charitable
	Other Personal	Matching		All Other
	Benefits	Grant	Tax Gross-ups	Compensation Total
Name and Principal Position	($) (1)	($) (2)	($) (3)	($)

Barbara T. Alexander	—	50,000	—	50,000
Stephen M. Bennett	—	37,500	—	37,500
Adelia A. Coffman	—	—	—	—
Donald G. Cruickshank	13,578	50,000	9,126	72,704
Raymond V. Dittamore	—	10,000	—	10,000
Thomas W. Horton	—	50,000	—	50,000
Irwin Mark Jacobs	—	125,000	—	125,000
Robert E. Kahn	—	50,000	—	50,000
Sherry Lansing	—	50,000	—	50,000
Duane A. Nelles	—	49,100	—	49,100
Brent Scowcroft	—	50,000	—	50,000
Marc I. Stern	—	50,000	—	50,000

(1)	The amount for Sir Donald Cruickshank includes the personal expenses related to his attendance at our annual meeting of stockholders, the related estimated tax liability and a cellular phone.

(2)	The amount for Dr. Jacobs includes matching grants while he was an employee of the Company.

Changes introduced for calendar 2010.  The Compensation Committee reviews our non-employee director compensation practices on an annual basis, which includes an analysis of reported non-employee director compensation practices at the same peer companies used for the Compensation Committee’s evaluation of NEO compensation. The analysis, prepared by FWC, includes prevalent practices for retainers, fees and equity compensation. The analysis conducted for 2010 revealed that prevalent practices among the peer companies and other large-cap companies has shifted to (1) award annual equity grants in the form of full-value restricted stock or DSUs using a fixed dollar value rather than a fixed number of shares and (2) not providing board meeting fees. Our historic practice of awarding a fixed number of stock options to non-employee directors, which had been the prevalent practice among our peer companies, resulted in significant variations in value provided to our directors as a result of fluctuations in our stock price, and this year positioned our directors’ total compensation above the 90th percentile of the peer companies. As a result of these changes in prevailing practices, the Compensation Committee realigned our director compensation program by making the following changes for 2010:

•	Eliminated the Board meeting fee that had been $2,000 per meeting (or $1,000 for telephonic attendance). This represents an annual reduction of $14,000 in non-employee director compensation, based on the recent average of seven Board meetings during the year.

•	Transitioned the annual equity award from a fixed share amount of 14,000 stock options to a fixed value amount of $200,000 in the form of deferred stock units. The DSUs will be fully vested at the next annual stockholder meeting following the grant date and settled at the earlier of three years following the grant date (unless the director voluntarily elects to further defer the settlement date) or separation from the Board.

•	Increased the additional retainer for the Audit Committee Chair from $17,500 to $20,000 and for the Compensation Committee Chair from $10,000 to $15,000, which is consistent with competitive medians.

These changes are intended to align annual compensation closer to the 75th percentile of the peer companies.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in its general oversight of Qualcomm’s financial reporting processes. The Audit Committee Charter describes in greater detail the full responsibilities of the Committee. During each fiscal year, the Audit Committee reviews Qualcomm’s financial statements, management reports, internal control over financial reporting and audit matters. In connection with these reviews, the Audit Committee meets with management and the independent public accountants at least once each quarter. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. These meetings include, whenever appropriate, executive sessions in which the Audit Committee meets separately with the independent public accountants, internal auditors, financial management personnel and legal counsel.

As part of its review of audit matters, the Audit Committee supervises the relationship between the Company and its independent registered public accountants, including: having direct responsibility for their appointment, compensation and retention; reviewing the scope of their audit services; approving audit and non-audit services; and confirming the independence of the independent public accountants. Together with senior members of the Company’s financial management team, the Audit Committee reviewed the overall audit scope and plans of the independent public accountants and the internal auditors, the results of internal and external audit examinations, and evaluations by management and the independent public accountants of the Company’s internal control over financial reporting and the quality of the Company’s financial reporting. Although the Audit Committee has the sole authority to appoint the independent public accountants, the Audit Committee will continue its longstanding practice of recommending that the Board ask the stockholders to ratify the appointment of the independent public accountants at the annual meeting.

In addition, the Committee reviewed key initiatives and programs aimed at maintaining the effectiveness of the Company’s internal and disclosure control structure. As part of this process, the Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing internal audit department staffing levels and steps taken to maintain the effectiveness of internal procedures and controls.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews and discusses the quarterly and annual consolidated financial statements with management, the Company’s internal auditors and the Company’s independent public accountants prior to their issuance. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which is responsible for establishing and maintaining adequate internal control over financial reporting, preparing the financial statements and other reports, and maintaining policies relating to legal and regulatory compliance, ethics and conflicts of interest. PricewaterhouseCoopers LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of our internal control over financial reporting.

The Audit Committee has reviewed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” including a discussion with management and the independent public accountants of the quality (and not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates and judgments and the disclosures in the Company’s financial statements. In addition, the Audit Committee reviewed and discussed with PricewaterhouseCoopers LLP matters related to its independence, including a review of audit and non-audit fees and the written disclosures in the letter from PricewaterhouseCoopers to the Committee required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent public accountant’s communication with the Audit Committee concerning independence. The Audit Committee concluded that PricewaterhouseCoopers LLP is independent from the Company and its management.

Taking all these reviews and discussions into account, the Audit Committee recommended to the Board that the audited financial statements be included in Qualcomm’s Annual Report on Form 10-K for fiscal year 2009, for filing with the SEC.

AUDIT COMMITTEE

Raymond V. Dittamore, Chair
Barbara T. Alexander
Thomas W. Horton

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly submitted before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

A copy of our Annual Report on Form 10-K for fiscal 2009 as filed with the SEC, excluding exhibits, may be obtained by stockholders without charge by request to Investor Relations, 5775 Morehouse Drive, San Diego, California 92121-1714 or by calling 858-658-4813 (or toll-free at 866-658-4813) and may be accessed on our website at http://investor.qualcomm.com/sec.cfm?DocType=Annual&Year=.

Stockholders Sharing the Same Last Name and Address

The Securities and Exchange Commission allows companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our proxy materials, including the Notice of Internet Availability of Proxy Materials, unless the affected stockholder has notified us that they want to continue receiving multiple copies. This practice is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

Householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and mailing address, and you and your spouse each have two accounts containing Qualcomm stock at two different brokerage firms, your household will receive two copies of the Qualcomm proxy materials, one from each brokerage firm. To reduce the number of duplicate sets of proxy materials your household receives, you may wish to enroll some or all of your accounts in our electronic delivery program at http://enroll.icsdelivery.com/qcom.

If you received a householded mailing this year and you would like to have separate copies of our Notice of Internet Availability of Proxy Materials and proxy materials mailed to you, please submit your request to Broadridge ICS, either by calling toll-free (800) 542-1061, or by writing to Broadridge ICS, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. They will promptly send additional copies of our Notice of Internet Availability of Proxy Materials and proxy materials upon receipt of such request. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge ICS. Please note, however, that if you want to receive a paper proxy or voting instruction form or other proxy materials for purposes of this year’s Annual Meeting, you should follow the instructions included in the Notice of Internet Availability that was sent to you. If you received multiple copies of the proxy materials and would prefer to receive a single copy in the future or if you would like to opt out of householding for future mailings, you may contact Broadridge ICS.

By Order of the Board of Directors,

Donald J. Rosenberg
Executive Vice President,
General Counsel and Corporate Secretary

January 13, 2010

APPENDIX 1

Financial Information

The following is certain financial information that was originally filed with the Securities and Exchange Commission (SEC) on November 5, 2009 as part of our Annual Report on Form 10-K for the fiscal year ended September 27, 2009. We have not undertaken any updates or revision to such information since the date it was originally filed with the SEC. Accordingly, you are encouraged to review such financial information together with any subsequent information we have filed with the SEC and other publicly available information.

The financial information contains forward-looking statements regarding our business, financial condition, results of operations and prospects. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in the financial information. Additionally, statements concerning future matters such as the development of new products, enhancements or technologies, sales levels, expense levels and other statements regarding matters that are not historical are forward-looking statements. Although the forward-looking statements reflect our good faith judgment, such statements can only be based on facts and factors known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties. Actual results and outcomes may differ materially from those referred to herein due to a number of factors, including but not limited to risks associated with: the rate of deployment of our technologies in wireless networks and of 3G wireless communications, equipment and services, including CDMA2000 1X, 1xEV-DO, WCDMA, HSPA and OFDMA both domestically and internationally; the current uncertainty of global economic conditions and its potential impact on demand for our products and our marketable securities portfolio; attacks on our business model, including results of current and future litigation and arbitration proceedings, as well as actions of governmental or quasi-governmental bodies, and the costs we incur in connection therewith, including potentially damaged relationships with customers and operators who may be impacted by the results of these proceedings; fluctuations in the demand for products, services or applications based on our technologies; our dependence on major customers and licensees; foreign currency fluctuations; strategic loans, investments and transactions we have or may pursue; our dependence on third-party manufacturers and suppliers; our ability to maintain and improve operational efficiencies and profitability; the development, deployment and commercial acceptance of the MediaFLO USA network and FLO technology; as well as the other risks detailed from time-to-time in our SEC reports.

We incorporated in 1985 under the laws of the state of California. In 1991, we reincorporated in the state of Delaware. We operate and report using a 52-53 week fiscal year ending the last Sunday in September. Our 52-week fiscal years consist of four equal quarters of 13 weeks each, and our 53-week fiscal years consist of three 13-week fiscal quarters and one 14-week fiscal quarter. The financial results for our 53-week fiscal years and our 14-week fiscal quarters will not be exactly comparable to our 52-week fiscal years and our 13-week fiscal quarters. Both of the fiscal years ended September 27, 2009 and September 28, 2008 include 52 weeks. The fiscal year ended September 30, 2007 includes 53 weeks.

Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

Market Information

Our common stock is traded on the NASDAQ Global Select Market under the symbol “QCOM.” The following table sets forth the range of high and low sales prices on the NASDAQ Stock Market of the common stock for the fiscal periods indicated, as reported by NASDAQ. Such quotations represent inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions.

	High ($)	Low ($)

2008
First quarter	43.40	36.60
Second quarter	44.85	35.17
Third quarter	50.82	39.75
Fourth quarter	56.88	37.82
2009
First quarter	45.57	28.16
Second quarter	39.70	32.64
Third quarter	46.73	37.32
Fourth quarter	48.72	42.67

As of November 2, 2009, there were 9,154 holders of record of our common stock. On November 2, 2009, the last sale price reported on the NASDAQ Stock Market for our common stock was $41.81 per share.

Dividends

On March 11, 2008, we announced an increase in our quarterly dividend from $0.14 to $0.16 per share on our common stock. On March 3, 2009, we announced an increase in our quarterly dividend from $0.16 to $0.17 per share of common stock. Cash dividends announced in fiscal 2008 and 2009 were as follows (in millions, except per share data):

			Cumulative
	Per Share	Total	by Fiscal Year

2008
First quarter	$0.14	$228	$228
Second quarter	0.14	227	455
Third quarter	0.16	261	716
Fourth quarter	0.16	266	982

	$0.60	$982

2009
First quarter	$0.16	$264	$264
Second quarter	0.16	264	528
Third quarter	0.17	282	810
Fourth quarter	0.17	283	1,093

	$0.66	$1,093

On October 2, 2009, we announced a cash dividend of $0.17 per share on our common stock, payable on December 23, 2009 to stockholders of record as of November 25, 2009. We intend to continue to pay quarterly dividends subject to capital availability and periodic determinations that cash dividends are in the best interests of our stockholders. Future dividends may be affected by, among other items, our views on potential future capital requirements, including those relating to research and development, creation and expansion of sales distribution channels and investments and acquisitions, legal risks, stock repurchase programs, changes in federal and state income tax law and changes to our business model.

Share-Based Compensation

We primarily issue stock options under our share-based compensation plans, which are part of a broad-based, long-term retention program that is intended to attract and retain talented employees and directors and align stockholder and employee interests.

Pursuant to our 2006 Long-Term Incentive Plan (2006 Plan), we grant options to selected employees, directors and consultants to purchase shares of our common stock at a price not less than the fair market value of the stock at the date of grant. The 2006 Plan provides for the grant of both incentive and non-qualified stock options as well as stock appreciation rights, restricted stock, restricted stock units, performance units and shares and other stock-based awards. Generally, options outstanding vest over periods not exceeding five years and are exercisable for up to ten years from the grant date. The Board of Directors may terminate the 2006 Plan at any time.

Additional information regarding our stock option plans and plan activity for fiscal 2009, 2008 and 2007 is provided in the notes to our consolidated financial statements appearing elsewhere herein in “Notes to Consolidated Financial Statements, Note 7 — Employee Benefit Plans” and in our 2010 Proxy Statement under the heading “Equity Compensation Plan Information.”

Issuer Purchases of Equity Securities

On March 11, 2008, we announced that we had been authorized to repurchase up to $2.0 billion of our common stock with no expiration date. At September 27, 2009, approximately $1.7 billion remained authorized for repurchase. While we did not repurchase any of our shares during the fourth quarter of fiscal 2009, we continue to evaluate repurchases under this program.

Performance Measurement Comparison of Stockholder Return

The following graph compares total stockholder return on our common stock since September 26, 2004 to two indices: the Standard & Poor’s 500 Stock Index (the S&P 500) and the Nasdaq Total Return Index for Communications Equipment Stocks, SIC 3660-3669 (the Nasdaq Industry). The S&P 500 tracks the aggregate price performance of the equity securities of 500 United States companies selected by Standard & Poor’s Index Committee to include companies in leading industries and to reflect the United States stock market. The NASDAQ Industry tracks the aggregate price performance of equity securities of communications equipment companies traded on the NASDAQ Stock Market. The total return for our stock and for each index assumes the reinvestment of dividends and is based on the returns of the component companies weighted according to their capitalizations as of the end of each annual period. We began paying dividends on our common stock on March 31, 2003. Our common stock is traded on the NASDAQ Global Select Market and is a component of each of the S&P 500 and the NASDAQ Industry.

Comparison of Cumulative Total Return on Investment Since
September 26, 2004 (1)

The Company’s closing stock price on September 25, 2009, the last trading day of the Company’s 2009 fiscal year, was $44.70 per share.

 (1) Shows the cumulative total return on investment assuming an investment of $100 in each of our common stock, the S&P 500 and the Nasdaq industry Index on September 26, 2004. All returns are reported as of our fiscal year end, which is the last Sunday of the month in which the fourth quarter ends, whereas the numbers for the S&P 500 are calculated as of the last day of the month in which the corresponding quarter ends.

Selected Financial Data

The following balance sheet data and statement of operations data for the five fiscal years ended September 27, 2009, September 28, 2008, September 30, 2007, September 24, 2006 and September 25, 2005 were derived from our audited consolidated financial statements. Consolidated balance sheets at September 27, 2009 and September 28, 2008 and the related consolidated statements of operations and cash flows for fiscal 2009, 2008 and 2007 and notes thereto appear elsewhere herein. The data should be read in conjunction with the annual consolidated financial statements, related notes and other financial information appearing elsewhere herein.

	Years Ended(1)
	September 27,	September 28,	September 30,	September 24,	September 25,
	2009	2008	2007	2006	2005
	(In millions, except per share data)

Statement of Operations Data:
Revenues	$10,416	$11,142	$8,871	$7,526	$5,673
Operating income	2,226	3,730	2,883	2,690	2,386
Net income	1,592	3,160	3,303	2,470	2,143
Per Share Data:
Net income — basic	$0.96	$1.94	$1.99	$1.49	$1.31
Net income — diluted	0.95	1.90	1.95	1.44	1.26
Dividends announced	0.66	0.60	0.52	0.42	0.32
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$17,742	$11,269	$11,815	$9,949	$8,681
Total assets	27,445	24,712	18,495	15,208	12,479
Capital lease obligations(2)	187	142	91	58	3
Other long-term liabilities(2)	618	191	169	181	141
Total stockholders’ equity	20,316	17,944	15,835	13,406	11,119

(1)	Our fiscal year ends on the last Sunday in September. The fiscal years ended September 27, 2009, September 28, 2008, September 24, 2006, and September 25, 2005 each included 52 weeks. The fiscal year ended September 30, 2007 included 53 weeks.

(2)	Capital lease obligations and other long-term liabilities are included in other liabilities in the consolidated balance sheets.

Business Overview

In 1989, we publicly introduced the concept that a digital communication technique called CDMA could be commercially successful in cellular wireless communication applications. CDMA stands for Code Division Multiple Access and is one of the main technologies currently used in digital wireless communications networks (also known as wireless networks). CDMA and TDMA (Time Division Multiple Access), of which Global System for Mobile Communications (GSM) is the primary commercial form, are the primary digital technologies currently used to transmit a wireless device user’s voice or data over radio waves using a public cellular wireless network. Because we led, and continue to lead, the development and commercialization of CDMA technology, we own significant intellectual property, including patents, patent applications and trade secrets, which applies to all versions of CDMA, portions of which we license to other companies and implement in our own products. The wireless communications industry generally recognizes that a company seeking to develop, manufacture and/or sell products that use CDMA technology will require a patent license from us.

We also continue our leading role in the development of Orthogonal Frequency Division Multiplexing Access (OFDMA)-based technologies, for which we have substantial intellectual property. Our CDMA licensees’ sales of multimode third generation (3G) CDMA and OFDMA devices are covered by their existing CDMA license agreements with us. We have begun to license companies to make and sell single-mode OFDMA devices. In addition, nine companies have royalty-bearing licenses under our patent portfolio for use in single-mode OFDMA products.

Our Revenues.  We generate revenues by licensing portions of our intellectual property to manufacturers of wireless products (such as wireless phones and other devices and the infrastructure required to establish and operate a wireless network). We receive licensing fees and royalties on products sold by our licensees that incorporate our patented technologies. We also sell products and services, which include:

•	CDMA-based integrated circuits (also known as chips or chipsets) and Radio Frequency (RF) and Power Management (PM) chips and system software used in mobile devices (also known as subscriber units, which include handsets and modem cards) and in wireless networks;

•	Equipment, software and services used by companies, including those in the transportation industry and governments to wirelessly connect with their assets and workforce;

•	Software products and services for content enablement across a wide variety of platforms and devices for the wireless industry;

•	Services to wireless operators delivering multimedia content, including live television, in the United States;

•	Software and hardware development services; and

•	Software products and services that enable financial institutions and wireless operators to offer mobile commerce services.

Our Integrated Circuits Business.  We develop and supply CDMA-based integrated circuits and system software for wireless voice and data communications, multimedia functions and global positioning system products. We also design and create multimode and multiband integrated circuits incorporating other wireless standards for roaming in global roaming markets. Our integrated circuit products and system software are used in wireless devices, particularly mobile phones, laptops, data modules, handheld wireless computers, data cards and infrastructure equipment. The integrated circuits for wireless devices include the baseband Mobile Station Modem (MSM), Mobile Data Modem (MDM), Qualcomm Single Chip (QSC), Qualcomm Snapdragon (QSD), RF, PM and Bluetooth devices, as well as the system software that enables the other device components to interface with the integrated circuit products and is the foundation software enabling device manufacturers to develop handsets utilizing the functionality within the integrated circuits. These integrated circuits for wireless devices and system software perform voice and data communication, multimedia and global positioning functions, radio conversion between RF and baseband signals and power management. Our infrastructure equipment Cell Site Modem (CSM) integrated circuits and system software perform the core baseband CDMA modem functionality in the wireless operator’s base station equipment providing wireless standards-compliant processing of voice and data signals to and from wireless devices. Because of our broad and unique experience in designing and developing CDMA-based products, we not only design the baseband integrated circuit, but the supporting system as well, including the RF devices, PM devices and accompanying software products. This approach enables us to optimize the performance of the wireless device with improved product features, as well as the integration and performance of the network system. Our design of the system allows CDMA systems and devices manufactured by our customers to come to market faster. We provide our integrated circuits and system software, including reference designs and tools, to many of the world’s leading wireless device and infrastructure equipment manufacturers. We also provide support to enable our customers to reduce the time required to design their products and bring their products to market faster. We plan to add additional features and capabilities to our integrated circuit products to help our customers reduce the costs and size of their products, to simplify our customers’ design processes and to enable more wireless devices and services.

Our Licensing Business.  We grant licenses to use portions of our intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products, and collect license fees and royalties in partial consideration for such licenses.

Our Wireless Device Software and Related Services Business.  We provide software products and services for the global wireless industry. Our BREW (Binary Runtime Environment for Wireless) services enable wireless operators, device manufacturers and software developers to provide over-the-air and pre-loaded wireless applications and services. Our Plaza suite of products, which includes Plaza Retail and Plaza Mobile Internet, enable wireless operators, device manufacturers and publishers to create and distribute mobile content across a wide variety of platforms and devices. We also offer Xiam wireless content discovery and recommendation products to help wireless operators improve usage and adoption of digital content and services. We also provide QChat, a push to talk product optimized for 3G networks, as well as QPoint, which enables wireless operators to offer enhanced 911 (E-911) wireless emergency and other location-based applications and services.

Our Asset Tracking and Services Business.  We design, manufacture and sell equipment, license software and provide services to our customers to enable them to connect wirelessly with their assets, products and workforce. We offer satellite- and terrestrial-based two-way wireless connectivity and position location services to transportation and logistics fleets and other enterprise companies to enable our customers to track the location and monitor the performance of their assets, and the workflow of their personnel.

Our Mobile Banking Business.  We provide a single, secure, certified application embedded on select wireless devices, which enables financial institutions and merchants to deliver branded services to consumers through the wireless devices. Our application enables wireless operators to deliver consumer-convenient, mass-market applications to subscribers, and wireless device users to access and add multiple financial relationships with one password.

Our FLO TV Business.  Our subsidiary, FLO TV Incorporated (FLO TV), formerly MediaFLO USA, Inc., offers its service over our nationwide multicast network based on our MediaFLO Media Distribution System (MDS) and MediaFLO technology, which leverages the Forward Link Only (FLO) air interface standard. This network is utilized as a shared resource for wireless operators and their customers in the United States. The commercial availability of the FLO TV network and service on wireless operator devices will continue, in part, to be determined by our wireless operator partners. FLO TV’s network uses the 700 MHz spectrum for which we hold licenses nationwide. Additionally, FLO TV has and will continue to procure, aggregate and distribute content in service packages, which we will continue to make available on a wholesale basis to our wireless operator customers (whether they operate on CDMA, WCDMA or GSM) in the United States. In fiscal 2010, FLO TV expects to offer the FLO TV service on a subscription basis directly to consumers in the United States. FLO TV plans to provide the services for use in personal television devices, automotive devices and other portable device accessories. These devices are expected to be sold through various retail and distribution channels.

Our MediaFLO Technologies (MFT) division is developing MediaFLO technology and marketing it for deployment outside of the United States. The market for mobile TV remains nascent with numerous competing technologies and standards.

Our Display Business.  We develop display technology for the full range of consumer-targeted mobile products. Our interferometric modulator (IMOD) display technology, based on a MEMS structure combined with thin film optics and sold under the “mirasol” brand, is expected to provide performance, power consumption and cost benefits as compared to current display technologies.

Wireless Telecommunications Market

Use of wireless telecommunications devices has increased dramatically in the past decade. According to Wireless Intelligence estimates as of November 2009, the number of worldwide mobile connections is expected to reach approximately 4.6 billion by the end of 2009 and almost 6.3 billion in 2013 reaching a wireless penetration rate of approximately 89%. Growth in the market for wireless telecommunications services has traditionally been fueled by demand for voice communications. There have been several factors responsible for the increasing demand for wireless voice services, including:

•	lower cost of wireless handsets, joined with an increasing selection of appealing mobile devices;

•	lower cost of service, including flat-rate and bundled long-distance calling plans;

•	prepaid services, particularly popular in developing countries;

•	increased coverage, roaming, privacy, reliability and clarity of voice transmissions;

•	wireless networks becoming the primary communications infrastructure in developing countries due to the higher costs of and longer time required for installing wireline networks; and

•	regulatory environments worldwide favoring increased competition in wireless telecommunications.

In addition to the tremendous demand for wireless voice services, wireless service providers are increasingly focused on providing broadband wireless access to the Internet, as well as e-mail, multimedia, entertainment, messaging, social networking, mobile commerce and position location services.

Wireless Technologies

The significant growth in the use of wireless devices worldwide and demand for enhanced network functionality requires constant innovation to further improve network reliability, expand capacity and introduce new types of services. To meet these requirements, progressive generations of wireless telecommunications technology standards have evolved. The adoption of wireless standards for mobile communications within individual countries is generally determined by the telecommunication service providers operating in those countries and, in some instances, local government regulations. Such determinations are typically based on economic criteria and the service provider’s evaluation of each technology’s ability to provide the features and functionality required for its business plan. More than two decades ago, the European Community developed regulations requiring the use of the GSM standard, a TDMA-based, 2G technology. In addition, there are several versions of CDMA technology that have been adopted worldwide as public cellular standards. The first version, known as cdmaOne, is a 2G cellular technology that was first commercially deployed in the mid-1990s. The other subsequent versions of CDMA are popularly referred to as 3G technologies.

Our Engineering Resources.  We have significant engineering resources, including engineers with substantial expertise in CDMA, OFDMA and a broad range of other technologies. Using these engineering resources, we expect to continue to develop new versions of CDMA, OFDMA and other technologies, develop alternative technologies for certain specialized applications (including multicast), participate in the formulation of new wireless telecommunications standards and technologies and assist in deploying wireless voice and data communications networks around the world.

Further Investments in New and Existing Products, Services and Technologies.  We continue to invest heavily in research and development in a variety of ways in an effort to extend the market for our products and services.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

In addition to historical information, the following discussion contains forward-looking statements that are subject to risks and uncertainties. Actual results may differ substantially from those referred to herein due to a number of factors, including but not limited to risks described in the section entitled Risk Factors and elsewhere in our Annual Report on Form 10-K.

Recent Developments

Revenues for fiscal 2009 were $10.4 billion, with net income of $1.6 billion, which were impacted by the following key items:

•	Both revenues and net income were adversely impacted by lower demand for CDMA-based MSM integrated circuits during the first half of fiscal 2009 as a result of the slowdown in the global economy. We shipped approximately 317 million Mobile Station Modem (MSM) integrated circuits for CDMA-based wireless devices, a decrease of 6%, compared to approximately 336 million MSM integrated circuits in fiscal 2008. In addition, net income was adversely impacted by other-than-temporary losses on marketable securities related primarily to the volatility in global financial markets.

•	CDMA-based device shipments totaled approximately 492 million units, an increase of 14% over the

433 million units shipped in fiscal 2008.(1)

•	The average selling price of CDMA-based devices was estimated to be approximately $200, a decrease of approximately 9% from the prior year.(1)

•	We entered into a Settlement and Patent License and Non-Assert Agreement with Broadcom Corporation. As a result of this agreement, we recorded a $783 million charge.

•	In July 2009, the Korea Fair Trade Commission (KFTC) announced (although a written decision has not yet been issued) that it found us to be in violation of South Korean law by offering certain discounts and rebates for purchases of our CDMA chips and that it would levy a fine, as well as order us to cease the practices at issue. We intend to appeal the written decision once issued. As a result of this announcement, we recorded a $230 million charge.

Against this backdrop, the following recent developments occurred during fiscal 2009 with respect to key elements of our business or our industry:

•	Worldwide wireless subscribers grew by approximately 16% to reach approximately 4.5 billion.(2)

•	CDMA subscribers, including both 2G (cdmaOne) and 3G (CDMA2000 1X, 1xEV-DO, WCDMA, HSPA and TD-SCDMA), are approximately 20% of total worldwide wireless subscribers to date.(2)

•	3G subscribers (all CDMA-based) grew to approximately 885 million worldwide including approximately 455 million CDMA2000 1X/1xEV-DO subscribers and approximately 430 million WCDMA/HSPA/TD-SCDMA subscribers.(2)

•	In the handset market, CDMA-based unit shipments grew an estimated 7% year-over-year, compared to an estimated decline of 7% year-over-year across all technologies.(3)

•	In September 2009, the Japan Fair Trade Commission (JFTC) issued a Cease and Desist Order (CDO) seeking to require us to modify our existing license agreements with Japanese companies to eliminate certain cross-license non-assertion provisions in our license agreements, while preserving the license of our patents to those companies. We intend to invoke our right under Japanese law to an administrative hearing before the JFTC and to seek a stay of the CDO from the JFTC, and if necessary, from the Japanese courts.

(1)	Derived from reports provided by our licensees/manufacturers during the year and our own estimates of unreported activity.

(2)	According to Wireless Intelligence estimates as of November 2, 2009, for the quarter ending September 30, 2009. Wireless Intelligence estimates for CDMA2000 1X/1xEV-DO subscribers do not include Wireless Local Loop.

(3)	Based on current reports by Strategy Analytics, a global research and consulting firm, in their Global Handset Market Share Updates.

Our Business and Operating Segments

We design, manufacture, have manufactured on our behalf and market digital wireless telecommunications products and services based on our CDMA technology and other technologies. We derive revenues principally from sales of integrated circuit products, license fees and royalties for use of our intellectual property, messaging and other services and related hardware sales, software development and licensing and related services, software hosting services and services related to delivery of multimedia content. Operating expenses primarily consist of cost of equipment and services, research and development and selling, general and administrative expenses.

We conduct business primarily through four reportable segments. These segments are: Qualcomm CDMA Technologies, or QCT; Qualcomm Technology Licensing, or QTL; Qualcomm Wireless & Internet, or QWI; and Qualcomm Strategic Initiatives, or QSI.

QCT is a leading developer and supplier of CDMA-based integrated circuits and system software for wireless voice and data communications, multimedia functions and global positioning system products. QCT’s integrated circuit products and system software are used in wireless devices, particularly mobile phones, laptops, data modules, handheld wireless computers, data cards and infrastructure equipment. The integrated circuits for wireless devices include the Mobile Station Modem (MSM), Radio Frequency (RF) and Power Management (PM) devices. These integrated circuits for wireless devices and system software perform voice and data communication, multimedia and global positioning functions, radio conversion between RF and baseband signals and power management. QCT’s system software enables the other device components to interface with the integrated circuit products and is the foundation software enabling equipment manufacturers to develop devices utilizing the functionality within the integrated circuits. The infrastructure equipment integrated circuits and system software perform the core baseband CDMA modem functionality in the wireless operator’s base station equipment. QCT revenues comprised 59%, 60% and 59% of total consolidated revenues in fiscal 2009, 2008 and 2007, respectively.

QCT utilizes a fabless production business model, which means that we do not own or operate foundries for the production of silicon wafers from which our integrated circuits are made. Integrated circuits are die cut from silicon wafers that have completed the assembly and final test manufacturing processes. We rely on independent third-party suppliers to perform the manufacturing and assembly, and most of the testing, of our integrated circuits. Our suppliers are also responsible for the procurement of most of the raw materials used in the production of our integrated circuits. We employ both turnkey and two-stage manufacturing business models to purchase our integrated circuits. Turnkey is when our foundry suppliers are responsible for delivering fully assembled and tested integrated circuits. Under the two-stage manufacturing business model, we purchase die from semiconductor manufacturing foundries and contract with separate third-party manufacturers for back-end assembly and test services. We refer to this two-stage manufacturing business model as Integrated Fabless Manufacturing (IFM).

QTL grants licenses to use portions of our intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products, including, without limitation, products implementing cdmaOne, CDMA2000, WCDMA, CDMA TDD (including TD-SCDMA), GSM/GPRS/EDGE and/or OFDMA standards and their derivatives. QTL receives license fees as well as ongoing royalties based on worldwide sales by licensees of products incorporating or using our intellectual property. License fees are fixed amounts paid in one or more installments. Ongoing royalties are generally based upon a percentage of the wholesale selling price of licensed products, net of certain permissible deductions (e.g., certain shipping costs, packing costs, VAT, etc.). QTL revenues comprised 35%, 33% and 31% of total consolidated revenues in fiscal 2009, 2008 and 2007, respectively. The vast majority of such revenues have been generated through our licensees’ sales of cdmaOne, CDMA2000 and WCDMA products.

QWI, which includes Qualcomm Enterprise Services (QES), Qualcomm Internet Services (QIS), Qualcomm Government Technologies (QGOV) and Firethorn, generates revenues primarily through mobile information products and services, software and software development aimed at support and delivery of wireless applications. QES sells equipment, software and services used by transportation and other companies to connect wirelessly with their assets and workforce. Through September 2009, QES has shipped approximately 1,344,000 terrestrial-based and satellite-based mobile information units. QIS provides content enablement services for the wireless industry, including BREW (Binary Runtime Environment for Wireless), the Plaza suite and other services. QIS also provides QChat push-to-talk, QPoint and other products for wireless network operators. The QGOV division provides development, hardware and analytical expertise involving wireless communications technologies to United States government agencies. Firethorn builds and manages software applications that enable financial institutions and wireless operators to offer mobile commerce services. QWI revenues comprised 6%, 7% and 9% of total consolidated revenues in fiscal 2009, 2008 and 2007, respectively.

QSI manages the Company’s strategic investment activities, including FLO TV Incorporated (FLO TV), formerly MediaFLO USA, Inc., our wholly-owned wireless multimedia operator subsidiary. QSI also makes strategic investments to promote the worldwide adoption of CDMA-based products and services. Our strategy is to invest in early-stage and other companies, including licensed device manufacturers, that we believe open new markets for CDMA technology, support the design and introduction of new CDMA-based products or possess unique capabilities or technology. Our FLO TV subsidiary offers its service over our nationwide multicasting network based on our MediaFLO Media Distribution System (MDS) and MediaFLO technology. This network is utilized as a shared resource for wireless operators and their customers in the United States. The commercial availability of the FLO TV service to retail wireless consumers continues to be determined, in part, by our wireless operator partners. FLO TV’s network uses the 700 MHz spectrum for which we hold licenses nationwide. Additionally, FLO TV has and will continue to procure, aggregate and distribute content in service packages which we will continue to make available on a wholesale basis to our wireless operator customers (whether they operate on CDMA, WCDMA or GSM networks) in the United States. Distribution, marketing, billing and customer care remain functions that are provided primarily by our wireless operator partners. As part of our strategic investment activities, we intend to pursue various exit strategies at some point in the future, which may include distribution of our ownership interest in FLO TV to our stockholders in a spin-off transaction.

Nonreportable segments include: the Qualcomm MEMS Technologies division, which is developing an interferometric modulator (IMOD) display technology based on micro-electro-mechanical-system (MEMS) structure combined with thin film optics; the Qualcomm Flarion Technologies division, which is developing femtocell chipset products and other OFDM/OFDMA technologies; the MediaFLO Technologies division, which is developing our MediaFLO MDS and MediaFLO technology and markets MediaFLO for deployment outside of the United States; and other product initiatives.

Looking Forward

The deployment of 3G networks enables increased voice capacity and higher data rates, thereby supporting more minutes of use and a range of mobile broadband data applications for handsets, 3G connected computing devices and other consumer electronics. Data applications include broadband connectivity, streaming video, location based services, mobile social networking and multimedia messaging. As a result, we expect continued growth in the coming years in consumer demand for 3G products and services around the world. As we look forward to the next several months, the following items are likely to have an impact on our business:

•	The network launches and further expansion of 3G in China, including CDMA2000 by China Telecom, WCDMA by China Unicom and TD-SCDMA by China Mobile, is expected to drive competition and growth of 3G products and services in that region.

•	The transition to 3G CDMA-based networks is expected to continue:

•	More than 595 operators have commercially launched 3G networks, including 300 CDMA2000 networks and 295 WCDMA networks;

•	More than 110 CDMA2000 operators have commercially launched the higher data speeds of 1xEV-DO and more than 75 have launched EV-DO Revision A; and

•	More than 280 WCDMA operators have commercially launched the higher data speeds of HSDPA, while more than 90 have launched HSUPA and 26 have launched HSPA+.

•	We expect that CDMA-based device prices will continue to segment into high and low end due to high volumes and vibrant competition in marketplaces around the world. As operators deploy the higher data speeds of HSPA, HSPA+, EV-DO Revision A and EV-DO Revision B and as manufacturers introduce additional highly-featured, converged devices, we expect consumer demand for advanced 3G devices to continue at a strong pace.

•	To meet growing demand for advanced 3G wireless devices and increased multimedia functionality, we intend to continue to invest significant resources toward the development of wireless baseband chips, converged computing/communication chips, multimedia products, software and services for the wireless industry. We expect that a portion of our research and development initiatives in fiscal 2010 will not reach commercialization until several years in the future.

•	We expect demand for cost-effective wireless devices to continue to grow and have developed a family of Qualcomm Single Chip (QSC) products, which integrate the baseband, radio frequency and power management functions into a single chip or package, lowering component counts and enabling faster time-to-market for our customers. While we continue to invest aggressively to expand our QSC product family to address the low-end market more effectively with CDMA-based products, we still face significant competition from GSM-based products, particularly in emerging markets.

•	We expect to continue to invest in the evolution of CDMA and a broad range of other technologies as part of our vision to enable a range of technologies, including the following products and technologies:

•	The continued evolution of CDMA-based technologies, including the long-term roadmaps of 1xEV-DO and High Speed Packet Access (HSPA);

•	OFDM and OFDMA-based technologies, including LTE;

•	Our service applications platform, content delivery services and user interfaces;

•	Our Snapdragon platform to help create new CDMA-based connected computing products and drive connectivity beyond traditional wireless devices;

•	Our Gobi mobile data modems to provide worldwide CDMA-based embedded connectivity for existing computing platforms;

•	Our convergence-based chips that include 3G modem and applications processor capabilities (including support for third-party operating systems);

•	Our FLO TV mobile television service which includes product and distribution expansion beyond wireless operators through direct-to-consumer products such as automotive devices and personal television devices through retail channels; and

•	Our IMOD display technology.

In addition to the foregoing business and market-based matters, the following items are likely to have an impact on our business and results of operations over the next several months:

•	We expect to continue to devote resources to working with and educating all participants in the wireless value chain as to the benefits of our business model in promoting a highly competitive and innovative wireless market. However, we expect that certain companies may continue to be dissatisfied with the need to pay reasonable royalties for the use of our technology and not welcome the success of our business model in enabling new, highly cost-effective competitors to their products. We expect that such companies will continue to challenge our business model in various forums throughout the world. For example, we expect that we will continue to be involved in litigation, and to appear in front of administrative and regulatory bodies, including the European Commission, the Korea Fair Trade Commission and the Japan Fair Trade Commission, to defend our business model and to rebuff efforts by companies seeking to gain competitive advantage or negotiating leverage.

•	We have been and will continue evaluating and providing reasonable assistance to our customers. This includes, in some cases, certain levels of financial support to minimize the impact of litigation in which we or our customers may become involved.

•	The volatility in financial markets may continue to have an impact on the value of our marketable securities and net investment income (loss).

Further discussion of risks related to our business is presented in the Risk Factors included in our Annual Report on Form 10-K.

Revenue Concentrations

Revenues from customers in South Korea, China and Japan comprised 35%, 23% and 11%, respectively, of total consolidated revenues for fiscal 2009, as compared to 35%, 21% and 14%, respectively, for fiscal 2008, and 31%, 21% and 17%, respectively, for fiscal 2007. We distinguish revenues from external customers by geographic areas based on the location to which our products, software or services are delivered and, for QTL’s licensing and royalty revenues, the invoiced addresses of our licensees. The decline in revenues from customers in Japan was primarily due to lower replacement rates in Japan.

Critical Accounting Policies and Estimates

Our discussion and analysis of our results of operations and liquidity and capital resources are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates and judgments, including those related to revenue recognition, valuation of intangible assets and investments, share-based payments, income taxes and litigation. We base our estimates on historical and anticipated results and trends and on various other assumptions that we believe are reasonable under the circumstances, including assumptions as to future events. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results that differ from our estimates could have a significant adverse effect on our operating results and financial position. We believe that the following significant accounting policies and assumptions may involve a higher degree of judgment and complexity than others.

Revenue Recognition.  We derive revenue principally from sales of integrated circuit products, royalties and license fees for our intellectual property, messaging and other services and related hardware sales, software development and licensing and related services, software hosting services and services related to delivery of multimedia content. The timing of revenue recognition and the amount of revenue actually recognized in each case depends upon a variety of factors, including the specific terms of each arrangement and the nature of our deliverables and obligations. Determination of the appropriate amount of revenue recognized involves judgments and estimates that we believe are reasonable, but actual results may differ from our estimates. We record reductions to revenue for customer incentive programs, including special pricing agreements and other volume-related rebate programs. Such reductions to revenue are based on estimates, including our assumptions related to historical and projected customer sales volumes, market share and inventory levels.

We license rights to use portions of our intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products. Licensees typically pay a license fee in one or more installments and ongoing royalties based on their sales of products incorporating or using our licensed intellectual property. License fees are recognized over the estimated period of benefit to the licensee, typically five to fifteen years. We earn royalties on such licensed products sold worldwide by our licensees at the time that the licensees’ sales occur. Our licensees, however, do not report and pay royalties owed for sales in any given quarter until after the conclusion of that quarter. We recognize royalty revenues based on royalties reported by licensees during the quarter and when other revenue recognition criteria are met. From time to time, licensees will not report royalties timely due to legal disputes, and when this occurs, the timing and comparability of royalty revenues could be affected.

Valuation of Intangible Assets and Investments.  Our business acquisitions typically result in the recording of goodwill and other intangible assets, and the recorded values of those assets may become impaired in the future. We also acquire intangible assets in other types of transactions. As of September 27, 2009, our goodwill and intangible assets, net of accumulated amortization, were $1.5 billion and $3.1 billion, respectively. The determination of the value of such intangible assets requires management to make estimates and assumptions that affect our consolidated financial statements. For intangible assets purchased in a business combination or received in a non-monetary exchange, the estimated fair values of the assets received (or, for non-monetary exchanges, the estimated fair values of the assets transferred if more clearly evident) are used to establish their recorded values, except when neither the values of the assets received or the assets transferred in non-monetary exchanges are determinable within reasonable limits. Valuation techniques consistent with the market approach, income approach and/or cost approach are used to measure fair value. An estimate of fair value can be affected by many assumptions which require significant judgment. For example, the income approach generally requires assumptions related to the appropriate business model to be used to estimate cash flows, total addressable market, pricing and share forecasts, competition, technology obsolescence, future tax rates and discount rates. Our estimate of the fair value of certain assets, or our conclusion that the value of certain assets is not reliably estimable, may differ materially from that determined by others who use different assumptions or utilize different business models. New information may arise in the future that affects our fair value estimates and could result in adjustments to our estimates in the future, which could have an adverse impact on our results of operations.

We assess potential impairments to intangible assets when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Our judgments regarding the existence of impairment indicators and future cash flows related to intangible assets are based on operational performance of our businesses, market conditions and other factors. Although there are inherent uncertainties in this assessment process, the estimates and assumptions we use, including estimates of future cash flows, volumes, market penetration and discount rates, are consistent with our internal planning. If these estimates or their related assumptions change in the future, we may be required to record an impairment charge on all or a portion of our goodwill and intangible assets. Furthermore, we cannot predict the occurrence of future impairment-triggering events nor the impact such events might have on our reported asset values. Future events could cause us to conclude that impairment indicators exist and that goodwill or other intangible assets associated with our acquired businesses are impaired. Any resulting impairment loss could have an adverse impact on our net investment income (loss).

We hold minority investments in publicly-traded companies whose share prices may be highly volatile. We also hold investments in other marketable securities, including non-investment-grade debt securities, equity and debt mutual and exchange-traded funds, corporate bonds and notes, auction rate securities and mortgage- and asset-backed securities. These investments, which are recorded at fair value with increases or decreases generally recorded through stockholders’ equity as other comprehensive income or loss, totaled $15 billion at September 27, 2009. We record impairment charges through the statement of operations when we believe an investment has experienced a decline that is other than temporary. The determination that a decline is other than temporary is subjective and influenced by many factors. In addition, the fair values of our strategic investments are subject to substantial quarterly and annual fluctuations and to significant market volatility. Adverse changes in market conditions or poor operating results of investees could result in losses or an inability to recover the carrying value of the investments, thereby requiring impairment charges. When assessing these investments for an other-than-temporary decline in value, we consider such factors as, among other things, how significant the decline in value is as a percentage of the original cost, how long the market value of the investment has been below its original cost, the extent of the general decline in prices or an increase in the default or recovery rates of securities in an asset class, negative events such as a bankruptcy filing or a need to raise capital or seek financial support from the government or others, the performance and pricing of the investee’s securities in relation to the securities of its competitors within the industry and the market in general and analyst recommendations, as applicable. We also review the financial statements of the investee to determine if the investee is experiencing financial difficulties. If we determine that a security price decline is other than temporary, we may record an impairment loss, which could have an adverse impact on our results of operations. During fiscal 2009, 2008 and 2007, we recorded $743 million, $502 million and $16 million, respectively, in net other-than-temporary losses on our investments in marketable securities.

Share-Based Payments.  We grant options to purchase our common stock to our employees and directors under our equity compensation plans. Eligible employees can also purchase shares of our common stock at 85% of the lower of the fair market value on the first or the last day of each six-month offering period under our employee stock purchase plan. Share-based compensation expense recognized during fiscal 2009, 2008 and 2007 was $584 million, $543 million and $493 million, respectively. At September 27, 2009, total unrecognized estimated compensation expense related to non-vested stock options granted prior to that date was $1.4 billion, which is expected to be recognized over a weighted-average period of 3.3 years. Net stock options, after forfeitures and cancellations, granted during fiscal 2009 represented 2.2% of outstanding shares as of the beginning of the fiscal period. Total stock options granted during fiscal 2009 represented 2.5% of outstanding shares as of the end of the fiscal period.

We estimate the value of stock option awards on the date of grant using a lattice binomial option-pricing model (binomial model). The determination of the fair value of share-based payment awards on the date of grant using an option-pricing model is affected by our stock price as well as assumptions regarding a number of complex and subjective variables. These variables include, but are not limited to, our expected stock price volatility over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rate and expected dividends. We believe it is important for investors to be aware of the high degree of subjectivity involved when using option-pricing models to estimate share-based compensation. Option-pricing models were developed for use in estimating the value of traded options that have no vesting or hedging restrictions, are fully transferable and do not cause dilution. Because our share-based payments have characteristics significantly different from those of freely traded options, and because valuation model assumptions are subjective, in our opinion, existing valuation models, including the Black-Scholes and lattice binomial models, may not provide reliable measures of the fair values of our share-based compensation awards. There is not currently a generally accepted market-based mechanism or other practical application to verify the reliability and accuracy of the estimates stemming from these valuation models. Although we estimate the fair value of employee share-based awards, the option-pricing model we use may not produce a value that is indicative of the fair value observed in a willing buyer/willing seller market transaction.

For purposes of estimating the fair value of stock options granted during fiscal 2009, we used the implied volatility of market-traded options in our stock for the expected volatility assumption input to the binomial model. We utilized the term structure of volatility up to approximately two years, and we used the implied volatility of the option with the longest time to maturity for the expected volatility estimates for periods beyond two years. The weighted-average volatility assumption was 42.7% for fiscal 2009, which if increased to 50%, would increase the weighted-average estimated fair value of stock options granted during fiscal 2009 by $1.78 per share, or 11%. The authoritative guidance includes implied volatility in its list of factors that should be considered in estimating expected volatility. We believe implied volatility is more useful than historical volatility in estimating expected volatility because it is generally reflective of both historical volatility and expectations of how future volatility will differ from historical volatility.

The risk-free interest rate is based on the yield curve of U.S. Treasury strip securities for a period consistent with the contractual life of the option in effect at the time of grant. The weighted-average risk-free interest rate assumption was 2.6% for fiscal 2009, which if increased to 6.0% would increase the weighted-average estimated fair value of stock options granted during fiscal 2009 by $1.42 per share, or 8%.

We do not target a specific dividend yield for our policy on dividend payments, but we are required to assume a dividend yield as an input to the binomial model. The dividend yield assumption is based on our history and expectation of dividend payouts. The dividend yield assumption was 1.5% for fiscal 2009, which if decreased to 0.4% would increase the weighted-average estimated fair value of stock options granted during fiscal 2009 by $1.14 per share, or 7%. Dividends and/or increases or decreases in dividend payments are subject to approval by our Board of Directors as well as to future cash inflows and outflows resulting from operating performance, stock repurchase programs, mergers and acquisitions, and other sources and uses of cash. While our historical dividend rate is assumed to continue in the future, it may be subject to substantial change, and investors should not depend upon this forecast as a reliable indication of future cash distributions that will be made to investors.

The post-vesting forfeiture rate is estimated using historical option cancellation information. The weighted-average post-vesting forfeiture rate assumption was 9.2% for fiscal 2009, which if decreased to 1.5%, would increase the weighted-average estimated fair value of stock options granted during fiscal 2009 by $1.20 per share, or 7%.

The suboptimal exercise factor is estimated using historical option exercise information. The weighted-average suboptimal exercise factor assumption was 1.9 for fiscal 2009, which if increased to 2.5, would increase the weighted-average estimated fair value of stock options granted during fiscal 2009 by $1.21 per share or 7%.

Income Taxes.  Our income tax returns are based on calculations and assumptions that are subject to examination by the Internal Revenue Service and other tax authorities. In addition, the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations. We recognize liabilities for uncertain tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. While we believe we have appropriate support for the positions taken on our tax returns, we regularly assess the potential outcomes of these examinations and any future examinations for the current or prior years in determining the adequacy of our provision for income taxes. We continually assess the likelihood and amount of potential adjustments and adjust the income tax provision, income taxes payable and deferred taxes in the period in which the facts that give rise to a revision become known. Although we believe that the estimates and assumptions supporting our assessments are reasonable, adjustments could be materially different from those which are reflected in historical income tax provisions and recorded assets and liabilities. For example, during fiscal 2009, we recorded an income tax benefit of $155 million, adjusting our prior year estimates of uncertain tax positions as a result of various federal, state and foreign tax audits.

We regularly review our deferred tax assets for recoverability and establish a valuation allowance based on historical taxable income, projected future taxable income, the expected timing of the reversals of existing temporary differences and the implementation of tax-planning strategies. As of September 27, 2009, gross deferred tax assets were $1.5 billion. If we are unable to generate sufficient future taxable income in certain tax jurisdictions, or if there is a material change in the time period within which the underlying temporary differences become taxable or deductible, we could be required to increase the valuation allowance against our deferred tax assets which could result in an increase in our effective tax rate and an adverse impact on operating results.

As of September 27, 2009, we had gross deferred tax assets of $510 million related to capital losses and $23 million related to foreign and state net operating losses. We can only use realized capital losses to offset realized capital gains. Based upon our assessments of when capital gains and losses will be realized, we estimate that our future capital gains will not be sufficient to utilize all of the temporary and other-than-temporary capital losses that were recorded through fiscal 2009. During fiscal 2009, we decreased our valuation allowance for the portion of capital losses we do not expect to utilize by $79 million to $55 million. This decrease was comprised of a $278 million net decrease in valuation allowance as a result of an increase in net unrealized gains on marketable securities, which was recorded as an increase in other comprehensive income, partially offset by a $199 million net increase in valuation allowance related to other-than-temporary impairments on investments, which was recognized in earnings. We can only use net operating losses to offset taxable income of certain legal entities in certain tax jurisdictions. Based upon our assessments of projected future taxable income and losses and historical losses incurred by these entities, we expect that the future taxable income of the entities in these tax jurisdictions will not be sufficient to utilize the net operating losses we have incurred through fiscal 2009. Therefore, we have provided a $17 million valuation allowance for these net operating losses. Significant judgment is required to forecast the timing and amount of future capital gains, the timing of realization of capital losses and the amount of future taxable income in certain jurisdictions. Adjustments to our valuation allowance based on changes to our forecast of capital losses, capital gains and taxable income are reflected in the period the change is made.

We consider the operating earnings of certain non-United States subsidiaries to be indefinitely invested outside the United States based on estimates that future domestic cash generation will be sufficient to meet future domestic cash needs. We have not recorded a deferred tax liability of approximately $3.0 billion related to the United States federal and state income taxes and foreign withholding taxes on approximately $8.6 billion of undistributed earnings of foreign subsidiaries indefinitely invested outside the United States. Should we decide to repatriate the foreign earnings, we would have to adjust the income tax provision in the period we determined that the earnings will no longer be indefinitely invested outside the United States.

We recognize windfall tax benefits associated with the exercise of stock options directly to stockholders’ equity only when realized. A windfall tax benefit occurs when the actual tax benefit realized by us upon an employee’s disposition of a share-based award exceeds the deferred tax asset, if any, associated with the award that we had recorded. When assessing whether a tax benefit relating to share-based compensation has been realized, we follow the tax law ordering method, under which current year share-based compensation deductions are assumed to be utilized before net operating loss carryforwards and other tax attributes.

Litigation.  We are currently involved in certain legal proceedings. Although there can be no assurance that unfavorable outcomes in any of these matters would not have a material adverse effect on our operating results, liquidity or financial position, we believe the claims are without merit and intend to vigorously defend the actions. We estimate the range of liability related to pending litigation where the amount and range of loss can be estimated. We record our best estimate of a loss when the loss is considered probable. Where a liability is probable and there is a range of estimated loss with no best estimate in the range, we record the minimum estimated liability related to the claim. As additional information becomes available, we assess the potential liability related to our pending litigation and revise our estimates. Other than amounts relating to the Korea Fair Trade Commission Complaint, we have not recorded any accrual for contingent liabilities associated with any other legal proceedings based on our belief that additional liabilities, while possible, are not probable. Further, any possible range of loss cannot be reasonably estimated at this time. Revisions in our estimates of the potential liability could materially impact our results of operations.

Fiscal 2009 Compared to Fiscal 2008

Revenues.  Total revenues for fiscal 2009 were $10.42 billion, compared to $11.14 billion for fiscal 2008. Revenues from two customers of our QCT and QTL segments (each of whom accounted for more than 10% of our consolidated revenues for the period) comprised approximately 31% and 30% in aggregate of total consolidated revenues in fiscal 2009 and 2008, respectively.

Revenues from sales of equipment and services for fiscal 2009 were $6.47 billion, compared to $7.16 billion for fiscal 2008. The decrease in revenues from sales of equipment and services was primarily due to a $597 million reduction in revenues from sales of integrated circuit products, mostly consisting of MSM and accompanying RF and PM integrated circuits, caused by the contraction in CDMA-based channel inventory, and a $79 million decrease in QES revenues. Revenues from licensing and royalty fees for fiscal 2009 were $3.95 billion, compared to $3.98 billion for fiscal 2008. The decrease in revenues from licensing and royalty fees was primarily due to a $26 million decrease in BREW licensing revenues resulting from lower consumer demand and lower prices due to the slowdown in global economies and competitive pricing pressures.

Cost of Equipment and Services.  Cost of equipment and services revenues for fiscal 2009 was $3.18 billion compared to $3.41 billion for fiscal 2008. Cost of equipment and services revenues as a percentage of equipment and services revenues was 49% for fiscal 2009, compared to 48% for fiscal 2008. Cost of equipment and services revenues included $41 million in share-based compensation in fiscal 2009, compared to $39 million in fiscal 2008. Cost of equipment and services revenues as a percentage of equipment and services revenues may fluctuate in future quarters depending on the mix of products sold and services provided, competitive pricing, new product introduction costs and other factors.

Research and Development Expenses.  For fiscal 2009, research and development expenses were $2.44 billion or 23% of revenues, compared to $2.28 billion or 20% of revenues for fiscal 2008. The dollar increase was primarily attributable to a $129 million increase in costs related to the development of integrated circuit products, next generation CDMA and OFDMA technologies, the expansion of our intellectual property portfolio and other initiatives to support the acceleration of advanced wireless products and services, including lower cost devices, the integration of wireless with consumer electronics and computing, the convergence of multiband, multimode, multinetwork products and technologies, third-party operating systems and services platforms. The technologies supporting these initiatives may include CDMA2000 1X, 1xEV-DO, EV-DO Revision A, EV-DO Revision B, 1x Advanced, WCDMA, HSDPA, HSUPA, HSPA+ and LTE. Research and development expenses in fiscal 2009 included share-based compensation and in-process research and development of $280 million and $6 million, respectively, compared to $250 million and $14 million, respectively, in fiscal 2008.

Selling, General and Administrative Expenses.  For fiscal 2009, selling, general and administrative expenses were $1.56 billion or 15% of revenues, compared to $1.71 billion or 15% of revenues for fiscal 2008. The dollar decrease was primarily attributable to a $110 million decrease in professional fees, of which $72 million related to litigation and other legal matters, a $24 million decrease in selling and marketing expenses and a $19 million decrease in travel expenses. Selling, general and administrative expenses in fiscal 2009 included share-based compensation of $263 million, compared to $254 million in fiscal 2008.

Net Investment (Loss) Income.  Net investment loss was $150 million for fiscal 2009, compared to net investment income of $96 million for fiscal 2008. The net decrease was primarily comprised as follows (in millions):

	Year Ended
	September 27,	September 28,
	2009	2008	Change

Interest and dividend income:
Corporate and other segments	$513	$487	$26
QSI	3	4	(1)
Interest expense	(24)	(22)	(2)
Net realized gains on investments:
Corporate and other segments	107	104	3
QSI	30	51	(21)
Net impairment losses on investments:
Corporate and other segments	(734)	(502)	(232)
QSI	(29)	(33)	4
Gains on derivative instruments	1	6	(5)
Equity in (losses) earnings of investees	(17)	1	(18)

	$(150)	$96	$(246)

Net other-than-temporary losses on marketable securities related primarily to depressed securities values caused by the prolonged disruption in global financial markets affecting consumers and the banking, finance and housing industries. This disruption is evidenced by a deterioration of confidence in financial markets and a severe decline in the availability of capital and demand for debt and equity securities.

Income Tax Expense.  Income tax expense was $484 million for fiscal 2009, compared to $666 million for fiscal 2008. The annual effective tax rate was 23% for fiscal 2009, compared to 17% for fiscal 2008. The annual effective tax rate for fiscal 2009 is higher than the annual effective tax rate for fiscal 2008 primarily due to a decrease in foreign earnings taxed at less than the United States federal rate, an increase in the valuation allowance on capital losses recognized in earnings and the revaluation of net deferred tax assets to reflect changes in California law, partially offset by adjustments to prior year estimates of uncertain tax positions as a result of tax audits during fiscal 2009.

The annual effective tax rate for fiscal 2009 of 23% is less than the United States federal statutory rate primarily due to benefits of approximately 20% related to foreign earnings taxed at less than the United States federal rate, 7% related to adjustments to prior year estimates of uncertain tax positions as a result of tax audits during the year and 5% related to research and development tax credits, partially offset by an increase in valuation allowance related to capital losses of 11%, the revaluation of net deferred items of 4% and state taxes of approximately 5%.

Fiscal 2008 Compared to Fiscal 2007

Revenues.  Total revenues for fiscal 2008 were $11.14 billion, compared to $8.87 billion for fiscal 2007. Revenues from two customers of our QCT, QTL and QWI segments (each of whom accounted for more than 10% of our consolidated revenues for the period) comprised approximately 30% and 27% in aggregate of total consolidated revenues in fiscal 2008 and 2007, respectively.

Revenues from sales of equipment and services for fiscal 2008 were $7.16 billion, compared to $5.77 billion for fiscal 2007. The increase in revenues from sales of equipment and services was primarily due to a $1.41 billion increase in revenues from sales of integrated circuit products, mostly consisting of MSM and accompanying RF and PM integrated circuits. Revenues from licensing and royalty fees for fiscal 2008 were $3.98 billion, compared to $3.11 billion for fiscal 2007. The increase in revenues from licensing and royalty fees primarily related to an increase in sales of CDMA-based products reported by QTL’s licensees other than Nokia, driven by the continued

adoption of WCDMA at higher average selling prices than CDMA and fluctuations in currency exchange rates. In addition, revenues from licensing and royalties in fiscal 2008 included $560 million (attributable to both fiscal 2008 and 2007) related to agreements with Nokia. Revenues from licensing and royalties in fiscal 2007 included royalty payments from Nokia only for sales of Nokia products through April 9, 2007.

Cost of Equipment and Services.  Cost of equipment and services revenues for fiscal 2008 was $3.41 billion compared to $2.68 billion for fiscal 2007. Cost of equipment and services revenues as a percentage of equipment and services revenues was 48% for fiscal 2008, compared to 47% for fiscal 2007. Cost of equipment and services revenues included $39 million in share-based compensation in both fiscal 2008 and 2007.

Research and Development Expenses.  For fiscal 2008, research and development expenses were $2.28 billion or 20% of revenues, compared to $1.83 billion or 21% of revenues for fiscal 2007. The dollar increase was primarily attributable to a $358 million increase in costs related to the development of integrated circuit products, next generation CDMA and OFDMA technologies, the expansion of our intellectual property portfolio and other initiatives to support the acceleration of advanced wireless products and services, including lower cost devices, the integration of wireless with consumer electronics and computing, the convergence of multiband, multimode, multinetwork products and technologies, third-party operating systems and services platforms. The technologies supporting these initiatives may include CDMA2000 1X, 1xEV-DO, EV-DO Revision A, EV-DO Revision B, WCDMA, HSDPA, HSUPA, HSPA+ and OFDMA. Research and development expenses related to the development of our MediaFLO technology, MediaFLO MDS, IMOD display products using MEMS technology, BREW products and mobile commerce applications increased by $63 million. Research and development expenses in fiscal 2008 included share-based compensation and in-process research and development of $250 million and $14 million, respectively, compared to $221 million and $10 million, respectively, in fiscal 2007.

Selling, General and Administrative Expenses.  For fiscal 2008, selling, general and administrative expenses were $1.71 billion or 15% of revenues, compared to $1.48 billion or 17% of revenues for fiscal 2007. The dollar increase was primarily attributable to a $137 million increase in employee-related expenses and a $72 million increase in certain professional fees, primarily related to patent activities. Selling, general and administrative expenses in fiscal 2008 included share-based compensation of $254 million, compared to $233 million in fiscal 2007.

Net Investment Income.  Net investment income was $96 million for fiscal 2008, compared to $743 million for fiscal 2007. The net decrease was primarily comprised as follows (in millions):

	Year Ended
		September 30,
	September 28, 2008	2007	Change

Interest and dividend income:
Corporate and other segments	$487	$551	$(64)
QSI	4	7	(3)
Interest expense	(22)	(11)	(11)
Net realized gains on investments:
Corporate and other segments	104	201	(97)
QSI	51	21	30
Net impairment losses on investments:
Corporate and other segments	(502)	(16)	(486)
QSI	(33)	(11)	(22)
Gains on derivative instruments	6	2	4
Equity in earnings (losses) of investees	1	(1)	2

	$96	$743	$(647)

The decrease in interest and dividend income on cash, cash equivalents and marketable securities held by corporate and other segments was primarily a result of lower interest rates earned on interest-bearing securities. Other-than-temporary losses in fiscal 2008 included $327 million recognized in the fourth quarter on marketable securities held by corporate and other segments. Both other-than-temporary losses on marketable securities and the decrease in net realized gains on corporate investments were generally related to depressed securities values caused by the major disruption in global financial markets.

Income Tax Expense.  Income tax expense was $666 million for fiscal 2008, compared to $323 million for fiscal 2007. The annual effective tax rate was 17% for fiscal 2008, compared to 9% for fiscal 2007. The annual effective tax rate for fiscal 2008 is higher than the annual effective tax rate for fiscal 2007 primarily due to the impact of prior year audits completed during fiscal 2007.

The annual effective tax rate for fiscal 2008 is 18% lower than the United States federal statutory rate primarily due to benefits of approximately 22% related to foreign earnings taxed at less than the United States federal rate, and 1% related to research and development tax credits, partially offset by state taxes of approximately 4% and 1% related to an increase in the valuation allowance.

Our Segment Results for Fiscal 2009 Compared to Fiscal 2008

The following should be read in conjunction with the fiscal 2009 and 2008 financial results for each reporting segment. See “Notes to Consolidated Financial Statements — Note 10 — Segment Information.”

QCT Segment.  QCT revenues for fiscal 2009 were $6.14 billion, compared to $6.72 billion for fiscal 2008. Equipment and services revenues, mostly related to sales of MSM and accompanying RF and PM integrated circuits, were $5.93 billion for fiscal 2009, compared to $6.53 billion for fiscal 2008. The decrease in equipment and services revenues resulted primarily from a $770 million decrease related to lower unit shipments, caused by the contraction in CDMA-based channel inventory. This decrease was partially offset by an increase of $113 million related to the net effects of changes in product mix and the average selling prices of such products. Approximately 317 million MSM integrated circuits were sold during fiscal 2009, compared to approximately 336 million for fiscal 2008.

QCT earnings before taxes for fiscal 2009 were $1.44 billion, compared to $1.83 billion for fiscal 2008. QCT operating income as a percentage of its revenues (operating margin percentage) was 23% in fiscal 2009, compared to 27% in fiscal 2008. The decrease in operating margin percentage was primarily due to increased research and development expenses while revenues declined.

QCT inventories decreased by 10% in fiscal 2009 from $453 million to $408 million primarily due to the net effects of changes in integrated circuit product mix and a decrease in average unit costs.

QTL Segment.  QTL revenues for fiscal 2009 were $3.61 billion, compared to $3.62 billion for fiscal 2008. QTL earnings before taxes for fiscal 2009 were $3.07 billion, compared to $3.14 billion for fiscal 2008. QTL operating margin percentage was 85% in fiscal 2009, compared to 87% in fiscal 2008. The decrease in earnings before taxes was primarily attributable to an increase in amortization related to acquired patents, partially offset by a decrease in professional fees related to litigation and other legal matters, which resulted in a corresponding decline in operating margin percentage.

QWI Segment.  QWI revenues for fiscal 2009 were $641 million, compared to $785 million for fiscal 2008. Revenues decreased primarily due to a $79 million decrease in QES revenues and a $71 million decrease in QIS revenues. The decrease in QES revenues was primarily attributable to a $50 million decrease in revenues from hardware product sales, due to a 47,500-unit reduction, or 52%, in the number of units shipped, and a $21 million decrease in messaging revenue. The decrease in QIS revenues was primarily attributable to a $45 million decrease in QChat revenues resulting primarily from decreased development efforts under the licensing agreement with Sprint and a $30 million decrease in BREW revenues resulting from lower consumer demand and lower prices due to the slowdown in global economies and competitive pricing pressures.

QWI earnings before taxes for fiscal 2009 was $20 million, compared to a loss before taxes of $1 million for fiscal 2008. QWI operating margin percentage was 3% in fiscal 2009, compared to zero percent in fiscal 2008. The increase in QWI earnings before taxes was primarily attributable to a decrease in selling, general and administrative expenses and research and development expenses at QIS and QES, partially offset by an increase in the operating loss of Firethorn. The increase in QWI operating margin percentage was primarily attributable to improvements in QIS and QES gross margin percentage, partially offset by an increase in the operating loss of Firethorn.

QSI Segment.  QSI revenues for fiscal 2009 were $29 million, compared to $12 million for fiscal 2008. QSI loss before taxes for fiscal 2009 was $361 million, compared to $304 million for fiscal 2008. QSI revenues are attributable to our FLO TV subsidiary. QSI loss before taxes increased by $57 million primarily due to a $39 million increase in net investment losses (unrelated to FLO TV) and an $18 million increase in our FLO TV subsidiary’s loss before taxes.

Our Segment Results for Fiscal 2008 Compared to Fiscal 2007

The following should be read in conjunction with the financial results of fiscal 2008 and 2007 for each reporting segment. See “Notes to Consolidated Financial Statements, Note 10 — Segment Information.”

QCT Segment.  QCT revenues for fiscal 2008 were $6.72 billion, compared to $5.28 billion for fiscal 2007. Equipment and services revenues, mostly consisting of MSM and accompanying RF and PM integrated circuits, were $6.53 billion for fiscal 2008, compared to $5.12 billion for fiscal 2007. The increase in equipment and services revenues resulted primarily from an increase of $1.23 billion related to higher unit shipments and an increase of $219 million related to the net effects of changes in product mix and the average sales prices of such products. Approximately 336 million MSM integrated circuits were sold during fiscal 2008, compared to approximately 253 million for fiscal 2007.

QCT earnings before taxes for fiscal 2008 were $1.83 billion, compared to $1.55 billion for fiscal 2007. QCT operating income as a percentage of its revenues (operating margin percentage) was 27% in fiscal 2008, compared to 29% in fiscal 2007. The decrease in operating margin percentage was primarily due to a decrease in gross margin percentage related to an increase in reserves for excess and obsolete inventory and product support costs.

QCT inventories increased by 17% in fiscal 2008 from $387 million to $453 million primarily due to the shift in our manufacturing business model from turnkey to IFM and the related work-in process which includes purchased die and related back-end assembly and test manufacturing services needed to complete QCT integrated circuit products. The increase is also attributable to an increase in finished goods associated with growth in sales volume.

QTL Segment.  QTL revenues for fiscal 2008 were $3.62 billion, compared to $2.77 billion for fiscal 2007. QTL earnings before taxes for fiscal 2008 were $3.14 billion, compared to $2.34 billion for fiscal 2007. QTL operating margin percentage was 87% in fiscal 2008, compared to 84% in fiscal 2007. The increase in revenues from licensing and royalty fees primarily related to an increase in sales of CDMA-based products reported by QTL licensees other than Nokia, driven by the continued adoption of WCDMA at higher average selling prices than CDMA and fluctuations in currency exchange rates. In addition, QTL revenues from licensing and royalties in fiscal 2008 included $560 million (attributable to both fiscal 2008 and 2007) related to the new agreement with Nokia. Revenues from licensing and royalties in fiscal 2007 included royalty payments from Nokia only for sales of Nokia products through April 9, 2007. The increase in earnings before taxes was primarily attributable to the increase in revenues and the effect of bad debt expenses recognized in fiscal 2007, partially offset by increases in research and development expenses and patent costs, which resulted in a corresponding increase in operating margin percentage.

QWI Segment.  QWI revenues for fiscal 2008 were $785 million, compared to $828 million for fiscal 2007. Revenues decreased primarily due to a $78 million decrease in QES revenues, partially offset by a $27 million increase in QIS revenues. The decrease in QES revenues was primarily attributable to an $88 million decrease in revenues from product sales, partially offset by an $11 million increase in messaging revenues. QES shipped approximately 91,200 terrestrial-based and satellite-based systems during fiscal 2008, compared to approximately 190,300 terrestrial-based and satellite-based systems in fiscal 2007. The increase in QIS revenues was primarily attributable to increases in QChat revenues resulting from increased development efforts under a licensing agreement with Sprint and our expanded BREW customer base and products.

QWI loss before taxes for fiscal 2008 was $1 million, compared to earnings before taxes of $88 million for fiscal 2007. QWI operating margin percentage was zero percent in fiscal 2008, compared to 11% in fiscal 2007. The decrease in QWI earnings before taxes was primarily due to the decrease in revenues, a $30 million increase in QIS research and development expenses related to our BREW products and a $34 million increase in operating expenses as a result of the acquisition of Firethorn during the first quarter of fiscal 2008, all of which contributed to a corresponding decline in operating margin percentage.

QSI Segment.  QSI revenues for fiscal 2008 were $12 million, compared to $1 million for fiscal 2007, related to the commencement of our FLO TV service in March 2007. QSI loss before taxes for fiscal 2008 was $304 million, compared to $240 million for fiscal 2007. QSI loss before taxes also included a $71 million increase in our FLO TV subsidiary’s loss before taxes comprised primarily of an increase of $50 million in cost of equipment and services revenues and a $22 million increase in research and development expenses.

Liquidity and Capital Resources

Our principal sources of liquidity are our existing cash, cash equivalents and marketable securities, cash generated from operations and proceeds from the issuance of common stock under our stock option and employee stock purchase plans. Cash, cash equivalents and marketable securities were $17.7 billion at September 27, 2009, an increase of $6.5 billion from September 28, 2008. Our cash, cash equivalents and marketable securities at September 27, 2009 consisted of $7.9 billion held domestically with the remaining balance of $9.8 billion held by foreign subsidiaries. Due to tax considerations, we derive liquidity for operations primarily from domestic cash flow and investments held domestically. Total cash provided by operating activities increased to $7.2 billion during fiscal 2009, compared to $3.6 billion during fiscal 2008 primarily due to collection of a $2.5 billion licensing receivable paid in October 2008.

During fiscal 2009, we repurchased and retired 8,920,000 shares of our common stock for $284 million. At September 27, 2009, approximately $1.7 billion remained authorized for repurchases under our stock repurchase program. The stock repurchase program has no expiration date. We intend to continue to repurchase shares of our common stock under this program subject to capital availability and periodic determinations that such repurchases are in the best interest of our stockholders.

We declared and paid dividends totaling $1.1 billion, $982 million and $862 million, or $0.66, $0.60 and $0.52 per common share, during fiscal 2009, 2008 and 2007, respectively. On October 2, 2009, we announced a cash dividend of $0.17 per share on our common stock, payable on December 23, 2009 to stockholders of record as of November 25, 2009. We intend to continue to pay quarterly dividends subject to capital availability and periodic determinations that cash dividends are in the best interest of our stockholders.

Since September 2007, there has been a prolonged disruption in global financial markets that has contributed to a major crisis in debt and equity capital markets and a global economic recession. This period of economic weakness has impacted the value of our marketable securities. At September 27, 2009, gross unrealized gains on marketable securities were $870 million and gross unrealized losses were $196 million. At September 27, 2009, we concluded that the unrealized losses were temporary. Our relative weighting of these factors is reassessed when market or economic conditions change. Further, for equity securities, equity mutual and exchange-traded funds and debt mutual funds with unrealized losses, we have the ability and the intent to hold such securities until they recover, which is expected to be within a reasonable period of time. For debt securities with unrealized losses, we do not have the intent to sell, nor is it more likely than not that we will be required to sell, such securities. As a result, we do not believe the decline in the fair value of our marketable securities will materially affect our liquidity.

Accounts receivable decreased by 83% during fiscal 2009 primarily due to collection of a $2.5 billion licensing receivable, partial payment of amounts receivable for redemptions of money market funds and reclassification of the remaining net balance of these investment receivables to other assets, and a decrease of approximately $580 million in other accounts receivable. Days sales outstanding related to these other accounts receivable were 23 days at September 27, 2009 compared to 34 days at September 28, 2008. The decrease in other trade accounts receivable and the related days sales outstanding were primarily due to the timing of cash receipts related to sales of integrated circuits.

We believe our current cash and cash equivalents, marketable securities and our expected cash flow generated from operations, in addition to our substantial untapped debt capacity, will provide us with flexibility and satisfy our working and other capital requirements over the next fiscal year and beyond based on our current business plans. Our total research and development expenditures were $2.4 billion in fiscal 2009 and $2.3 billion in fiscal 2008, and we expect to continue to invest heavily in research and development for new technologies, applications and services for the wireless industry. Capital expenditures were $761 million in fiscal 2009 and $1.4 billion in fiscal 2008. Our purchase obligations for fiscal 2010, some of which relate to research and development activities and capital expenditures, totaled $893 million, at September 27, 2009. Pursuant to the Settlement and Patent License and Non-Assert Agreement with Broadcom, we are obligated to pay a remaining $648 million ratably through April 2013. Cash used for strategic investments and acquisitions, net of cash acquired, was $54 million in fiscal 2009 and $298 million in fiscal 2008, and we expect to continue making strategic investments and acquisitions to open new markets for our technology, expand our technology, obtain development resources, grow our patent portfolio or pursue new business opportunities.

Contractual Obligations/Off-Balance Sheet Arrangements

We have no significant contractual obligations not fully recorded on our consolidated balance sheets or fully disclosed in the notes to our consolidated financial statements. We have no material off-balance sheet arrangements as defined in S-K 303(a)(4)(ii).

At September 27, 2009, our outstanding contractual obligations included (in millions):

Contractual Obligations
Payments Due By Fiscal Period

						No Expiration
	Total	2010	2011-2012	2013-2014	Beyond 2014	Date

Purchase obligations(1)	$1,207	$893	$234	$25	$55	$—
Operating lease obligations	450	84	99	44	223	—
Equity funding commitments(2)	4	—	—	—	—	4

Total commitments	1,661	977	333	69	278	4

Capital lease obligations(3)	446	14	27	28	377	—
Other long-term liabilities (4)(5)	660	188	344	118	9	1

Total recorded liabilities	1,106	202	371	146	386	1

Total	$2,767	$1,179	$704	$215	$664	$5

(1)	Total purchase obligations include $683 million in commitments to purchase integrated circuit product inventories.

(2)	These commitments do not have fixed funding dates and are subject to certain conditions. Commitments represent the maximum amounts to be financed or funded under these arrangements; actual financing or funding may be in lesser amounts or not at all.

(3)	Amounts represent future minimum lease payments including interest payments. Capital lease obligations are included in other liabilities in the consolidated balance sheet at September 27, 2009.

(4)	Certain long-term liabilities reflected on our balance sheet, such as unearned revenues, are not presented in this table because they do not require cash settlement in the future. Other long-term liabilities as presented in this table include the related current portions.

(5)	Our consolidated balance sheet at September 27, 2009 included a $47 million noncurrent liability for uncertain tax positions, all of which may result in cash payment. The future payments related to uncertain tax positions have not been presented in the table above due to the uncertainty of the amounts and timing of cash settlement with the taxing authorities.

Additional information regarding our financial commitments at September 27, 2009 is provided in the notes to our consolidated financial statements. See “Notes to Consolidated Financial Statements, Note 9 — Commitments and Contingencies.”

Future Accounting Requirements

In December 2007, the Financial Accounting Standards Board (FASB) revised the authoritative guidance for business combinations, which establishes principles and requirements for how the acquirer in a business combination (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree, (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance will be effective for our fiscal 2010 beginning September 28, 2009 and will change our accounting treatment for business combinations on a prospective basis.

The FASB issued authoritative guidance for fair value measurements in September 2006, which defines fair value, establishes a framework for measuring fair value and expands disclosures about assets and liabilities measured at fair value in the financial statements. We adopted the provisions of the guidance for financial assets and liabilities effective September 29, 2008 but elected a partial deferral under the provisions related to nonfinancial assets and liabilities that are measured at fair value on a nonrecurring basis, including goodwill, wireless licenses, other intangible and long-lived assets, guarantees and asset retirement obligations. The adoption of this guidance in fiscal 2010 on such nonfinancial assets and liabilities is not expected to have a significant impact on our consolidated financial statements.

In September 2009, the FASB ratified the final consensus reached by the Emerging Issues Task Force (EITF) that revised the authoritative guidance for revenue arrangements with multiple deliverables. The guidance addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting and how the arrangement consideration should be allocated among the separate units of accounting. The guidance will be effective for our fiscal 2011 beginning September 27, 2010 with early adoption permitted. The guidance may be applied retrospectively or prospectively for new or materially modified arrangements. We are in the process of evaluating early prospective adoption and determining the effects, if any, the adoption of the guidance will have on our consolidated financial statements.

In September 2009, the FASB also ratified the final consensus reached by the EITF that modifies the scope of the software revenue recognition guidance to exclude (a) non-software components of tangible products and (b) software components of tangible products that are sold, licensed or leased with tangible products when the software components and non-software components of the tangible product function together to deliver the tangible product’s essential functionality. The guidance will be effective for our fiscal 2011 beginning September 27, 2010 with early adoption permitted. The guidance may be applied retrospectively or prospectively for new or materially modified arrangements. We are in the process of evaluating early prospective adoption and determining the effects, if any, the adoption of the guidance will have on our consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

Credit Market Risk.  Since September 2007, there has been a prolonged disruption in global financial markets that has led to a major crisis in debt and equity capital markets and a global economic recession. This period of economic weakness has impacted the value of most types of investment- and non-investment-grade bonds and debt obligations and mortgage- and asset-backed securities. At September 27, 2009, we held a significant portion of our corporate cash in diversified portfolios of fixed- and floating-rate, investment-grade marketable securities, mortgage- and asset-backed securities, non-investment-grade bank loans and bonds, preferred stocks and other securities that have been affected by these credit market concerns and had temporary gross unrealized losses of $39 million. Although we consider these unrealized losses to be temporary, there is a risk that we may incur net other-than-temporary impairment charges or realized losses on the values of these and other similarly affected securities if U.S. credit and equity markets do not stabilize and recover to previous levels in the coming quarters.

Interest Rate Risk.  We invest our cash in a number of diversified investment- and non-investment-grade fixed and floating rate securities, consisting of cash equivalents, marketable debt securities and debt mutual funds. We deposit our cash primarily with one major institution. Changes in the general level of United States interest rates can affect the principal values and yields of fixed interest-bearing securities. If interest rates in the general economy were to rise rapidly in a short period of time, our fixed interest-bearing securities could lose value. As interest rates in the general economy have dropped significantly over the past several months, our floating interest-bearing securities are earning less interest income. When the general economy weakens significantly, as it has recently, the credit profile, financial strength and growth prospects of certain issuers of interest-bearing securities held in our investment portfolios may deteriorate, and our interest-bearing securities may lose value either temporarily or other than temporarily. We may implement investment strategies of different types with varying duration and risk/return trade-offs that do not perform well.

The following table provides information about our interest-bearing securities that are sensitive to changes in interest rates. The table presents principal cash flows, weighted-average yield at cost and contractual maturity dates. Additionally, we have assumed that these securities are similar enough within the specified categories to aggregate these securities for presentation purposes.

Interest Rate Sensitivity
Principal Amount by Expected Maturity
Average Interest Rates
(Dollars in millions)

							No Single
	2010	2011	2012	2013	2014	Thereafter	Maturity	Total

Fixed interest-bearing securities:
Cash and cash equivalents	$470	$—	$—	$—	$—	$—	$—	$470
Interest rate	0.4%
Available-for-sale securities:
Investment grade	$1,481	$1,195	$673	$235	$669	$250	$2,600	$7,103
Interest rate	2.0%	2.9%	3.6%	4.7%	4.6%	6.8%	2.7%
Non-investment grade	$15	$27	$30	$88	$133	$713	$29	$1,035
Interest rate	9.2%	12.7%	11.0%	10.5%	10.2%	10.8%	0.7%
Floating interest-bearing securities:
Cash and cash equivalents	$2,004	$—	$—	$—	$—	$—	$—	$2,004
Interest rate	0.2%
Available-for-sale securities:
Investment grade	$794	$742	$227	$14	$—	$321	$619	$2,717
Interest rate	1.2%	1.1%	0.9%	0.4%		8.6%	3.7%
Non-investment grade	$6	$12	$79	$204	$348	$162	$894	$1,705
Interest rate	26.6%	7.6%	6.8%	6.8%	7.2%	9.1%	4.2%

Cash and cash equivalents and available-for-sale securities are recorded at fair value.

Equity Price Risk.  The prolonged disruption in global financial markets has caused increased volatility in the fair values of our equity securities and equity mutual and exchange-traded fund shares. We have a diversified marketable securities portfolio that includes equities held by mutual and exchange-traded fund shares that are subject to equity price risk. We have made investments in marketable equity securities of companies of varying size, style, industry and geography, and changes in investment allocations may affect the price volatility of our investments. A 10% decrease in the market price of our marketable equity securities and equity mutual fund and exchange-traded fund shares at September 27, 2009 would cause a decrease in the carrying amounts of these securities of $247 million. At September 27, 2009, gross unrealized losses of our marketable equity securities and equity mutual and exchange-traded fund shares were approximately $157 million.

Foreign Exchange Risk.  We manage our exposure to foreign exchange market risks, when deemed appropriate, through the use of derivative financial instruments, including foreign currency forward and option contracts with financial counterparties. Such derivative financial instruments are viewed as hedging or risk management tools and are not used for speculative or trading purposes. At September 27, 2009, we had a net liability of $28 million related to foreign currency option contracts that were designated as hedges of foreign currency risk on royalties earned from certain international licensees on their sales of CDMA and WCDMA products. Counterparties to our derivative contracts are all major institutions. In the event of the financial insolvency or distress of a counterparty to our derivative financial instruments, we may be unable to settle transactions, which could materially impact our results. If our forecasted royalty revenues were to decline by 20% and foreign exchange rates were to change unfavorably by 20% in each of our hedged foreign currencies, we would incur a loss of approximately $19 million resulting from a decrease in the fair value of the portion of our hedges that would be rendered ineffective. See “Notes to Consolidated Financial Statements, Note 1 — The Company and Its Significant Accounting Policies” for a description of our foreign currency accounting policies.

Financial instruments held by consolidated subsidiaries that are not denominated in the functional currency of those entities are subject to the effects of currency fluctuations and may affect reported earnings. As a global concern, we face exposure to adverse movements in foreign currency exchange rates. We may hedge currency exposures associated with certain assets and liabilities denominated in nonfunctional currencies and certain anticipated nonfunctional currency transactions. As a result, we could experience unanticipated gains or losses on anticipated foreign currency cash flows, as well as economic loss with respect to the recoverability of investments. While we may hedge certain transactions with non-United States customers, declines in currency values in certain regions may, if not reversed, adversely affect future product sales because our products may become more expensive to purchase in the countries of the affected currencies.

Our analysis methods used to assess and mitigate the risks discussed above should not be considered projections of future risks.

Controls and Procedures

Conclusion Regarding the Effectiveness of Disclosure Controls and Procedures

Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of our disclosure controls and procedures, as such terms are defined under Rule 13a-15(e) promulgated under the Securities Exchange Act of 1934, as amended (the Exchange Act). Based on this evaluation, our principal executive officer and our principal financial officer concluded that our disclosure controls and procedures were effective as of the end of the period covered by our Annual Report.

Management’s Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our evaluation under the framework in Internal Control — Integrated Framework, our management concluded that our internal control over financial reporting was effective as of September 27, 2009.

PricewaterhouseCoopers LLP, the independent registered public accounting firm that audited the consolidated financial statements included in our Annual Report on Form 10-K, has also audited the effectiveness of our internal control over financial reporting as of September 27, 2009, as stated in its report which appears elsewhere herein.

Inherent Limitations Over Internal Controls

Our internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with generally accepted accounting principles. Our internal control over financial reporting includes those policies and procedures that:

i.	pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of our assets;

ii.	provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors; and

iii.	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the consolidated financial statements.

Internal control over financial reporting cannot provide absolute assurance of achieving financial reporting objectives because of its inherent limitations, including the possibility of human error and circumvention by collusion or overriding of controls. Accordingly, even an effective internal control system may not prevent or detect material misstatements on a timely basis. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

Changes in Internal Control Over Financial Reporting

There have been no changes in our internal control over financial reporting during fiscal 2009 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of QUALCOMM Incorporated:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, cash flows and stockholders’ equity present fairly, in all material respects, the financial position of QUALCOMM Incorporated and its subsidiaries at September 27, 2009 and September 28, 2008 and the results of their operations and their cash flows for each of the three years in the period ended September 27, 2009 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of September 27, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP
San Diego, California
November 4, 2009

QUALCOMM INCORPORATED

CONSOLIDATED BALANCE SHEETS
(In millions, except per share data)

	September 27,	September 28,
	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$2,717	$1,840
Marketable securities	8,352	4,571
Accounts receivable, net	700	4,187
Inventories	453	521
Deferred tax assets	149	289
Other current assets	199	464

Total current assets	12,570	11,872
Marketable securities	6,673	4,858
Deferred tax assets	843	830
Property, plant and equipment, net	2,387	2,162
Goodwill	1,492	1,517
Other intangible assets, net	3,065	3,104
Other assets	415	369

Total assets	$27,445	$24,712

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$636	$570
Payroll and other benefits related liabilities	480	406
Unearned revenues	441	394
Other current liabilities	1,256	1,070

Total current liabilities	2,813	2,440
Unearned revenues	3,464	3,768
Income taxes payable	47	227
Other liabilities	805	333

Total liabilities	7,129	6,768

Commitments and contingencies (Note 9)
Stockholders’ equity:
Preferred stock, $0.0001 par value; issuable in series; 8 shares authorized; none outstanding at September 27, 2009 and September 28, 2008	—	—
Common stock, $0.0001 par value; 6,000 shares authorized; 1,669 and 1,656 shares issued and outstanding at September 27, 2009 and September 28, 2008, respectively	—	—
Paid-in capital	8,493	7,511
Retained earnings	11,235	10,717
Accumulated other comprehensive income (loss)	588	(284)

Total stockholders’ equity	20,316	17,944

Total liabilities and stockholders’ equity	$27,445	$24,712

See accompanying notes.

QUALCOMM INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Year Ended
	September 27,	September 28,	September 30,
	2009	2008	2007

Revenues:
Equipment and services	$6,466	$7,160	$5,765
Licensing and royalty fees	3,950	3,982	3,106

Total revenues	10,416	11,142	8,871

Operating expenses:
Cost of equipment and services revenues	3,181	3,414	2,681
Research and development	2,440	2,281	1,829
Selling, general and administrative	1,556	1,717	1,478
Litigation settlement, patent license and other related items (Note 9)	783	—	—
Accrued KFTC fine (Note 9)	230	—	—

Total operating expenses	8,190	7,412	5,988

Operating income	2,226	3,730	2,883
Investment (loss) income, net (Note 5)	(150)	96	743

Income before income taxes	2,076	3,826	3,626
Income tax expense	(484)	(666)	(323)

Net income	$1,592	$3,160	$3,303

Basic earnings per common share	$0.96	$1.94	$1.99

Diluted earnings per common share	$0.95	$1.90	$1.95

Shares used in per share calculations:
Basic	1,656	1,632	1,660

Diluted	1,673	1,660	1,693

Dividends per share announced	$0.66	$0.60	$0.52

See accompanying notes.

QUALCOMM INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Year Ended
	September 27,	September 28,	September 30,
	2009	2008	2007

Operating Activities:
Net income	$1,592	$3,160	$3,303
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	635	456	383
Revenues related to non-monetary exchanges	(114)	(172)	—
Non-cash portion of income tax (benefit) expense	(33)	306	91
Non-cash portion of share-based compensation expense	584	541	488
Non-cash portion of interest and dividend income	(68)	(26)	(22)
Incremental tax benefit from stock options exercised	(79)	(408)	(240)
Net realized gains on marketable securities and other investments	(137)	(155)	(222)
Net impairment losses on marketable securities and other investments	763	535	27
Other items, net	36	29	(21)
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	3,083	(802)	(16)
Inventories	69	(47)	(234)
Other assets	(58)	(17)	(96)
Trade accounts payable	57	(63)	209
Payroll, benefits and other liabilities	984	310	139
Unearned revenues	(142)	(89)	22

Net cash provided by operating activities	7,172	3,558	3,811

Investing Activities:
Capital expenditures	(761)	(1,397)	(818)
Purchases of available-for-sale securities	(10,443)	(7,680)	(8,492)
Proceeds from sale of available-for-sale securities	5,274	6,689	7,998
Increase in receivables for settlement of investments	—	(406)	—
Cash received for partial settlement of investment receivables	349	—	—
Other investments and acquisitions, net of cash acquired	(54)	(298)	(249)
Change in collateral held under securities lending	173	248	(421)
Other items, net	5	25	84

Net cash used by investing activities	(5,457)	(2,819)	(1,898)

Financing Activities:
Proceeds from issuance of common stock	642	1,184	556
Incremental tax benefit from stock options exercised	79	408	240
Repurchase and retirement of common stock	(285)	(1,670)	(1,482)
Dividends paid	(1,093)	(982)	(862)
Change in obligation under securities lending	(173)	(248)	421
Other items, net	(3)	1	16

Net cash used by financing activities	(833)	(1,307)	(1,111)

Effect of exchange rate changes on cash	(5)	(3)	2

Net increase (decrease) in cash and cash equivalents	877	(571)	804
Cash and cash equivalents at beginning of year	1,840	2,411	1,607

Cash and cash equivalents at end of year	$2,717	$1,840	$2,411

See accompanying notes.

QUALCOMM INCORPORATED

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In millions)

				Accumulated
				Other	Total
	Common Stock	Paid-In	Retained	Comprehensive	Stockholders’
	Shares	Capital	Earnings	Income (Loss)	Equity

Balance at September 24, 2006	1,652	$7,242	$6,100	$64	$13,406

Components of comprehensive income:
Net income	—	—	3,303	—	3,303
Unrealized net gains on securities and derivative instruments, net of income tax expenses of $198	—	—	—	274	274
Reclassification adjustment for net realized gains on securities and derivative instruments included in net income, net of income tax expenses of $87	—	—	—	(131)	(131)
Other comprehensive income, net of income tax benefits of $6	—	—	—	30	30

Total comprehensive income					3,476

Exercise of stock options	28	477	—	—	477
Tax benefit from exercise of stock options	—	229	—	—	229
Issuance for Employee Stock Purchase and Executive Retirement Plans	3	88	—	—	88
Share-based compensation	—	485	—	—	485
Repurchase and retirement of common stock	(37)	(1,459)	—	—	(1,459)
Dividends	—	—	(862)	—	(862)
Other	—	(5)	—	—	(5)

Balance at September 30, 2007	1,646	7,057	8,541	237	15,835

Components of comprehensive income:
Net income	—	—	3,160	—	3,160
Unrealized net losses on securities and derivative instruments, net of income tax benefits of $373	—	—	—	(738)	(738)
Reclassification adjustment for net realized gains on securities and derivative instruments included in net income, net of income tax expenses of $48	—	—	—	(72)	(72)
Reclassification adjustment for other-than-temporary losses on marketable securities included in net income, net of income tax benefits of $201	—	—	—	301	301
Foreign currency translation	—	—	—	(12)	(12)

Total comprehensive income					2,639

Exercise of stock options	49	1,070	—	—	1,070
Tax benefit from exercise of stock options	—	385	—	—	385
Issuance for Employee Stock Purchase and Executive Retirement Plans	4	117	—	—	117
Share-based compensation	—	544	—	—	544
Repurchase and retirement of common stock	(43)	(1,666)	—	—	(1,666)
Dividends	—	—	(982)	—	(982)
Other	—	4	(2)	—	2

Balance at September 28, 2008	1,656	7,511	10,717	(284)	17,944

Components of comprehensive income:
Net income	—	—	1,592	—	1,592
Noncredit other-than-temporary impairment losses and subsequent changes in fair value related to certain marketable debt securities, net of income tax expenses of $12	—	—	—	135	135
Net unrealized gains on other marketable securities and derivative instruments, net of income tax benefits of $5	—	—	—	261	261
Reclassification adjustment for net realized gains on securities and derivative instruments included in net income, net of income tax expenses of $75	—	—	—	(93)	(93)
Reclassification adjustment for other-than-temporary losses on marketable securities included in net income, net of income tax benefits of $130	—	—	—	613	613
Foreign currency translation	—	—	—	(25)	(25)

Total comprehensive income					2,483

Exercise of stock options	18	534	—	—	534
Tax benefit from exercise of stock options	—	34	—	—	34
Issuance for Employee Stock Purchase and Executive Retirement Plans	4	114	—	—	114
Share-based compensation	—	585	—	—	585
Repurchase and retirement of common stock	(9)	(285)	—	—	(285)
Dividends	—	—	(1,093)	—	(1,093)
Cumulative effect of adoption (Note 3)	—	—	19	(19)	—

Balance at September 27, 2009	1,669	$8,493	$11,235	$588	$20,316

See accompanying notes.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	The Company and Its Significant Accounting Policies

The Company.  QUALCOMM Incorporated (the Company or QUALCOMM), a Delaware corporation, develops, designs, manufactures and markets digital wireless telecommunications products and services. The Company is a leading developer and supplier of Code Division Multiple Access (CDMA)-based integrated circuits and system software for wireless voice and data communications, multimedia functions and global positioning system products to wireless device and infrastructure manufacturers. The Company also manufactures and sells products based upon Orthogonal Frequency Division Multiplexing Access (OFDMA) technology. The Company grants licenses to use portions of its intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products, and receives license fees as well as ongoing royalties based on sales by licensees of wireless telecommunications equipment products incorporating its patented technologies. The Company sells equipment, software and services to transportation and other companies to wireless connect their assets and workforce. The Company provides software products and services for content enablement across a wide variety of platforms and devices for the wireless industry. The Company provides services to wireless operators to delivery multimedia content, including live television, in the United States. The Company also makes strategic investments to promote the worldwide adoption of CDMA products and services for wireless voice and internet data communications.

Principles of Consolidation.  The Company’s consolidated financial statements include the assets, liabilities and operating results of majority-owned subsidiaries. The ownership of the other interest holders of consolidated subsidiaries is reflected as minority interest and is not significant. All significant intercompany accounts and transactions have been eliminated. Certain of the Company’s foreign subsidiaries are included in the consolidated financial statements one month in arrears to facilitate the timely inclusion of such entities in the Company’s consolidated financial statements. The Company is not the primary beneficiary of, nor does it hold a significant variable interest in, any variable interest entity.

Financial Statement Preparation.  The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts and the disclosure of contingent amounts in the Company’s consolidated financial statements and the accompanying notes. Actual results could differ from those estimates. Certain prior year amounts have been reclassified to conform to the current year presentation.

The Company has evaluated subsequent events through the date that the financial statements were issued on November 4, 2009.

Fiscal Year.  The Company operates and reports using a 52-53 week fiscal year ending on the last Sunday in September. The fiscal years ended September 27, 2009 and September 28, 2008 both included 52 weeks. The fiscal year ended September 30, 2007 included 53 weeks.

Revenue Recognition.  The Company derives revenues principally from sales of integrated circuit products, royalties and license fees for its intellectual property, messaging and other services and related hardware sales, software development and licensing and related services, software hosting services and services related to delivery of multimedia content. The timing of revenue recognition and the amount of revenue actually recognized in each case depends upon a variety of factors, including the specific terms of each arrangement and the nature of the Company’s deliverables and obligations.

The Company allocates revenue for transactions that include multiple elements to each unit of accounting based on its relative fair value and recognizes revenue for each unit of accounting when revenue recognition criteria have been met. The price charged when the element is sold separately generally determines fair value. When the Company has objective evidence of the fair values of undelivered elements but not delivered elements, the Company allocates revenue first to the fair value of the undelivered elements, and the residual revenue is then allocated to the delivered elements. If the fair value of any undelivered element included in a multiple element

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

arrangement cannot be objectively determined, revenue is deferred until all elements are delivered or services have been performed, or until fair value can objectively be determined for any remaining undelivered elements.

Revenues from sales of the Company’s products are recognized at the time of shipment, or when title and risk of loss pass to the customer and other criteria for revenue recognition are met, if later. Revenues from providing services, including software hosting services and the delivery of multimedia content, are recognized when earned.

The Company licenses rights to use portions of its intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products. Licensees typically pay a license fee in one or more installments and ongoing royalties based on their sales of products incorporating or using the Company’s licensed intellectual property. License fees are recognized over the estimated period of benefit to the licensee, typically five to fifteen years. The Company earns royalties on such licensed products sold worldwide by its licensees at the time that the licensees’ sales occur. The Company’s licensees, however, do not report and pay royalties owed for sales in any given quarter until after the conclusion of that quarter. The Company recognizes royalty revenues based on royalties reported by licensees during the quarter and when other revenue recognition criteria are met.

Revenues from long-term contracts are recognized using the percentage-of-completion method of accounting, based on costs incurred compared with total estimated costs. The percentage-of-completion method relies on estimates of total contract revenue and costs. Revenues and profits are subject to revisions as the contract progresses to completion. Revisions in profit estimates are charged or credited to income in the period in which the facts that give rise to the revision become known. If actual contract costs are greater than expected, reduction of contract profit would be required. Estimated contract losses are recognized when determined.

The Company provides both perpetual and renewable time-based software licenses. Revenues from software license fees are recognized when revenue recognition criteria are met and, if applicable, when vendor-specific objective evidence exists to allocate the total license fee to elements of multiple-element software arrangements, including post-contract customer support. Post-contract support is recognized ratably over the term of the related contract. When contracts contain multiple elements wherein the only undelivered element is post-contract customer support and vendor-specific objective evidence of the fair value of post-contract customer support does not exist, revenue from the entire arrangement is recognized ratably over the support period. The amount or timing of the Company’s software license revenue may differ as a result of changes in these judgments or estimates.

The Company records reductions to revenue for customer incentive programs, including special pricing agreements and other volume-related rebate programs, in the same period that the related revenue is recorded. Such reductions to revenue are based on a number of factors, including the contractual provisions of the customer agreements and the Company’s assumptions related to historical and projected customer sales volumes, market share and inventory levels.

Unearned revenues consist primarily of fees related to software products, license fees for intellectual property, hardware product sales with continuing performance obligations and billings on uncompleted contracts in excess of incurred cost and accrued profit.

Concentrations.  A significant portion of the Company’s revenues is concentrated with a limited number of customers as the worldwide market for wireless telecommunications products is dominated by a small number of large corporations. Revenues from two customers of the Company’s QCT and QTL segments each comprised an aggregate of 18% and 13% of total consolidated revenues in fiscal 2009, compared to 16% and 14% of total consolidated revenues in fiscal 2008 and 13% and 14% of total consolidated revenues in fiscal 2007, respectively. Aggregated accounts receivable from three customers comprised 48% of gross accounts receivable at September 27, 2009. Aggregated accounts receivable from one customer comprised 60% of gross accounts receivable at September 28, 2008.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Revenues from international customers were approximately 94%, 91% and 87% of total consolidated revenues in fiscal 2009, 2008 and 2007, respectively.

Cost of Equipment and Services Revenues.  Cost of equipment and services revenues is primarily comprised of the cost of equipment revenues, the cost of messaging and multimedia content delivery services revenues and the cost of development and other services revenues. Cost of equipment revenues consists of the cost of equipment sold, the amortization of certain intangible assets, including license fees and patents, and sustaining engineering costs, including personnel and related costs. Cost of messaging and multimedia content delivery services revenues consists principally of satellite transponder costs, network operations expenses, including personnel and related costs, depreciation, content costs and airtime charges by telecommunications operators. Cost of development and other services revenues primarily includes personnel costs and related expenses.

Shipping and Handling Costs.  Costs incurred for shipping and handling are included in cost of equipment and services revenues at the time the related revenue is recognized. Amounts billed to a customer for shipping and handling are reported as revenue.

Research and Development.  Costs incurred in research and development activities are expensed as incurred, except certain software development costs capitalized after technological feasibility of the software is established.

Marketing.  Cooperative marketing programs reimburse customers for marketing activities for certain of the Company’s products and services, subject to defined criteria. Cooperative marketing costs are recorded as selling, general and administrative expenses to the extent that a marketing benefit separate from the revenue transaction can be identified and the cash paid does not exceed the fair value of that marketing benefit received. Any excess of cash paid over the fair value of the marketing benefit received is recorded as a reduction in revenues in the same period the related revenue is recorded. Cooperative marketing expense is recorded immediately when payments are advanced to the customer or as the costs are incurred by the customer when payments are not advanced.

Income Taxes.  The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Tax law and rate changes are reflected in income in the period such changes are enacted. The Company records a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized. The Company includes interest and penalties related to income taxes, including unrecognized tax benefits, within the provision for income taxes.

The Company’s income tax returns are based on calculations and assumptions that are subject to examination by the Internal Revenue Service and other tax authorities. In addition, the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations. We recognize liabilities for uncertain tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. While the Company believes it has appropriate support for the positions taken on its tax returns, the Company regularly assesses the potential outcomes of examinations by tax authorities in determining the adequacy of its provision for income taxes. The Company continually assesses the likelihood and amount of potential adjustments and adjusts the income tax provision, income taxes payable and deferred taxes in the period in which the facts that give rise to a revision become known.

The Company recognizes windfall tax benefits associated with the exercise of stock options directly to stockholders’ equity only when realized. A windfall tax benefit occurs when the actual tax benefit realized by the Company upon an employee’s disposition of a share-based award exceeds the deferred tax asset, if any, associated with the award that the Company had recorded. When assessing whether a tax benefit relating to share-based compensation has been realized, the Company follows the tax law ordering method, under which current year share-

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

based compensation deductions are assumed to be utilized before net operating loss carryforwards and other tax attributes.

Cash Equivalents.  The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash equivalents are comprised of money market funds, certificates of deposit, commercial paper and government agencies’ securities. The carrying amounts approximate fair value due to the short maturities of these instruments.

Marketable Securities.  The appropriate classification of marketable securities is determined at the time of purchase and reevaluated as of each balance sheet date. The Company classifies available-for-sale securities as current or noncurrent based on the nature of the securities and their availability for use in current operations. Actively traded available-for-sale securities are stated at fair value as determined by the security’s most recently traded price at the balance sheet date. If securities are not actively traded, fair value is determined using other valuation techniques, such as matrix pricing. The net unrealized gains or losses on available-for-sale securities are reported as a component of accumulated other comprehensive income (loss), net of income tax. The realized gains and losses on marketable securities are determined using the specific identification method.

At each balance sheet date, the Company assesses securities in an unrealized loss position to determine whether the unrealized loss is other than temporary. The Company considers factors including: the significance of the decline in value compared to the cost basis, underlying factors contributing to a decline in the prices of securities in a single asset class, how long the market value of the security has been less than its cost basis, the security’s relative performance versus its peers, sector or asset class, expected market volatility and the market and economy in general, analyst recommendations and price targets, views of external investment managers, news or financial information that has been released specific to the investee and the outlook for the overall industry in which the investee operates.

In April 2009, the Financial Accounting Standards Board (FASB) amended the existing guidance on determining whether an impairment for investments in debt securities is other-than-temporary. Effective in the third quarter of fiscal 2009, if the debt security’s market value is below amortized cost and the Company either intends to sell the security or it is more likely than not that the Company will be required to sell the security before its anticipated recovery, the Company records an other-than-temporary impairment charge to investment income (loss) for the entire amount of the impairment. For the remaining debt securities, if an other-than-temporary impairment exists, the Company separates the other-than-temporary impairment into the portion of the loss related to credit factors, or the credit loss portion, and the portion of the loss that is not related to credit factors, or the noncredit loss portion. The credit loss portion is the difference between the amortized cost of the security and the Company’s best estimate of the present value of the cash flows expected to be collected from the debt security. The noncredit loss portion is the residual amount of the other-than-temporary impairment. The credit loss portion is recorded as a charge to investment income (loss), and the noncredit loss portion is recorded as a separate component of other comprehensive income (loss). Prior to the third quarter of fiscal 2009, the entire other-than-temporary impairment loss was recognized in earnings for all debt securities.

When calculating the present value of expected cash flows to determine the credit loss portion of the other-than-temporary impairment, the Company estimates the amount and timing of projected cash flows, the probability of default and the timing and amount of recoveries on a security-by-security basis. These calculations use inputs primarily based on observable market data, such as credit default swap spreads, historical default and recovery statistics, rating agency data, credit ratings and other data relevant to analyzing the collectibility of the security. The amortized cost basis of a debt security is adjusted for any credit loss portion of the impairment recorded to earnings. The difference between the new cost basis and cash flows expected to be collected is accreted to investment income (loss) over the remaining expected life of the security.

Securities that are accounted for as equity securities include investments in common stock, equity mutual and exchange-traded funds and debt mutual funds. For equity securities, the Company considers the loss relative to the

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

expected volatility and the likelihood of recovery over a reasonable period of time. If events and circumstances indicate that a decline in the value of an equity security has occurred and is other than temporary, the Company records a charge to investment income (loss) for the difference between fair value and cost at the balance sheet date. Additionally, if the Company has either the intent to sell the security or does not have both the intent and the ability to hold the equity security until its anticipated recovery, the Company records a charge to investment income (loss) for the difference between fair value and cost at the balance sheet date.

Allowances for Doubtful Accounts.  The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of the Company’s customers to make required payments. The Company considers the following factors when determining if collection of a fee is reasonably assured: customer credit-worthiness, past transaction history with the customer, current economic industry trends and changes in customer payment terms. If the Company has no previous experience with the customer, the Company typically obtains reports from various credit organizations to ensure that the customer has a history of paying its creditors. The Company may also request financial information, including financial statements or other documents to ensure that the customer has the means of making payment. If these factors do not indicate collection is reasonably assured, revenue is deferred until collection becomes reasonably assured, which is generally upon receipt of cash. If the financial condition of the Company’s customers was to deteriorate, adversely affecting their ability to make payments, additional allowances would be required.

Inventories.  Inventories are valued at the lower of cost or market (replacement cost, not to exceed net realizable value) using the first-in, first-out method. Recoverability of inventory is assessed based on review of committed purchase orders from customers, as well as purchase commitment projections provided by customers, among other things.

Property, Plant and Equipment.  Property, plant and equipment are recorded at cost and depreciated or amortized using the straight-line method over their estimated useful lives. Buildings and building improvements are depreciated over 30 years and 15 years, respectively. Leasehold improvements are amortized over the shorter of their estimated useful lives or the remaining term of the related lease, not to exceed 15 years. Other property, plant and equipment have useful lives ranging from 2 to 25 years. Direct external and internal costs of developing software for internal use are capitalized subsequent to the preliminary stage of development. Leased property meeting certain capital lease criteria is capitalized, and the net present value of the related lease payments is recorded as a liability. Amortization of capital leased assets is recorded using the straight-line method over the shorter of the estimated useful lives or the lease terms. Maintenance, repairs, and minor renewals and betterments are charged to expense as incurred.

Upon the retirement or disposition of property, plant and equipment, the related cost and accumulated depreciation or amortization are removed, and a gain or loss is recorded.

Derivatives.  The Company may enter into foreign currency forward and option contracts to hedge certain foreign currency transactions and probable anticipated foreign currency revenue transactions. Gains and losses arising from changes in the fair values of foreign currency forward and option contracts that are not designated as hedging instruments are recorded in investment income (expense) as gains (losses) on derivative instruments. Gains and losses arising from the effective portion of foreign currency forward and option contracts that are designated as cash-flow hedging instruments are recorded in accumulated other comprehensive income (loss) as gains (losses) on derivative instruments, net of tax. The amounts are subsequently reclassified into revenues in the same period in which the underlying transactions affect the Company’s earnings. The Company had no outstanding forward contracts at September 27, 2009 and September 28, 2008. The value of the Company’s foreign currency option contracts recorded in other current assets was $29 million and $56 million at September 27, 2009 and September 28, 2008, respectively, and the value recorded in other current liabilities was $58 million and $19 million at September 27, 2009 and September 28, 2008, respectively, substantially all of which were designated as cash-flow hedging instruments.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In connection with its stock repurchase program, the Company may sell put options that require the Company to repurchase shares of its common stock at fixed prices. The premiums received from put options are recorded as other current liabilities. Changes in the fair value of put options are recorded in investment income (expense) as gains (losses) on derivative instruments. At September 27, 2009 and September 28, 2008, no put options were outstanding.

Goodwill and Other Intangible Assets.  Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. Goodwill is tested annually for impairment and in interim periods if certain events occur indicating that the carrying value of goodwill may be impaired.

Acquired intangible assets other than goodwill are amortized over their useful lives unless the lives are determined to be indefinite. Acquired intangible assets are carried at cost, less accumulated amortization. For intangible assets purchased in a business combination or received in a non-monetary exchange, the estimated fair values of the assets received (or, for non-monetary exchanges, the estimated fair values of the assets transferred if more clearly evident) are used to establish the cost bases, except when neither of the values of the assets received or the assets transferred in non-monetary exchanges are determinable within reasonable limits. Valuation techniques consistent with the market approach, income approach and/or cost approach are used to measure fair value. Amortization of finite-lived intangible assets is computed over the useful lives of the respective assets.

Weighted-average amortization periods for finite-lived intangible assets, by class, were as follows:

	September 27,	September 28,
	2009	2008

Wireless licenses	5 years	15 years
Marketing-related	18 years	16 years
Technology-based	14 years	14 years
Customer-related	5 years	5 years
Other	22 years	22 years
Total intangible assets	14 years	14 years

Impairment of Long-Lived and Intangible Assets.  The Company assesses potential impairments to its long-lived assets or asset groups when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recovered. An impairment loss is recognized when the carrying amount of the long-lived asset or asset group is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset or asset group is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset or asset group. Any required impairment loss is measured as the amount by which the carrying amount of a long-lived asset or asset group exceeds its fair value and is recorded as a reduction in the carrying value of the related asset or asset group and a charge to operating results. Intangible assets with indefinite lives are tested annually for impairment and in interim periods if certain events occur indicating that the carrying value of the intangible assets may be impaired.

Securities Lending.  The Company may engage in transactions in which certain fixed-income and equity securities are loaned to selected broker-dealers. At September 27, 2009, there were no securities loaned under the Company’s securities lending program. The loaned securities of $169 million at September 28, 2008 were included in marketable securities on the balance sheet. Cash collateral is held and invested by one or more securities lending agents on behalf of the Company. The Company monitors the fair value of securities loaned and the collateral received and obtains additional collateral as necessary. Collateral of $173 million at September 28, 2008 was recorded as a current asset with a corresponding current liability.

Litigation.  The Company is currently involved in certain legal proceedings. The Company records its best estimate of a loss related to pending litigation when the loss is considered probable and the amount can be

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

reasonably estimated. Where a range of loss can be reasonably estimated with no best estimate in the range, the Company records the minimum estimated liability related to the claim. As additional information becomes available, the Company assesses the potential liability related to the Company’s pending litigation and revises its estimates. The Company’s policy is to expense legal costs associated with defending itself as incurred.

Share-Based Payments.  Share-based compensation cost, principally related to stock options, is measured at the grant date, based on the estimated fair value of the award and is recognized as expense over the employee’s requisite service period. The Company’s employee stock options have various restrictions that reduce option value, including vesting provisions and restrictions on transfer and hedging, among others, and are often exercised prior to their contractual maturity.

The weighted-average estimated fair values of employee stock options granted during fiscal 2009, 2008 and 2007 were $14.27, $15.97 and $14.54 per share, respectively, as determined using the lattice binomial option-pricing model with the following weighted-average assumptions (annualized percentages):

	2009	2008	2007

Volatility	42.7%	41.1%	33.4%
Risk-free interest rate	2.6%	3.8%	4.6%
Dividend yield	1.5%	1.3%	1.3%
Post-vesting forfeiture rate	9.2%	8.0%	6.5%
Suboptimal exercise factor	1.9	1.9	1.8

The Company uses the implied volatility of market-traded options in the Company’s stock for the expected volatility assumption. The term structure of volatility is used up to approximately two years, and the Company uses the implied volatility of the option with the longest time to maturity for periods beyond two years. The selection of implied volatility data to estimate expected volatility was based upon the availability of actively traded options on the Company’s stock and the Company’s assessment that implied volatility is more representative of future stock price trends than historical volatility.

The risk-free interest rate assumption is based upon observed interest rates appropriate for the terms of the Company’s employee stock options. The Company does not target a specific dividend yield for its dividend payments but is required to assume a dividend yield as an input to the binomial model. The dividend yield assumption is based on the Company’s history and expectation of future dividend payouts and may be subject to substantial change in the future. The post-vesting forfeiture rate and suboptimal exercise factor are based on the Company’s historical option cancellation and employee exercise information, respectively. The post-vesting forfeiture rate represents the rate at which stock options are expected to be forfeited by employees subsequent to their vest dates. The suboptimal exercise factor is the ratio by which the stock price must increase over the exercise price before employees are expected to exercise their stock options.

The expected life of employee stock options represents the weighted-average period the stock options are expected to remain outstanding and is a derived output of the binomial model. The expected life of employee stock options is impacted by all of the underlying assumptions used in the Company’s binomial model. The binomial model assumes that employees’ exercise behavior is a function of the options’ remaining contractual life and the extent to which the option is in-the-money (i.e., the average stock price during the period is above the strike price of the stock option). The binomial model estimates the probability of exercise as a function of these two variables based on the history of exercises and cancellations of past grants made by the Company. The expected life of employee stock options granted, derived from the binomial model, was 5.6 years, 5.9 years and 6.2 years during fiscal 2009, 2008 and 2007, respectively.

The pre-vesting forfeiture rate represents the rate at which stock options are expected to be forfeited by employees prior to their vest dates. Pre-vesting forfeitures were estimated to be approximately 0% in each of fiscal 2009, 2008 and 2007, based on historical experience. The effect of pre-vesting forfeitures on the Company’s

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

recorded expense has historically been negligible due to the predominantly monthly vesting of option grants. If pre-vesting forfeitures occur in the future, the Company will record the effect of such forfeitures as the forfeitures occur. The Company will continue to evaluate the appropriateness of this assumption.

Total estimated share-based compensation expense, related to all of the Company’s share-based awards, was comprised as follows (in millions):

	2009	2008	2007

Cost of equipment and services revenues	$41	$39	$39
Research and development	280	250	221
Selling, general and administrative	263	254	233

Share-based compensation expense before income taxes	584	543	493
Related income tax benefit	(129)	(176)	(169)

Share-based compensation expense, net of income taxes	$455	$367	$324

The Company recorded $106 million, $135 million and $98 million in share-based compensation expense during fiscal 2009, 2008 and 2007, respectively, related to share-based awards granted during those periods. The remaining share-based compensation expense primarily related to stock option awards granted in earlier periods. In addition, for fiscal 2009, 2008 and 2007, $79 million, $408 million and $240 million, respectively, was presented as financing activities in the consolidated statements of cash flows to reflect the incremental tax benefits from stock options exercised in those periods.

Foreign Currency.  Foreign subsidiaries operating in a local currency environment use the local currency as the functional currency. Resulting translation gains or losses are recognized as a component of other comprehensive income. Where the United States dollar is the functional currency, resulting translation gains or losses are recognized in the statements of operations. Transaction gains or losses related to balances denominated in a different currency than the functional currency are recognized in the statement of operations. Net foreign currency transaction gains included in the Company’s statement of operations were negligible in fiscal 2009, 2008 and 2007.

Comprehensive Income.  Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources, including foreign currency translation adjustments and unrealized gains and losses on marketable securities. The Company presents comprehensive income in its consolidated statements of stockholders’ equity. The reclassification adjustment for net realized gains results from the recognition of the net realized gains in the statements of operations when marketable securities are sold or derivative instruments are settled. The reclassification adjustment for other-than-temporary losses on marketable securities included in net income results from the recognition of the unrealized losses in the statements of operations when they are no longer viewed as temporary. The portion of other-than-temporary impairment losses related to noncredit factors and subsequent changes in fair value included in comprehensive income is shown separately from other unrealized gains or losses on marketable securities.

Components of accumulated other comprehensive income (loss) consisted of the following (in millions):

	September 27,	September 28,
	2009	2008

Noncredit other-than-temporary impairment losses and subsequent changes in fair value related to certain marketable debt securities, net of income taxes	$71	$—
Net unrealized gains (losses) on marketable securities, net of income taxes	574	(291)
Net unrealized (losses) gains on derivative instruments, net of income taxes	(17)	22
Foreign currency translation	(40)	(15)

	$588	$(284)

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At September 27, 2009, accumulated other comprehensive income includes $45 million of other-than-temporary losses on marketable debt securities related to factors other than credit, net of income taxes.

Earnings Per Common Share.  Basic earnings per common share is computed by dividing net income by the weighted-average number of common shares outstanding during the reporting period. Diluted earnings per common share is computed by dividing net income by the combination of dilutive common share equivalents, comprised of shares issuable under the Company’s share-based compensation plans and shares subject to written put options, and the weighted-average number of common shares outstanding during the reporting period. Dilutive common share equivalents include the dilutive effect of in-the-money share equivalents, which is calculated based on the average share price for each period using the treasury stock method. Under the treasury stock method, the exercise price of an option, the amount of compensation cost, if any, for future service that the Company has not yet recognized, and the amount of estimated tax benefits that would be recorded in paid-in capital, if any, when the option is exercised are assumed to be used to repurchase shares in the current period. The incremental dilutive common share equivalents, calculated using the treasury stock method, for fiscal 2009, 2008 and 2007 were 16,900,000, 27,618,000 and 32,333,000, respectively.

Employee stock options to purchase 136,309,000, 102,397,000 and 96,278,000 shares of common stock during fiscal 2009, 2008 and 2007, respectively, were outstanding but not included in the computation of diluted earnings per common share because the effect would be anti-dilutive. The computation of diluted earnings per share excluded 781,000 and 404,000 shares of common stock issuable under our employee stock purchase plans during fiscal 2008 and 2007, respectively, because the effect on diluted earnings per share would be anti-dilutive. Put options outstanding during 2008 and 2007 to purchase 1,607,000 and 1,456,000 shares of common stock, respectively, were not included in the earnings per common share computation because the put options’ exercise prices were less than the average market price of the common stock while they were outstanding, and therefore, the effect on diluted earnings per common share would be anti-dilutive.

Future Accounting Requirements.  In December 2007, the FASB revised the authoritative guidance for business combinations, which establishes principles and requirements for how the acquirer in a business combination (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree, (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance will be effective for the Company’s fiscal 2010 beginning September 28, 2009 and will change the Company’s accounting treatment for business combinations on a prospective basis.

The FASB issued authoritative guidance for fair value measurements in September 2006, which defines fair value, establishes a framework for measuring fair value and expands disclosures about assets and liabilities measured at fair value in the financial statements. The Company adopted the provisions of the guidance for financial assets and liabilities effective September 29, 2008 but elected a partial deferral under the provisions related to nonfinancial assets and liabilities that are measured at fair value on a nonrecurring basis, including goodwill, wireless licenses, other intangible and long-lived assets, guarantees and asset retirement obligations. The adoption of this guidance in fiscal 2010 on such nonfinancial assets and liabilities is not expected to have a significant impact on the Company’s consolidated financial statements.

In September 2009, the FASB ratified the final consensus reached by the Emerging Issues Task Force (EITF) that revised the authoritative guidance for revenue arrangements with multiple deliverables. The guidance addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting and how the arrangement consideration should be allocated among the separate units of accounting. The guidance will be effective for the Company’s fiscal 2011 beginning September 27, 2010 with early adoption permitted. The guidance may be applied retrospectively or prospectively for new or materially modified arrangements. The Company is in the process of evaluating early prospective adoption and determining the effects, if any, the adoption of the guidance will have on its consolidated financial statements.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In September 2009, the FASB also ratified the final consensus reached by the EITF that modifies the scope of the software revenue recognition guidance to exclude (a) non-software components of tangible products and (b) software components of tangible products that are sold, licensed or leased with tangible products when the software components and non-software components of the tangible product function together to deliver the tangible product’s essential functionality. The guidance will be effective for the Company’s fiscal 2011 beginning September 27, 2010 with early adoption permitted. The guidance may be applied retrospectively or prospectively for new or materially modified arrangements. The Company is in the process of evaluating early prospective adoption and determining the effects, if any, the adoption of the guidance will have on its consolidated financial statements.

Note 2 —	Fair Value Measurements

Effective September 29, 2008, the first day of the Company’s fiscal year 2009, the Company adopted the authoritative guidance for fair value measurements and the fair value option for financial assets and financial liabilities. The Company did not record an adjustment to retained earnings as a result of the adoption of the guidance for fair value measurements, and the adoption did not have a material effect on the Company’s results of operations. The guidance for the fair value option for financial assets and financial liabilities provides companies the irrevocable option to measure many financial assets and liabilities at fair value with changes in fair value recognized in earnings. The Company has not elected to measure any financial assets or liabilities at fair value that were not previously required to be measured at fair value.

Fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The guidance also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors market participants would use in valuing the asset or liability. The guidance establishes three levels of inputs that may be used to measure fair value:

•	Level 1 includes financial instruments for which quoted market prices for identical instruments are available in active markets. Level 1 assets consist of money market funds, equity mutual and exchange-traded funds, equity securities and U.S. Treasury securities as they are traded in an active market with sufficient volume and frequency of transactions. Level 1 liabilities are associated with the Company’s deferred incentive compensation plans.

•	Level 2 includes financial instruments for which there are inputs other than quoted prices included within Level 1 that are observable for the instrument such as quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets with insufficient volume or infrequent transactions (less active markets) or model-driven valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data, including market interest rate curves, referenced credit spreads and pre-payment rates. Level 2 assets and liabilities consist of certain marketable debt instruments and derivative contracts whose values are determined using inputs that are observable in the market or can be derived principally from or corroborated by observable market data. Marketable debt instruments in this category include government-related securities, corporate bonds and notes, preferred securities, AAA-rated mortgage- and asset-backed securities and certain non-investment-grade debt securities.

•	Level 3 includes financial instruments for which fair value is derived from valuation techniques including pricing models and discounted cash flow models in which one or more significant inputs are unobservable, including the Company’s own assumptions. The pricing models incorporate transaction details such as contractual terms, maturity and, in certain instances, timing and amount of future cash flows, as well as assumptions related to liquidity and credit valuation adjustments of marketplace participants. Level 3 assets

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

primarily consist of certain marketable debt instruments whose values are determined using inputs that are both unobservable and significant to the values of the instruments being measured, including marketable debt instruments that are priced using indicative prices that the Company is unable to corroborate with observable market quotes. Marketable debt instruments in this category include auction rate securities, certain subordinated mortgage- and asset-backed securities and certain non-investment-grade debt securities.

Assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurements. The Company reviews the fair value hierarchy classification on a quarterly basis. Changes in the observability of valuation inputs may result in a reclassification of levels for certain securities within the fair value hierarchy.

The following table presents the Company’s fair value hierarchy for assets and liabilities measured at fair value on a recurring basis as of September 27, 2009 (in millions):

	Level 1	Level 2	Level 3	Total

Assets
Cash equivalents	$2,004	$470	$—	$2,474
Marketable securities	2,213	12,607	205	15,025
Derivative instruments	—	29	—	29
Other investments(1)	115	—	—	115

Total assets measured at fair value	$4,332	$13,106	$205	$17,643

Liabilities
Derivative instruments	$—	$58	$—	$58
Other liabilities(1)	115	—	—	115

Total liabilities measured at fair value	$115	$58	$—	$173

(1)	Comprised of the Company’s deferred compensation plan liability and related assets which are invested in mutual funds.

Derivative instruments include foreign currency option contracts to hedge certain foreign currency transactions. Derivative instruments are valued using standard calculations/models that are primarily based on observable inputs, including foreign currency exchange rates, volatilities and interest rates.

The following table includes the activity for marketable securities classified within Level 3 of the valuation hierarchy for fiscal 2009. When a determination is made to classify an asset or liability within Level 3, the determination is based upon the significance of the unobservable inputs to the overall fair value measurement.

2009
(In millions)

Beginning balance of Level 3 marketable securities	$211
Total realized and unrealized (losses) gains:
Included in investment income (loss), net	(8)
Included in other comprehensive income	5
Purchases, sales and settlements	(29)
Transfers into (out of) Level 3, net	26

Ending balance of Level 3 marketable securities	$205

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company measures certain financial assets, including cost and equity method investments, at fair value on a nonrecurring basis. These assets are recognized at fair value when they are deemed to be other-than-temporarily impaired. During fiscal 2009, the Company recorded $20 million in other-than-temporary impairments on such assets, which were based on fair value measurements classified within Level 3 of the valuation hierarchy.

Note 3.	Marketable Securities

Marketable securities were comprised as follows (in millions):

	Current		Noncurrent
	September 27,	September 28,	September 27,	September 28,
	2009	2008	2009	2008

Available-for-sale:
U.S. Treasury securities and
government-related securities	$1,407	$514	$—	$—
Corporate bonds and notes	3,988	3,296	1,204	175
Mortgage- and asset-backed securities	821	499	36	—
Auction rate securities	—	—	174	186
Non-investment-grade debt securities	21	23	2,719	2,030
Equity securities	140	150	1,377	1,187
Equity mutual funds and exchange-traded funds	—	—	948	1,280
Debt mutual funds	1,975	89	215	—

	$8,352	$4,571	$6,673	$4,858

There were no marketable securities loaned under the Company’s securities lending program at September 27, 2009. Marketable securities in the amount of $169 million at September 28, 2008 were loaned under the Company’s securities lending program.

As of September 27, 2009, the contractual maturities of available-for-sale debt securities were as follows (in millions):

Years to Maturity				No Single
Less Than	One to	Five to	Greater Than	Maturity
One Year	Five Years	Ten Years	Ten Years	Date	Total

$2,320	$4,665	$956	$477	$4,142	$12,560

Securities with no single maturity date included mortgage- and asset-backed securities, auction rate securities, non-investment-grade debt securities and debt mutual funds.

The Company recorded realized gains and losses on sales of available-for-sale marketable securities as follows (in millions):

	Gross	Gross	Net
	Realized	Realized	Realized
Fiscal Year	Gains	Losses	Gains

2009	$215	$(79)	$136
2008	246	(119)	127
2007	244	(26)	218

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Available-for-sale securities were comprised as follows (in millions):

		Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value

September 27, 2009
Equity securities	$2,282	$340	$(157)	$2,465
Debt securities	12,069	530	(39)	12,560

	$14,351	$870	$(196)	$15,025

September 28, 2008
Equity securities	$2,810	$90	$(283)	$2,617
Debt securities	6,966	12	(166)	6,812

	$9,776	$102	$(449)	$9,429

In April 2009, the FASB amended the existing guidance on determining whether an impairment for investments in debt securities is other-than-temporary. The new guidance was effective for the Company’s third quarter of fiscal 2009 and resulted in a net after-tax increase to retained earnings and a corresponding decrease to accumulated other comprehensive income (loss) of $19 million primarily for the portion of other-than-temporary impairments recorded in earnings in previous periods on securities in the Company’s portfolio at March 30, 2009 that were related to factors other than credit and would not have been required to be recognized in earnings had the new guidance been effective for those periods.

The following table shows the gross unrealized losses and fair values of the Company’s investments in individual securities that have been in a continuous unrealized loss position deemed to be temporary for less than 12 months and for more than 12 months, aggregated by investment category (in millions):

	September 27, 2009
	Less than 12 months		More than 12 months
		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses

Corporate bonds and notes	$462	$(1)	$183	$(5)
Mortgage- and asset-backed securities	56	(1)	20	(1)
Auction rate securities	23	(1)	151	(10)
Non-investment-grade debt securities	127	(5)	263	(15)
Equity securities	155	(11)	155	(16)
Equity mutual funds and exchange-traded funds	44	(6)	730	(124)

	$867	$(25)	$1,502	$(171)

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	September 28, 2008
	Less than 12 months		More than 12 months
		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses

U.S. Treasury securities and government-related securities	$375	$(2)	$—	$—
Corporate bonds and notes	1,524	(46)	219	(9)
Mortgage- and asset-backed securities	271	(10)	8	—
Auction rate securities	186	(8)	—	—
Non-investment-grade debt securities	864	(78)	87	(9)
Equity securities	784	(115)	6	(1)
Equity mutual funds and exchange-traded funds	1,229	(167)	—	—
Debt mutual funds	86	(4)	—	—

	$5,319	$(430)	$320	$(19)

The unrealized losses on the Company’s investments in marketable securities at September 27, 2009 and September 28, 2008 were caused primarily by a prolonged disruption in global financial markets that included a deterioration of confidence and a severe decline in the availability of capital and demand for debt and equity securities. The result has been depressed securities values in most types of securities, including investment- and non-investment-grade debt obligations, mortgage- and asset-backed securities, equity securities, equity mutual and exchanged-traded funds and debt mutual funds. At September 27, 2009, the Company concluded that the unrealized losses were temporary. Further, for equity securities, equity mutual and exchange-traded funds and debt mutual funds with unrealized losses, the Company has the ability and the intent to hold such securities until they recover, which is expected to be within a reasonable period of time. For debt securities with unrealized losses, the Company does not have the intent to sell, nor is it more likely than not that the Company will be required to sell, such securities before recovery or maturity.

The following table shows the credit loss portion of other-than-temporary impairments on debt securities held by the Company as of the dates indicated and the corresponding changes in such amounts (in millions):

2009

Beginning balance of credit losses	$—
Credit losses remaining in retained earnings upon adoption	186
Additional credit losses recognized on securities previously impaired	2
Credit losses recognized on securities previously not impaired	17
Reductions in credit losses related to securities sold	(21)
Reductions in credit losses related to previously impaired securities that the Company intends to sell	(14)

Ending balance of credit losses	$170

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 4.	Composition of Certain Financial Statement Captions

Accounts Receivable.

	September 27,	September 28,
	2009	2008
	(In millions)

Trade, net of allowances for doubtful accounts of $4 and $38, respectively	$639	$3,732
Long-term contracts	38	33
Investment receivables	2	412
Other	21	10

	$700	$4,187

Trade accounts receivable at September 28, 2008 included a $2.5 billion licensing receivable that was paid in October 2008. Investment receivables at September 28, 2008 primarily related to amounts due for redemptions of money market investments for which the Company received partial payment in fiscal 2009, and the remaining $48 million net receivable was recorded in other assets at September 27, 2009, substantially all of which was classified as noncurrent due to the uncertainty regarding the timing of distributions.

Inventories.

	September 27,	September 28,
	2009	2008
	(In millions)

Raw materials	$15	$27
Work-in-process	199	199
Finished goods	239	295

	$453	$521

Property, Plant and Equipment.

	September 27,	September 28,
	2009	2008
	(In millions)

Land	$187	$183
Buildings and improvements	1,364	1,262
Computer equipment and software	1,022	929
Machinery and equipment	1,535	1,063
Furniture and office equipment	65	59
Leasehold improvements	219	155
Construction in progress	76	200

	4,468	3,851
Less accumulated depreciation and amortization	(2,081)	(1,689)

	$2,387	$2,162

Depreciation and amortization expense related to property, plant and equipment for fiscal 2009, 2008 and 2007 was $428 million, $372 million and $317 million, respectively. The gross book values of property under capital leases included in buildings and improvements were $190 million and $140 million at September 27, 2009 and September 28, 2008, respectively. These capital leases principally related to base station towers and buildings. Amortization of assets recorded under capital leases is included in depreciation expense. Capital lease additions during fiscal 2009, 2008 and 2007 were $50 million, $51 million and $33 million, respectively.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At September 27, 2009 and September 28, 2008, buildings and improvements and leasehold improvements with aggregate net book value of $56 million and $63 million, respectively, including accumulated depreciation and amortization of $9 million and $6 million, respectively, were leased to third parties or held for lease to third parties. Future minimum rental income on facilities leased to others in fiscal 2010 to 2014 is expected to be $8 million, $6 million, $6 million, $3 million and $1 million, respectively, and zero thereafter.

Goodwill and Other Intangible Assets.  The Company’s reportable segment assets do not include goodwill. The Company allocates goodwill to its reporting units for annual impairment testing purposes. Goodwill was allocable to reporting units included in the Company’s reportable segments at September 27, 2009 as follows: $434 million in Qualcomm CDMA Technologies, $675 million in Qualcomm Technology Licensing, $255 million in Qualcomm Wireless & Internet, and $128 million in Qualcomm MEMS Technology (a nonreportable segment included in reconciling items in Note 10). The decrease in goodwill from September 28, 2008 to September 27, 2009 was the result of adjustments to acquired deferred tax assets and currency translation adjustments, partially offset by a business acquisition.

The components of intangible assets were as follows (in millions):

	September 27, 2009		September 28, 2008
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization

Wireless licenses	$766	$(1)	$849	$(38)
Marketing-related	22	(13)	25	(14)
Technology-based	2,598	(317)	2,406	(139)
Customer-related	11	(7)	14	(6)
Other	9	(3)	9	(2)

	$3,406	$(341)	$3,303	$(199)

All of the Company’s intangible assets, other than certain wireless licenses in the amount of $762 million and goodwill, are subject to amortization. Amortization expense related to these intangible assets for fiscal 2009, 2008 and 2007 was $207 million, $84 million and $68 million, respectively, and for fiscal 2010 to 2014 is expected to be $217 million, $214 million, $199 million, $179 million and $172 million, respectively, and $1.3 billion thereafter.

Other Current Liabilities.

	September 27,	September 28,
	2009	2008
	(In millions)

Customer-related liabilities, including incentives, rebates and other reserves	$461	$334
Current portion of payable to Broadcom (Note 9)	170	—
Accrued liability to KFTC (Note 9)	230	—
Payable for unsettled securities trades	101	209
Obligations under securities lending	—	173
Other	294	354

	$1,256	$1,070

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 5.	Investment (Loss) Income

Investment (loss) income, net was comprised as follows (in millions):

	2009	2008	2007

Interest and dividend income	$516	$491	$558
Interest expense	(24)	(22)	(11)
Net realized gains on marketable securities	136	127	218
Net realized gains on other investments	1	28	4
Net impairment losses on marketable securities	(743)	(502)	(16)
Net impairment losses on other investments	(20)	(33)	(11)
Gains on derivative instruments	1	6	2
Equity in (losses) earnings of investees	(17)	1	(1)

	$(150)	$96	$743

Net impairment losses on marketable securities for fiscal 2009 was comprised of total other-than-temporary impairment losses of $747 million less $4 million related to the noncredit portion of losses on debt securities recognized in other comprehensive income. The net other-than-temporary losses on marketable securities were generally related to depressed securities values caused by the major disruption in U.S. and foreign credit and financial markets.

Note 6.	Income Taxes

The components of the income tax provision were as follows (in millions):

	2009	2008	2007

Current provision:
Federal	$130	$394	$192
State	52	71	37
Foreign	291	245	185

	473	710	414

Deferred provision:
Federal	(47)	(14)	(75)
State	77	(22)	(15)
Foreign	(19)	(8)	(1)
	11	(44)	(91)

	$484	$666	$323

The foreign component of the income tax provision consists primarily of foreign withholding taxes on royalty income included in United States earnings.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The components of income before income taxes by United States and foreign jurisdictions were as follows (in millions):

	2009	2008	2007

United States	$1,041	$1,564	$1,681
Foreign	1,035	2,262	1,945

	$2,076	$3,826	$3,626

The following is a reconciliation of the expected statutory federal income tax provision to the Company’s actual income tax provision (in millions):

	2009	2008	2007

Expected income tax provision at federal statutory tax rate	$727	$1,339	$1,269
State income tax provision, net of federal benefit	98	168	180
Foreign income taxed at other than U.S. rates	(407)	(858)	(710)
Tax audit settlements	(155)	—	(331)
Tax credits	(112)	(47)	(91)
Valuation allowance	229	48	(7)
Revaluation of deferred taxes	74	—	—
Other	30	16	13

Income tax expense	$484	$666	$323

The Company has not recorded a deferred tax liability of approximately $3.0 billion related to the United States federal and state income taxes and foreign withholding taxes on approximately $8.6 billion of undistributed earnings of certain non-United States subsidiaries indefinitely invested outside the United States. Should the Company decide to repatriate the foreign earnings, the Company would have to adjust the income tax provision in the period management determined that the earnings will no longer be indefinitely invested outside the United States.

The Company files income tax returns in the United States federal jurisdiction and various state and foreign jurisdictions. The tax provision was reduced by $155 million during fiscal 2009 to adjust the Company’s prior year estimates of uncertain tax positions as a result of various federal, state and foreign tax audits. The Company is no longer subject to United States federal examinations by taxing authorities for years prior to fiscal 2008. The U.S. income tax return for fiscal 2008 is being examined by the IRS, which is expected to be completed no later than May 2010. The Company is participating in the IRS Compliance Assurance Program, whereby the IRS and the Company endeavor to agree on the treatment of all issues in the fiscal 2009 tax return prior to the return being filed. The Company is subject to examination by the California Franchise Tax Board for fiscal years after 2002 and is currently under examination for fiscal 2003, 2004 and 2005. The Company is also subject to income taxes in other taxing jurisdictions in the United States and around the world, many of which are open to tax examinations for periods after fiscal 2002.

During fiscal 2007, the Internal Revenue Service completed audits of the Company’s tax returns for fiscal 2003 and 2004, resulting in adjustments to the Company’s net operating loss and credit carryover amounts for those years. The tax provision was reduced by $331 million during fiscal 2007 to reflect the known and expected impacts of the audits on the reviewed and open tax years.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company had deferred tax assets and deferred tax liabilities as follows (in millions):

	September 27,	September 28,
	2009	2008

Accrued liabilities, reserves and other	$278	$278
Share-based compensation	500	383
Capitalized start-up and organizational costs	103	118
Unearned revenues	56	51
Unrealized losses on marketable securities	396	380
Unrealized losses on other investments	31	37
Capital loss carryover	83	13
Tax credits	5	96
Unused net operating losses	69	66
Other basis differences	7	14

Total gross deferred assets	1,528	1,436
Valuation allowance	(72)	(149)

Total net deferred assets	1,456	1,287

Purchased intangible assets	(95)	(85)
Deferred contract costs	(7)	(5)
Unrealized gains on marketable securities	(255)	(20)
Property, plant and equipment	(110)	(59)

Total deferred liabilities	(467)	(169)

Net deferred assets	$989	$1,118

Reported as:
Current deferred tax assets	$149	$289
Non-current deferred tax assets	843	830
Non-current deferred tax liabilities(1)	(3)	(1)

	$989	$1,118

(1)	Included in other liabilities in the consolidated balance sheets.

At September 27, 2009, the Company had unused federal net operating loss carryforwards of $131 million expiring from 2015 through 2028, unused state net operating loss carryforwards of $202 million expiring from 2012 through 2029, and unused foreign net operating loss carryforwards of $47 million, with $46 million expiring from 2012 through 2015. At September 27, 2009, the Company had unused state income tax credits of $5 million, which do not expire. The Company does not expect its federal net operating loss carryforwards and its state income tax credits to expire unused.

The Company believes, more likely than not, that it will have sufficient taxable income after stock option related deductions to utilize the majority of its deferred tax assets. As of September 27, 2009, the Company has provided a valuation allowance on foreign and state net operating losses and net capital losses of $17 million and $55 million, respectively, of which $278 million was recorded as an increase in other comprehensive income in fiscal 2009. The valuation allowances reflect the uncertainty surrounding the Company’s ability to generate sufficient future taxable income in certain foreign and state tax jurisdictions to utilize its net operating losses and the Company’s ability to generate sufficient capital gains to utilize all capital losses.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of the changes in the amount of unrecognized tax benefits for fiscal 2009 and 2008 is shown below (in millions):

	2009	2008

Beginning balance of unrecognized tax benefits	$244	$224
Additions based on prior year tax positions	39	6
Reductions for prior year tax positions	(202)	(38)
Additions for current year tax positions	3	52

Ending balance of unrecognized tax benefits	$84	$244

Unrecognized tax benefits at September 27, 2009 include $44 million for tax positions that, if recognized, would impact the effective tax rate. The reduction in unrecognized tax benefits in fiscal 2009 related primarily to the impacts of various federal, state and foreign tax audits. Due to the anticipated resolution of additional tax audits during fiscal 2010, it is likely that the Company’s unrecognized tax benefits will decrease within the next twelve months and result in adjustments to the Company’s deferred tax assets, income taxes payable and income tax provision. Interest expense related to uncertain tax positions was negligible in fiscal 2009, 2008 and 2007. The amount of accrued interest and penalties was negligible at September 27, 2009 and September 28, 2008.

Cash amounts paid for income taxes, net of refunds received, were $516 million, $360 million and $233 million for fiscal 2009, 2008 and 2007, respectively. The income taxes paid are primarily related to foreign withholding taxes.

On October 3, 2008, the Emergency Economic Stabilization Act of 2008 was enacted. The bill extends the research and development tax credit for calendar year 2008 and 2009 and increases the Alternative Simplified Credit rate from 12% to 14% in calendar 2009. The Company recorded an additional research and development tax credit related to fiscal 2008 of approximately $38 million in the first quarter of fiscal 2009, the period in which the research and development tax credit extension was enacted.

Note 7.	Capital Stock

Preferred Stock.  The Company has 8,000,000 shares of preferred stock authorized for issuance in one or more series, at a par value of $0.0001 per share. In conjunction with the distribution of preferred share purchase rights, 4,000,000 shares of preferred stock are designated as Series A Junior Participating Preferred Stock, and such shares are reserved for issuance upon exercise of the preferred share purchase rights. At September 27, 2009 and September 28, 2008, no shares of preferred stock were outstanding.

Preferred Share Purchase Rights Agreement.  The Company has a Preferred Share Purchase Rights Agreement (Rights Agreement) to protect stockholders’ interests in the event of a proposed takeover of the Company. Under the original Rights Agreement, adopted on September 26, 1995, the Company declared a dividend of one preferred share purchase right (a Right) for each share of the Company’s common stock outstanding. Pursuant to the Rights Agreement, as amended and restated on December 7, 2006, each Right entitles the registered holder to purchase from the Company a one one-thousandth share of Series A Junior Participating Preferred Stock, $0.0001 par value per share, subject to adjustment for subsequent stock splits, at a purchase price of $180. The Rights are exercisable only if a person or group (an Acquiring Person) acquires beneficial ownership of 20% or more of the Company’s outstanding shares of common stock without approval of the Board of Directors. Upon exercise, holders, other than an Acquiring Person, will have the right, subject to termination, to receive the Company’s common stock or other securities, cash or other assets having a market value, as defined, equal to twice such purchase price. The Rights, which expire on September 25, 2015, are redeemable in whole, but not in part, at the Company’s option prior to the time such Rights are triggered for a price of $0.001 per Right.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock Repurchase Program.  On March 11, 2008, the Company announced that it had been authorized to repurchase up to $2.0 billion of the Company’s common stock. The stock repurchase program has no expiration date. When stock is repurchased and retired, the amount paid in excess of par value is recorded to paid-in capital. During fiscal 2009, 2008 and 2007, the Company repurchased and retired 8,920,000, 42,616,000 and 37,263,000 shares of common stock, respectively, for $284 million, $1.7 billion and $1.5 billion, respectively, before commissions and excluding $14 million and $9 million of premiums received related to put options that were exercised in fiscal 2008 and 2007, respectively. At September 27, 2009, approximately $1.7 billion remained authorized for repurchase under the Company’s stock repurchase program.

In connection with the Company’s stock repurchase program, the Company sold put options on its own stock during fiscal 2007. At September 27, 2009 and September 28, 2008, no put options remained outstanding. During fiscal 2008, the Company recognized gains of $6 million in investment income due to decreases in the fair values of put options, including premiums received of $14 million. During fiscal 2007, the Company recognized $3 million in investment losses due to net increases in the fair values of put options, net of premiums received of $17 million.

Dividends.  The Company announced increases in its quarterly dividend per share of common stock from $0.12 to $0.14 on March 13, 2007, from $0.14 to $0.16 on March 11, 2008, and from $0.16 to $0.17 on March 3, 2009. Cash dividends announced in fiscal 2009, 2008 and 2007 were as follows (in millions, except per share data):

	2009		2008		2007
	Per Share	Total	Per Share	Total	Per Share	Total

First quarter	$0.16	$264	$0.14	$228	$0.12	$198
Second quarter	0.16	264	0.14	227	0.12	200
Third quarter	0.17	282	0.16	261	0.14	234
Fourth quarter	0.17	283	0.16	266	0.14	230

	$0.66	$1,093	$0.60	$982	$0.52	$862

On October 2, 2009, the Company announced a cash dividend of $0.17 per share on the Company’s common stock, payable on December 23, 2009 to stockholders of record as of November 25, 2009, which will be reflected in the consolidated financial statements in the first quarter of fiscal 2010.

Note 8.	Employee Benefit Plans

Employee Savings and Retirement Plan.  The Company has a 401(k) plan that allows eligible employees to contribute up to 100% of their eligible compensation, subject to annual limits. The Company matches a portion of the employee contributions and may, at its discretion, make additional contributions based upon earnings. The Company’s contribution expense for fiscal 2009, 2008 and 2007 was $46 million, $45 million and $39 million, respectively.

Equity Compensation Plans.  The Board of Directors may grant options to selected employees, directors and consultants to the Company to purchase shares of the Company’s common stock at a price not less than the fair market value of the stock at the date of grant. The 2006 Long-Term Incentive Plan (the 2006 Plan) was adopted during the second quarter of fiscal 2006 and replaced the 2001 Stock Option Plan and the 2001 Non-Employee Directors’ Stock Option Plan and their predecessor plans (the Prior Plans). The 2006 Plan provides for the grant of incentive and nonstatutory stock options as well as stock appreciation rights, restricted stock, restricted stock units, performance units and shares and other stock-based awards and is the source of shares issued under the Executive Retirement Matching Contribution Plan (ERMCP). The share reserve under the 2006 Plan was 405,284,000 at September 27, 2009. Shares subject to any outstanding option under a Prior Plan that is terminated or cancelled (but not an option under a Prior Plan that expires) following the date that the 2006 Plan was approved by stockholders, and shares that are subject to an award under the ERMCP and are returned to the Company because they fail to vest, will again become available for grant under the 2006 Plan. The Board of Directors of the Company may amend or

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terminate the 2006 Plan at any time. Certain amendments, including an increase in the share reserve, require stockholder approval. Generally, options and restricted stock units outstanding vest over periods not exceeding five years. Options are exercisable for up to ten years from the grant date.

During fiscal 2008, the Company assumed a total of approximately 1,462,000 outstanding stock options under various stock-based incentive plans that were assumed (the Assumed Plans) as a result of acquisitions. The Assumed Plans were suspended on the dates of acquisition, and no additional shares may be granted under those plans. The Assumed Plans provided for the grant of both incentive stock options and non-qualified stock options. Generally, options outstanding vest over periods not exceeding five years and are exercisable for up to ten years from the grant date.

A summary of stock option transactions for all stock option plans follows:

			Average
		Weighted	Remaining	Aggregate
	Number of	Average	Contractual	Intrinsic
	Shares	Exercise	Term	Value
	(In thousands)	Price	(Years)	(In billions)

Outstanding at September 28, 2008	202,326	$37.42
Options granted	41,135	38.16
Options cancelled/forfeited/expired	(5,365)	41.85
Options exercised	(18,585)	28.76

Options outstanding at September 27, 2009	219,511	$38.18	6.45	$1.6

Exercisable at September 27, 2009	123,534	$36.36	5.01	$1.1

Net stock options, after forfeitures and cancellations, granted during fiscal 2009, 2008 and 2007 represented 2.2%, 2.7% and 2.0% of outstanding shares as of the beginning of each fiscal year, respectively. Total stock options granted during fiscal 2009, 2008 and 2007 represented 2.5%, 3.2% and 2.4%, respectively, of outstanding shares as of the end of each fiscal year.

The Company’s determination of the fair value of stock option awards on the date of grant using an option-pricing model is affected by the Company’s stock price as well as assumptions regarding a number of complex and subjective variables. At September 27, 2009, total unrecognized estimated compensation cost related to non-vested stock options granted prior to that date was $1.4 billion, which is expected to be recognized over a weighted-average period of 3.3 years. The total intrinsic value of stock options exercised during fiscal 2009, 2008 and 2007 was $272 million, $1.3 billion and $708 million, respectively. The Company recorded cash received from the exercise of stock options of $534 million, $1.1 billion and $479 million and related tax benefits of $106 million, $492 million and $272 million during fiscal 2009, 2008 and 2007, respectively. Upon option exercise, the Company issues new shares of stock.

During fiscal 2008, the Company granted 55,000 restricted stock units to certain employees, all of which remain unvested at September 27, 2009. The weighted-average fair value per share of the restricted stock units awarded in fiscal 2008 was $54.42 calculated based on the fair value of the Company’s common stock on the date of grant of each award. At September 27, 2009, the total unrecognized estimated compensation cost related to non-vested restricted stock units granted prior to that date was negligible.

Employee Stock Purchase Plans.  The Company has one employee stock purchase plan for eligible employees to purchase shares of common stock at 85% of the lower of the fair market value on the first or the last day of each six-month offering period. Employees may authorize the Company to withhold up to 15% of their compensation during any offering period, subject to certain limitations. In fiscal 2008, the Company amended the employee stock purchase plan to include a non-423(b) plan. The employee stock purchase plan authorizes up to approximately 24,709,000 shares to be granted. During fiscal 2009, 2008 and 2007, approximately 3,654,000,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2,951,000 and 2,650,000 shares, respectively, were issued under the plans at an average price of $29.72, $35.96 and $32.08 per share, respectively. At September 27, 2009, approximately 3,971,000 shares were reserved for future issuance.

At September 27, 2009, total unrecognized estimated compensation cost related to non-vested purchase rights granted prior to that date was $12 million. The Company recorded cash received from the exercise of purchase rights of $109 million, $106 million and $85 million during fiscal 2009, 2008, and 2007, respectively.

Executive Retirement Plans.  The Company has voluntary retirement plans that allow eligible executives to defer up to 100% of their income on a pre-tax basis. On a quarterly basis, the Company matches up to 10% of the participants’ deferral in Company common stock under the ERMCP based on the then-current market price, to be distributed to the participant upon eligible retirement. The income deferred and the Company match held in trust are unsecured and subject to the claims of general creditors of the Company. Company contributions vest based on certain minimum participation or service requirements and are fully vested at age 65. Participants who terminate employment forfeit their unvested shares. During fiscal 2009, 2008 and 2007, approximately 153,000, 96,000 and 126,000 shares, respectively, were allocated under the plans, and the Company recorded $6 million, $6 million and $5 million in compensation expense, respectively, related to its net matching contributions to the plans.

Note 9.	Commitments and Contingencies

Litigation. European Commission Complaint:  On October 28, 2005, it was reported that six companies (Broadcom, Nokia, Texas Instruments, NEC, Panasonic and Ericsson) filed complaints with the European Commission, alleging that the Company violated European Union competition law in its WCDMA licensing practices. The Company has received the complaints and has submitted replies to the allegations, as well as documents and other information requested by the European Commission. On October 1, 2007, the European Commission announced that it had initiated a proceeding. To date, the European Commission has not announced whether it would issue a Statement of Objections or whether it has made any conclusions as to the merits of the complaints. As part of their agreements with the Company, Nokia and Broadcom have each withdrawn their complaints filed with the European Commission, though the investigation remains active.

Tessera, Inc. v. QUALCOMM Incorporated:  On April 17, 2007, Tessera, Inc. filed a patent infringement lawsuit in the United States District Court for the Eastern Division of Texas and a complaint with the United States International Trade Commission (ITC) pursuant to Section 337 of the Tariff Act of 1930 against the Company and other companies, alleging infringement of two patents relating to semiconductor packaging structures and seeking monetary damages and injunctive and other relief. The District Court action is stayed pending resolution of the ITC proceeding. The U.S. Patent and Trademark Office’s (USPTO) Central Reexamination Unit has issued office actions rejecting all of the asserted patent claims on the grounds that they are invalid in view of certain prior art and has made these rejections final; Tessera has appealed the rejections to the Board of Appeals and Interferences. On December 1, 2008, the Administrative Law Judge (ALJ) ruled that the patents are valid but not infringed. On May 20, 2009, however, the ITC reversed the ALJ’s determination that the patents were not infringed and it issued the following remedial orders: (1) a limited exclusion order that bans the Company and the other named respondents from importing into the United States the accused chip packages (except to the extent those products are licensed) and (2) a cease and desist order that prohibits the Company from engaging in certain domestic activities respecting those products. The Company and other respondents have appealed. The ITC declined to stay its decision pending appeal, and the President declined to review the decision. The Company has shifted supply of accused chips for the U.S. market to a licensed supplier, Amkor. A licensed source of supply permits the Company to continue to supply the U.S. market without interruption. The appeals court has declined the Company’s request that it stay enforcement of the orders pending appeal. The subject patents expire on September 24, 2010, at which time the ITC orders will cease to be operative.

Korea Fair Trade Commission Complaint:  Two U.S. companies (Texas Instruments and Broadcom) and two South Korean companies (Nextreaming Corp. and Thin Multimedia, Inc.) filed complaints with the Korea Fair

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Trade Commission (KFTC) alleging that certain of the Company’s business practices violate South Korean anti-trust regulations. On February 17, 2009, the KFTC issued a Case Examiner’s report setting forth allegations with respect to the lawfulness of certain business practices related to the Company’s integration of multimedia solutions into its chipsets, rebates and discounts provided to its chipset customers and of certain licensing practices. As a result of its agreement with the Company, in May 2009 Broadcom withdrew its complaint to the KFTC. Hearings before the KFTC commenced on May 27, 2009, and on July 23, 2009 the KFTC announced its ruling, although the written decision has not yet been issued. The KFTC announced that it found the Company to be in violation of South Korean law by offering certain discounts and rebates for purchases of its CDMA chips and that it would levy a fine of at least 260 billion Korean won, as well as order the Company to cease the practices at issue. Subject to the issuance and review of the KFTC’s written decision, the Company intends to appeal the decision. As a result of this announcement, the Company recorded a $230 million charge during fiscal 2009. The Company does not anticipate that the cease and desist remedies ordered will have a material effect on its operations. In July 2009, the KFTC also announced that it would continue its review of the Company’s integration of multimedia functions into its chipsets, but it has not announced any decisions in that regard. The Company believes that its practices do not violate South Korean competition law, are grounded in sound business practice and are consistent with its customers’ desires.

Japan Fair Trade Commission Complaint:  The Japan Fair Trade Commission (JFTC) has received unspecified complaints alleging that the Company’s business practices are, in some way, a violation of Japanese law. On September 29, 2009, the JFTC issued a Cease and Desist Order (CDO) concluding that the Company’s Japanese licensees were forced to cross-license patents to the Company on a royalty-free basis and were forced to accept a provision under which they agreed not to assert their essential patents against the Company’s other licensees who made a similar commitment in their license agreements with the Company. The CDO seeks to require the Company to modify its existing license agreements with Japanese companies to eliminate these provisions while preserving the license of the Company’s patents to those companies. The Company disagrees with the conclusions that it forced its Japanese licensees to agree to any provision in the parties’ agreements and that those provisions violate Japan’s Anti-Monopoly Act. The Company intends to invoke its right under Japanese law to an administrative hearing before the JFTC, request that the JFTC suspend the CDO pending a decision following the hearing, and seek a stay of the CDO from the Japanese courts should the JFTC deny the Company’s request to suspend the CDO.

Other:  The Company has been named, along with many other manufacturers of wireless phones, wireless operators and industry-related organizations, as a defendant in purported class action lawsuits, and individually filed actions pending in Pennsylvania and Washington D.C., seeking monetary damages arising out of its sale of cellular phones. Two of the cases in which the Company has been named as a defendant have been dismissed by the lower courts and are now on appeal by the plaintiffs.

On August 5, 2009, Panasonic filed an arbitration demand alleging that it does not owe royalties, or owes less royalties, on its WCDMA subscriber units, and that the Company breached the license agreement between the parties as well as certain commitments to standards setting organizations. The arbitration demand seeks declaratory relief regarding the amount of royalties due and payable by Panasonic, as well as the return of certain royalties it had previously paid. The Company has responded to the arbitration demand, denying the allegations and requesting judgment in its favor on all claims. Although the Company believes Panasonic’s claims are without merit, it has deferred the recognition of revenue related to WCDMA subscriber unit royalties reported and paid by Panasonic in the fourth quarter of fiscal 2009 because, among other reasons, the matter has been submitted to arbitration for resolution.

In November 2008, a complaint was filed in San Diego Federal Court on behalf of a purported class of individuals who purchased CDMA devices or service, seeking damages and injunctive relief under federal and/or state antitrust and unfair competition laws and common law as a result of the Company’s licensing practices. On March 3, 2009, the court granted the Company’s motion and dismissed the complaint. On April 2, 2009, the plaintiff filed an amended complaint re-asserting some, but not all, of the claims in its original complaint. On August 10, 2009, the court granted the Company’s motion to dismiss the amended complaint for lack of standing. However, the

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court may reopen the case in the event an appeals court reverses a decision in an unrelated case involving different parties but raising a similar standing issue.

While there can be no assurance of favorable outcomes, the Company believes the claims made by other parties in the foregoing matters are without merit and will vigorously defend the actions. Other than the amount relating to the Korea Fair Trade Commission Complaint, the Company has not recorded any accrual for contingent liabilities associated with the legal proceedings described above based on the Company’s belief that additional liabilities, while possible, are not probable. Further, any possible range of loss cannot be reasonably estimated at this time. The Company is engaged in numerous other legal actions arising in the ordinary course of its business and, while there can be no assurance, believes that the ultimate outcome of these actions will not have a material adverse effect on its operating results, liquidity or financial position.

Litigation Settlement, Patent License and Other Related Items.  Since 2005, the Company and Broadcom Corporation (Broadcom) had been engaged in a series of complex legal disputes in various forums, including various claims by Broadcom that alleged infringement by the Company of certain Broadcom patents. The Company believed that these claims were without merit for a variety of reasons, including the Company’s successful preparation and deployment of technical “design arounds” (i.e., technical modifications, such as redesigns of the hardware or implementation of new software, to change the structure or function accused of infringing) for certain products where infringement claims had been made as well as findings by USPTO examiners in the reexamination process that the asserted claims of certain of the related patents were invalid. However, in order to settle the litigation to enable the Company to move forward with its business and focus on restoring its relationships with its customers and carriers, on April 26, 2009, the Company entered into a Settlement and Patent License and Non-Assert Agreement (the Agreement) with Broadcom. Under the Agreement, (i) the companies agreed to terminate all litigation between the parties; (ii) Broadcom agreed to assign certain patent rights to the Company; and (iii) the companies granted certain rights to each other under their respective patent portfolios, including agreements not to assert certain patents as well as an exhaustive license to certain patents that were the subject of litigation between the parties and to portions of related patents for integrated circuit and software products. The Company agreed to pay Broadcom $891 million, of which $243 million was paid in fiscal 2009 and the remainder will be paid ratably through April 2013. At September 27, 2009, the remaining liability was $612 million, which approximated the fair value as estimated by discounting the future cash flows using a discount rate that reflects the estimated rate at which the Company could obtain financing with similar terms at September 27, 2009.

The determination of the appropriate accounting treatment for the Agreement depends to a large extent upon the ability to reliably value the assets received. This, in turn, requires that significant judgment be exercised in arriving at certain estimates and assumptions, including the selection of appropriate valuation techniques. As the non-assert provision between the parties did not meet the definition of an asset, no value was ascribed to it in the settlement. The elements of the Agreement which potentially represented assets to the Company comprised the assigned patents and the license to certain other patents; accordingly, the Company endeavored to value these assets using a variety of techniques, including the market and income approaches. The Company referred to several different sources of patent pricing information and also considered the projected cost savings from not using its technical design arounds for the remainder of the related patent life and using the patent instead. However, given the difficulty in reliably estimating the value of the individual elements in the Agreement, the Company has treated the Agreement as a single element for accounting purposes. The principal benefits to the Company from entering into the Agreement were (i) the termination of litigation between the parties which allows the Company to avoid future litigation expenses and (ii) the avoidance of future customer disruption; accordingly, the predominant component of the arrangement was the litigation settlement. As a result, the Company recorded a $783 million charge during fiscal 2009, including $35 million related to assets that were initially capitalized. The charge represented the difference between the total payment obligation and the sum of amounts accrued in prior fiscal periods and imputed interest.

Indemnifications.  In general, the Company does not agree to indemnify third parties for losses sustained from intellectual property infringement. However, the Company is contingently liable under certain product sales,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

services, license and other agreements to indemnify certain customers against certain types of liability and/or damages arising from qualifying claims of patent infringement by products or services sold or provided by the Company. The Company’s obligations under these agreements may be limited in terms of time and/or amount, and in some instances, the Company may have recourse against third parties for certain payments made by the Company. These indemnification arrangements are not initially measured and recognized at fair value because they are deemed to be similar to product warranties in that they relate to claims and/or other actions that could impair the ability of the Company’s direct or indirect customers to use the Company’s products or services. Accordingly, the Company records liabilities resulting from the arrangements when they are probable and can be reasonably estimated. Reimbursements under indemnification arrangements have not been material to the Company’s consolidated financial statements. The Company has not recorded any accrual for contingent liabilities at September 27, 2009 associated with these indemnification arrangements, other than negligible amounts for reimbursement of legal costs, based on the Company’s belief that additional liabilities, while possible, are not probable. Further, any possible range of loss cannot be estimated at this time.

Purchase Obligations.  The Company has agreements with suppliers and other parties to purchase inventory, other goods and services and long-lived assets and estimates its noncancelable obligations under these agreements for fiscal 2010 to 2014 to be approximately $893 million, $158 million, $76 million, $23 million and $2 million, respectively, and $55 million thereafter. Of these amounts, commitments to purchase integrated circuit product inventories for fiscal 2010 and 2011 comprised $670 million and $13 million, respectively.

Leases.  The Company leases certain of its facilities and equipment under noncancelable operating leases, with terms ranging from less than one year to 35 years and with provisions for cost-of-living increases with certain leases. Rental expense for fiscal 2009, 2008 and 2007 was $80 million, $75 million and $60 million, respectively. The Company leases certain property under capital lease agreements that expire at various dates through 2043. Capital lease obligations are included in other liabilities. The future minimum lease payments for all capital leases and operating leases as of September 27, 2009 are as follows (in millions):

	Capital	Operating
	Leases	Leases	Total

2010	$14	$84	$98
2011	14	67	81
2012	13	32	45
2013	14	22	36
2014	14	22	36
Thereafter	377	223	600

Total minimum lease payments	$446	$450	$896

Deduct: Amounts representing interest	257

Present value of minimum lease payments	189
Deduct: Current portion of capital lease obligations	2

Long-term portion of capital lease obligations	$187

Note 10.	Segment Information

The Company is organized on the basis of products and services. The Company aggregates four of its divisions into the Qualcomm Wireless & Internet segment. Reportable segments are as follows:

•	Qualcomm CDMA Technologies (QCT) — develops and supplies integrated circuits and system software for wireless voice and data communications, multimedia functions and global positioning system products based on its CDMA technology and other technologies;

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	Qualcomm Technology Licensing (QTL) — grants licenses to use portions of the Company’s intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products, including, without limitation, products implementing cdmaOne, CDMA2000, WCDMA, CDMA TDD (including TD-SCDMA), GSM/GPRS/EDGE and/or OFDMA standards and their derivatives, and collects license fees and royalties in partial consideration for such licenses;

•	Qualcomm Wireless & Internet (QWI) — comprised of:

•	Qualcomm Internet Services (QIS) — provides content enablement services for the wireless industry and push-to-talk and other products and services for wireless network operators;

•	Qualcomm Government Technologies (QGOV) — provides development, hardware and analytical expertise to United States government agencies involving wireless communications technologies;

•	Qualcomm Enterprise Services (QES) — provides satellite- and terrestrial-based two-way data messaging, position reporting, wireless application services and managed data services to transportation and logistics companies and other enterprise companies; and

•	Firethorn — builds and manages software applications that enable financial institutions and wireless operators to offer mobile commerce services.

•	Qualcomm Strategic Initiatives (QSI) — manages the Company’s strategic investment activities, including FLO TV Incorporated (FLO TV), the Company’s wholly-owned wireless multimedia operator subsidiary. QSI makes strategic investments to promote the worldwide adoption of CDMA-based products and services.

The Company evaluates the performance of its segments based on earnings (loss) before income taxes (EBT). EBT includes the allocation of certain corporate expenses to the segments, including depreciation and amortization expense related to unallocated corporate assets. Certain income and charges are not allocated to segments in the Company’s management reports because they are not considered in evaluating the segments’ operating performance. Unallocated income and charges include certain investment income, certain share-based compensation and certain research and development expenses and marketing expenses that were not deemed to be directly related to the businesses of the segments. The table below presents revenues, EBT and total assets for reportable segments (in millions):

					Reconciling
	QCT	QTL	QWI	QSI	Items	Total

2009
Revenues	$6,135	$3,605	$641	$29	$6	$10,416
EBT	1,441	3,068	20	(361)	(2,092)	2,076
Total assets	892	89	142	1,614	24,708	27,445
2008
Revenues	$6,717	$3,622	$785	$12	$6	$11,142
EBT	1,833	3,142	(1)	(304)	(844)	3,826
Total assets	1,574	2,668	183	1,458	18,829	24,712
2007
Revenues	$5,275	$2,772	$828	$1	$(5)	$8,871
EBT	1,547	2,340	88	(240)	(109)	3,626
Total assets	921	29	200	896	16,449	18,495

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Segment assets are comprised of accounts receivable, finance receivables and inventories for QCT, QTL and QWI. The QSI segment assets include certain marketable securities, notes receivable, wireless licenses, other investments and all assets of QSI’s consolidated subsidiary, FLO TV, including property, plant and equipment. QSI’s assets related to the FLO TV business totaled $1.3 billion, $1.2 billion and $457 million at September 27, 2009, September 28, 2008 and September 30, 2007, respectively. QSI’s assets also included $10 million, $20 million and $16 million related to investments in equity method investees at September 27, 2009, September 28, 2008 and September 30, 2007, respectively. Reconciling items for total assets included $389 million, $277 million and $215 million at September 27, 2009, September 28, 2008 and September 30, 2007, respectively, of goodwill and other assets related to the Qualcomm MEMS Technologies division (QMT), a nonreportable segment developing display technology for mobile devices and other applications. Total segment assets differ from total assets on a consolidated basis as a result of unallocated corporate assets primarily comprised of certain cash, cash equivalents, marketable securities, property, plant and equipment, deferred tax assets, goodwill and other intangible assets of nonreportable segments. The net book values of long-lived assets located outside of the United States were $256 million, $100 million and $89 million at September 27, 2009, September 28, 2008 and September 30, 2007, respectively. The net book values of long-lived assets located in the United States were $2.1 billion at September 27, 2009 and September 28, 2008 and $1.7 billion at September 30, 2007.

Revenues from each of the Company’s divisions aggregated into the QWI reportable segment were as follows (in millions):

	2009	2008	2007

QES	$344	$423	$501
QIS	229	299	272
QGOV	66	67	57
Firethorn	3	(2)	—
Eliminations	(1)	(2)	(2)

Total QWI	$641	$785	$828

Other reconciling items were comprised as follows (in millions):

	2009	2008	2007

Revenues
Elimination of intersegment revenues	$(15)	$(18)	$(39)
Other nonreportable segments	21	24	34

	$6	$6	$(5)

Earnings (losses) before income taxes
Unallocated cost of equipment and services revenues	$(41)	(39)	(39)
Unallocated research and development expenses	(380)	$(353)	$(341)
Unallocated selling, general, and administrative expenses	(304)	(326)	(268)
Unallocated other operating expenses (Note 9)	(1,013)	—	—
Unallocated investment (loss) income, net	(141)	70	718
Other nonreportable segments	(206)	(190)	(158)
Intracompany eliminations	(7)	(6)	(21)

Reconciling items	$(2,092)	$(844)	$(109)

During fiscal 2009, share-based compensation expense included in unallocated research and development expenses and unallocated selling, general and administrative expenses totaled $280 million and $263 million,

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respectively. During fiscal 2008, share-based compensation expense included in unallocated research and development expenses and unallocated selling, general and administrative expenses totaled $250 million and $251 million, respectively. During fiscal 2007, share-based compensation expense included in unallocated research and development expenses and unallocated selling, general and administrative expenses totaled $221 million and $227 million, respectively. Unallocated cost of equipment and services revenues was comprised entirely of share-based compensation expense.

Specified items included in segment EBT were as follows (in millions):

	QCT	QTL	QWI	QSI

2009
Revenues from external customers	$6,125	$3,603	$638	$29
Intersegment revenues	10	2	3	—
Interest income	4	12	1	3
Interest expense	—	1	1	11
2008
Revenues from external customers	$6,709	$3,619	$778	$12
Intersegment revenues	8	3	7	—
Interest income	2	9	2	4
Interest expense	2	1	—	7
2007
Revenues from external customers	$5,244	$2,771	$821	$1
Intersegment revenues	31	1	7	—
Interest income	2	14	1	7
Interest expense	—	—	1	5

Intersegment revenues are based on prevailing market rates for substantially similar products and services or an approximation thereof, but the purchasing segment may record the cost of revenues at the selling segment’s original cost. In that event, the elimination of the selling segment’s gross margin is included with other intersegment eliminations in reconciling items. Effectively all equity in earnings (losses) of investees was recorded in QSI in fiscal 2009, 2008 and 2007.

The Company distinguishes revenues from external customers by geographic areas based on the location to which its products, software or services are delivered and, for QTL’s licensing and royalty revenues, the invoiced addresses of its licensees. Sales information by geographic area was as follows (in millions):

	2009	2008	2007

United States	$632	$970	$1,165
South Korea	3,655	3,872	2,780
China	2,378	2,309	1,875
Japan	1,098	1,598	1,524
Other foreign	2,653	2,393	1,527

	$10,416	$11,142	$8,871

Note 11.	Acquisitions

During fiscal 2009, the Company acquired one business for total cash consideration of $17 million.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

During fiscal 2008, the Company acquired five businesses for total cash consideration of $263 million. Goodwill recognized in these transactions, of which $179 million is expected to be deductible for tax purposes, was assigned to the QWI and QCT segments in the amount of $179 million and $21 million, respectively. Technology-based intangible assets recognized in the amount of $57 million are being amortized on a straight-line basis over a weighted-average useful life of six years.

During fiscal 2007, the Company acquired three businesses for total cash consideration of $181 million. Goodwill recognized in these transactions, of which $21 million is expected to be deductible for tax purposes, was assigned to the QCT and QWI segments in the amounts of $72 million and $10 million, respectively. Technology-based intangible assets recognized in the amount of $46 million are being amortized on a straight-line basis over a weighted-average useful life of three years.

The consolidated financial statements include the operating results of these businesses from their respective dates of acquisition. Pro forma results of operations have not been presented because the effects of the acquisitions were not material.

Note 12.	Summarized Quarterly Data (Unaudited)

The following financial information reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair statement of the results of the interim periods.

The table below presents quarterly data for the years ended September 27, 2009 and September 28, 2008 (in millions, except per share data):

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

2009
Revenues(1)	$2,517	$2,455	$2,753	$2,690
Operating income (loss)(1)	745	(10)	894	597
Net income (loss)(1)	341	(289)	737	803
Basic earnings (loss) per common share(2)	$0.21	$(0.18)	$0.45	$0.48
Diluted earnings (loss) per common share(2)	$0.20	$(0.18)	$0.44	$0.48
2008
Revenues(1)	$2,440	$2,606	$2,762	$3,334
Operating income(1)	757	813	824	1,335
Net income(1)	767	766	748	878
Basic earnings per common share(2)	$0.47	$0.47	$0.46	$0.53
Diluted earnings per common share(2)	$0.46	$0.47	$0.45	$0.52

(1)	Revenues, operating income and net income are rounded to millions each quarter. Therefore, the sum of the quarterly amounts may not equal the annual amounts reported.

(2)	Earnings per share are computed independently for each quarter and the full year based upon respective average shares outstanding. Therefore, the sum of the quarterly earnings per share amounts may not equal the annual amounts reported.

APPENDIX 2

Corporate Directory

EXECUTIVE OFFICERS

Dr. Paul E. Jacobs
Chairman of the Board and
Chief Executive Officer

Steven R. Altman
President

Derek K. Aberle
Executive Vice President and President, Qualcomm Technology Licensing

Andrew M. Gilbert
Executive Vice President and President, Qualcomm Internet Services and Qualcomm Europe

Margaret L. “Peggy” Johnson
Executive Vice President of the
Americas and India

William E. Keitel
Executive Vice President and
Chief Financial Officer

James P. Lederer
Executive Vice President and General Manager, Qualcomm CDMA Technologies

Steven M. Mollenkopf
Executive Vice President and
President, Qualcomm CDMA
Technologies

Dr. Roberto Padovani
Executive Vice President and
Chief Technology Officer

Donald J. Rosenberg
Executive Vice President, General Counsel and Corporate Secretary

Dr. Daniel L. Sullivan
Executive Vice President,
Human Resources

Jing Wang
Executive Vice President of Asia
Pacific, Middle East and Africa

BOARD OF DIRECTORS

Dr. Irwin Mark Jacobs
Member: Finance Committee
Title: Co-Founder

Barbara T. Alexander
Member: Audit and Governance Committees
Title: Independent Consultant

Stephen M. Bennett
Chair: Compensation Committee
Title: Former Chief Executive Officer, Intuit, Inc.

Sir Donald G. Cruickshank
Member: Finance and Governance Committees
Title: Former Chairman of Clinovia Group Ltd. and Formscape Group Ltd.

Raymond V. Dittamore
Chair: Audit Committee
Title: Retired Audit Partner,
Ernst & Young LLP

Thomas W. Horton
Member: Audit Committee
Title: Executive Vice President,
Finance and Planning, and Chief Financial Officer, AMR Corporation

Dr. Paul E. Jacobs
Title: Chairman of the Board and
Chief Executive Officer,
Qualcomm

Dr. Robert E. Kahn
Member: Finance Committee
Title: Chairman, Chief Executive Officer and President, Corporation for National Research Initiatives

Sherry Lansing
Chair: Governance Committee
Title: Founder and Chair of the Sherry Lansing Foundation

Duane A. Nelles
Chair: Finance Committee
Title: Self-Employed, Personal
Investment Business

General Brent Scowcroft
Member: Compensation Committee
Title: President, The Scowcroft Group

Marc I. Stern
Member: Compensation and Governance Committees
Title: Chairman of Société
Générale’s Global Investment Management and Services, North America Unit

DIRECTOR EMERITUS

Adelia A. Coffman
Co-Founder and Director Emeritus

As of January 2010.

B-1

APPENDIX 3
QUALCOMM Incorporated
2006 Long-Term Incentive Plan

QUALCOMM Incorporated
2006 Long-Term Incentive Plan
     1. Establishment, Purpose and Term of Plan.
          1.1 Establishment. The QUALCOMM Incorporated 2006 Long-Term Incentive Plan (the “Plan”) is hereby adopted December 5, 2005, subject to approval by the stockholders of the Company (the date of such approval, the “Effective Date”). The Plan is a restatement of the Company’s 2001 Stock Option Plan. The Plan is also a successor to the Company’s 1991 Stock Option Plan and the Company’s 2001 Non-Employee Directors’ Stock Option Plan and its predecessor plan (the “Prior Plans”) and the source of shares for the Company’s Executive Retirement Matching Contribution Plan (“ERMCP”). The Plan is amended through September 9, 2009.
          1.2 Purpose. The purpose of the Plan is to advance the interests of the Participating Company Group and its stockholders by providing an incentive to attract and retain the best qualified personnel to perform services for the Participating Company Group, by motivating such persons to contribute to the growth and profitability of the Participating Company Group, by aligning their interests with interests of the Company’s stockholders, and by rewarding such persons for their services by tying a significant portion of their total compensation package to the success of the Company. The Plan seeks to achieve this purpose by providing for Awards in the form of Options, Stock Appreciation Rights, Restricted Stock Awards, Performance Shares, Performance Units, Restricted Stock Units, Deferred Compensation Awards and other Stock-Based Awards as described below. The Plan is also a source for the issuance of shares pursuant to the ERMCP.
          1.3 Term of Plan. The Plan shall continue in effect until the earlier of its termination by the Board or the date on which all of the shares of Stock available for issuance under the Plan have been issued and all restrictions on such shares under the terms of the Plan and the agreements evidencing Awards granted under the Plan have lapsed. However, Awards shall not be granted later than ten (10) years from the Effective Date. The Company intends that the Plan comply with Section 409A of the Code (including any amendments to or replacements of such section), and the Plan shall be so construed.
     2. Definitions and Construction.
          2.1 Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:
               (a) “Affiliate” means (i) an entity, other than a Parent Corporation, that directly, or indirectly through one or more intermediary entities, controls the Company or (ii) an entity, other than a Subsidiary Corporation, that is controlled by the Company directly, or indirectly through one or more intermediary entities. For this purpose, the term “control” (including the term “controlled by”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the relevant entity, whether through the ownership of voting securities, by contract or otherwise; or shall have such other meaning assigned such term for the purposes of registration on Form S-8 under the Securities Act.
               (b) “Award” means any Option, SAR, Restricted Stock Award, Performance Share, Performance Unit, Restricted Stock Unit or Deferred Compensation Award or other Stock-Based Award granted under the Plan or an award of shares pursuant to the ERMCP.
               (c) “Award Agreement” means a written agreement between the Company and a Participant setting forth the terms, conditions and restrictions of the Award granted to the Participant.
               (d) “Board” means the Board of Directors of the Company.
               (e) A “Change in Control” shall mean an Ownership Change Event or a series of related Ownership Change Events (collectively, a “Transaction”) wherein the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or, in the case of a Transaction described in Section 2.1(z)(iii), the corporation or other business entity to which the assets of the Company were transferred (the “Transferee”), as the case may be. The Board shall determine in its discretion whether multiple sales or exchanges of the voting securities of the Company or multiple Ownership Change Events are related. Notwithstanding the preceding sentence, a Change in Control shall not include a Spinoff Transaction.
               (f) “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.
               (g) “Committee” means the Compensation Committee or other committee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board. If no committee of the Board has been appointed to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers. The Committee shall have the exclusive authority to administer the Plan and shall have all of the powers granted herein, including, without limitation, the power to amend or terminate the Plan at any time, subject to the terms of the Plan and any applicable limitations imposed by law.
               (h) “Company” means QUALCOMM Incorporated, a Delaware corporation, or any Successor.
               (i) “Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a member of the Board) to a Participating Company.

               (j) “Deferred Compensation Award” means an award of Stock Units granted to a Participant pursuant to Section 11 of the Plan.
               (k) “Director” means a member of the Board or of the board of directors of any Participating Company.
               (l) “Disability” means the Participant has been determined by the long-term disability insurer of the Participating Company Group as eligible for disability benefits under the long-term disability plan of the Participating Company Group or the Participant has been determined eligible for Supplemental Security Income benefits by the Social Security Administration of the United States of America; provided, however that with respect to Nonemployee Director Awards, “Disability” means the Participant has been determined eligible for supplemental Security Income benefits by the Social Security Administration of the United States of America and also means the inability of the Participant, in the opinion of a qualified physician acceptable to the Company, to perform the duties of the Participant’s position with the Participating Company Group because of sickness or other physical or mental incapacity.
               (m) “Dividend Equivalent” means a credit, made at the discretion of the Committee or as otherwise provided by the Plan, to the account of a Participant in an amount equal to the cash dividends paid on one share of Stock for each share of Stock represented by an Award held by such Participant.
               (n) “Employee” means any person treated as an employee (including an Officer or a member of the Board who is also treated as an employee) in the records of a Participating Company and, with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Section 422 of the Code; provided, however, that neither service as a member of the Board nor payment of a director’s fee shall be sufficient to constitute employment for purposes of the Plan. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s rights, if any, under the Plan as of the time of the Company’s determination, all such determinations by the Company shall be final, binding and conclusive, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination.
               (o) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
               (p) “Fair Market Value” means, as of any date, the value of a share of Stock or other property as determined by the Committee, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:
                    (i) Except as otherwise determined by the Committee, if, on such date, the Stock is listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock as quoted on such national or regional securities exchange or market system constituting the primary market for the Stock on the last trading day prior to the day of determination (effective March 13, 2007, such closing price on the day of determination), as reported in The Wall Street Journal or such other source as the Company deems reliable. Effective March 13, 2007, if there is no such closing price on the day of determination, the Fair Market Value of a share of Stock under this Section 2.1(p)(i) shall be the closing price of a share of Stock on the next trading day following the day of determination.
                    (ii) Notwithstanding the foregoing, the Committee may, in its discretion, determine the Fair Market Value on the basis of the closing, high, low or average sale price of a share of Stock or the actual sale price of a share of Stock received by a Participant, on such date, the preceding trading day, the next succeeding trading day or an average determined over a period of trading days; provided, however, that the Fair Market Value shall not be less that the Fair Market Value determined under Section 2.1(p)(i). The Committee may vary its method of determination of the Fair Market Value as provided in this Section for different purposes under the Plan.
                    (iii) If, on such date, the Stock is not listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be as determined by the Committee in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse.
               (q) “Incentive Stock Option” means an Option intended to be (as set forth in the Award Agreement) and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code.
               (r) “Insider” means an Officer, a Director or any other person whose transactions in Stock are subject to Section 16 of the Exchange Act.
               (s) “Non-Control Affiliate” means any entity in which any Participating Company has an ownership interest and which the Committee shall designate as a Non-Control Affiliate.
               (t) “Nonemployee Director” means a Director who is not an Employee.
               (u) “Nonstatutory Stock Option” means an Option not intended to be (as set forth in the Award Agreement) an incentive stock option within the meaning of Section 422(b) of the Code.
               (v) “Normal Retirement Age” means the date on which a Participant has attained the age of sixty (60) years and has completed ten years of continuous Service; provided, however, that with respect to Nonemployee Director Awards, “Normal Retirement Age” means the date on which a Participant has attained the age of seventy (70) years and has completed nine years of continuous Service.
               (w) “Officer” means any person designated by the Board as an officer of the Company.

               (x) “Option” means the right to purchase Stock at a stated price for a specified period of time granted to a Participant pursuant to Section 6 of the Plan. An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.
               (y) “Option Expiration Date” means the date of expiration of the Option’s term as set forth in the Award Agreement.
               (z) An “Ownership Change Event” shall be deemed to have occurred if any of the following occurs with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange, or transfer of all or substantially all, as determined by the Board in its discretion, of the assets of the Company; or (iv) a liquidation or dissolution of the Company.
               (aa) “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.
               (bb) “Participant” means any eligible person who has been granted one or more Awards.
               (cc) “Participating Company” means the Company or any Parent Corporation, Subsidiary Corporation or Affiliate.
               (dd) “Participating Company Group” means, at any point in time, all entities collectively which are then Participating Companies.
               (ee) “Performance Award” means an Award of Performance Shares or Performance Units.
               (ff) “Performance Award Formula” means, for any Performance Award, a formula or table established by the Committee pursuant to Section 9.3 of the Plan which provides the basis for computing the value of a Performance Award at one or more threshold levels of attainment of the applicable Performance Goal(s) measured as of the end of the applicable Performance Period.
               (gg) “Performance Goal” means a performance goal established by the Committee pursuant to Section 9.3 of the Plan.
               (hh) “Performance Period” means a period established by the Committee pursuant to Section 9.3 of the Plan at the end of which one or more Performance Goals are to be measured.
               (ii) “Performance Share” means a bookkeeping entry representing a right granted to a Participant pursuant to Section 9 of the Plan to receive a payment equal to the value of a Performance Share, as determined by the Committee, based on performance.

               (jj) “Performance Unit” means a bookkeeping entry representing a right granted to a Participant pursuant to Section 9 of the Plan to receive a payment equal to the value of a Performance Unit, as determined by the Committee, based upon performance.
               (kk) “Restricted Stock Award” means an Award of Restricted Stock.
               (ll) “Restricted Stock Unit” or “Stock Unit” means a bookkeeping entry representing a right granted to a Participant pursuant to Section 10 or Section 11 of the Plan, respectively, to receive a share of Stock on a date determined in accordance with the provisions of Section 10 or Section 11, as applicable, and the Participant’s Award Agreement.
               (mm) “Restriction Period” means the period established in accordance with Section 8.4 of the Plan during which shares subject to a Restricted Stock Award are subject to Vesting Conditions.
               (nn) “Rule 16b-3” means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.
               (oo) “SAR” or “Stock Appreciation Right” means a bookkeeping entry representing, for each share of Stock subject to such SAR, a right granted to a Participant pursuant to Section 7 of the Plan to receive payment in any combination of shares of Stock or cash of an amount equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the SAR over the exercise price.
               (pp) “Section 162(m)” means Section 162(m) of the Code.
               (qq) “Securities Act” means the Securities Act of 1933, as amended.
               (rr) “Service” means
                    (i) a Participant’s employment or service with the Participating Company Group, whether in the capacity of an Employee, a Director or a Consultant. A Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders Service to the Participating Company Group or a change in the Participating Company for which the Participant renders such Service, provided that there is no interruption or termination of the Participant’s Service. Furthermore, only to such extent as may be provided by the Company’s leave policy, a Participant’s Service with the Participating Company Group shall not be deemed to have terminated if the Participant takes any military leave, sick leave, or other leave of absence approved by the Company. Notwithstanding the foregoing, a leave of absence shall be treated as Service for purposes of vesting only to such extent as may be provided by the Company’s leave policy. The Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the entity for which the Participant performs Service ceasing to be a Participating Company; except, and only for purposes of this Plan, if the entity for which Participant performs Service is a Subsidiary Corporation and ceases to be a Participating Company as a result of the distribution of the voting stock of such Subsidiary Corporation to the shareholders of the Company, Service shall not be deemed to have terminated as a result of such distribution. Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of such termination.
                    (ii) Notwithstanding any other provision of this Section, a Participant’s Service shall not be deemed to have terminated merely because the Participating Company for which the Participant renders Service ceases to be a member of the Participating Company Group by reason of a Spinoff Transaction, nor shall Service be deemed to have terminated upon resumption of Service from the Spinoff Company to a Participating Company. For all purposes under this Plan, and only for purposes of this Plan, a Participant’s Service shall include Service, whether in the capacity of an Employee, Director or a Consultant, for the Spinoff Company provided a Participant was employed by the Participating Company Group immediately prior to the Spinoff Transaction.
                         In the event that the Participating Company for which Participant renders service ceases to be a member of the Participating Company Group by reason of a Spinoff Transaction, the Company shall have the authority to impose any restrictions, including but not limited to, with respect to the method of payment of the exercise price of the Options held by such individuals, if the Company determines that such restrictions are necessary to comply with applicable local laws.
                         Further, notwithstanding the foregoing, if the Participant resides outside the United States and the Participating Company for which the individual renders service ceases to be a member of the Participating Company Group by reason of a Spinoff Transaction, the Company may consider such individual to have terminated his or her Service if it determines that there are material adverse tax, securities law or other regulatory consequences to the Participant, the Company or the former Participating Company as a result of the Spinoff Transaction. In this circumstance, the Company will, in its discretion, (i) equitably adjust the Participant’s Option to ensure that he or she maintains equivalent Option rights over the shares of common stock of the Spinoff Company for which he or she is employed following the Spinoff Transaction, or (ii) determine that the Participant’s Options shall fully vest and be fully exercisable and shall terminate if not exercised prior to such Spinoff transaction or (iii) take any other action that, in its discretion, does not impair the rights of such Participant with respect to the Option.
               (ss) “Spinoff Company” means a Participating Company which ceases to be such as a result of a Spinoff Transaction.
               (tt) “Spinoff Transaction” means a transaction in which the voting stock of an entity in the Participating Company Group is distributed to the shareholders of a parent corporation as defined by Section 424(e) of the Code, of such entity.
               (uu) “Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 4.2 of the Plan.
               (vv) “Stock-Based Awards” means any award that is valued in whole or in part by reference to, or is otherwise based on, the Stock, including dividends on the Stock, but not limited to those Awards described in Sections 6 through 11 of the Plan.

               (ww) “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.
               (xx) “Successor” means a corporation into or with which the Company is merged or consolidated or which acquires all or substantially all of the assets of the Company and which is designated by the Board as a Successor for purposes of the Plan.
               (yy) “Ten Percent Owner” means a Participant who, at the time an Option is granted to the Participant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company (other than an Affiliate) within the meaning of Section 422(b)(6) of the Code.
               (zz) “Vesting Conditions” mean those conditions established in accordance with Section 8.4 or Section 10.2 of the Plan prior to the satisfaction of which shares subject to a Restricted Stock Award or Restricted Stock Unit Award, respectively, remain subject to forfeiture or a repurchase option in favor of the Company upon the Participant’s termination of Service.
          2.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
     3. Administration.
          3.1 Administration by the Committee. The Plan shall be administered by the Committee. All questions of interpretation of the Plan or of any Award shall be determined by the Committee, and such determinations shall be final and binding upon all persons having an interest in the Plan or such Award.
          3.2 Authority of Officers. Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election which is the responsibility of or which is allocated to the Company herein, provided the Officer has apparent authority with respect to such matter, right, obligation, determination or election.
          3.3 Administration with Respect to Insiders. With respect to participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3.
          3.4 Committee Complying with Section 162(m). While the Company is a “publicly held corporation” within the meaning of Section 162(m), the Board may establish a Committee of “outside directors” within the meaning of Section 162(m) to approve the grant of any Award which might reasonably be anticipated to result in the payment of employee remuneration that would otherwise exceed the limit on employee remuneration deductible for income tax purposes pursuant to Section 162(m).

          3.5 Powers of the Committee. In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee shall have the full and final power and authority, in its discretion:
               (a) to determine the persons to whom, and the time or times at which, Awards shall be granted and the number of shares of Stock or units to be subject to each Award;
               (b) to determine the type of Award granted and to designate Options as Incentive Stock Options or Nonstatutory Stock Options;
               (c) to determine the Fair Market Value of shares of Stock or other property;
               (d) to determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, (i) the exercise or purchase price of shares purchased pursuant to any Award, (ii) the method of payment for shares purchased pursuant to any Award, (iii) the method for satisfaction of any tax withholding obligation arising in connection with Award, including by the withholding or delivery of shares of Stock, (iv) the timing, terms and conditions of the exercisability or vesting of any Award or any shares acquired pursuant thereto, (v) the Performance Award Formula and Performance Goals applicable to any Award and the extent to which such Performance Goals have been attained, (vi) the time of the expiration of any Award, (vii) the effect of the Participant’s termination of Service on any of the foregoing, and (viii) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto not inconsistent with the terms of the Plan;
               (e) to determine whether an Award will be settled in shares of Stock, cash, or in any combination thereof;
               (f) to approve one or more forms of Award Agreement;
               (g) to amend, modify, extend, cancel or renew any Award or to waive any restrictions or conditions applicable to any Award or any shares acquired pursuant thereto;
               (h) to accelerate, continue, extend or defer the exercisability or vesting of any Award or any shares acquired pursuant thereto, including with respect to the period following a Participant’s termination of Service;
               (i) without the consent of the affected Participant and notwithstanding the provisions of any Award Agreement to the contrary, to unilaterally substitute at any time a Stock Appreciation Right providing for settlement solely in shares of Stock in place of any outstanding Option, provided that such Stock Appreciation Right covers the same number of shares of Stock and provides for the same exercise price (subject in each case to adjustment in accordance with Section 4.2) as the replaced Option and otherwise provides substantially equivalent terms and conditions as the replaced Option, as determined by the Committee;
               (j) to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt sub-plans or supplements to, or alternative versions of, the Plan,

including, without limitation, as the Committee deems necessary or desirable to comply with the laws or regulations of or to accommodate the tax policy, accounting principles or custom of, foreign jurisdictions whose citizens may be granted Awards;
               (k) to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law; and
               (l) to delegate to any proper Officer the authority to grant, amend, modify, extend, cancel or renew one or more Awards, without further approval of the Committee, to any person eligible pursuant to Section 5, other than a person who, at the time of such grant, is an Insider; provided, however, that (i) the exercise price per share of each such Option shall be equal to the Fair Market Value per share of the Stock on the effective date of grant, and (ii) each such Award shall be subject to the terms and conditions of the appropriate standard form of Award Agreement approved by the Committee and shall conform to the provisions of the Plan and such other guidelines as shall be established from time to time by the Committee.
          3.6 Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of the Participating Company Group, members of the Board or the Committee and any officers or employees of the Participating Company Group to whom authority to act for the Board, the Committee or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.
          3.7 Arbitration. Any dispute or claim concerning any Awards granted (or not granted) pursuant to this Plan and any other disputes or claims relating to or arising out of the Plan shall be fully, finally and exclusively resolved by binding arbitration conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association in San Diego, California. By accepting an Award, Participants and the Company waive their respective rights to have any such disputes or claims tried by a judge or jury.
          3.8 Repricing Prohibited. Without the affirmative vote of holders of a majority of the shares of Stock cast in person or by proxy at a meeting of the stockholders of the Company at which a quorum representing a majority of all outstanding shares of Stock is present or represented by proxy, the Committee shall not approve a program providing for either (a) the cancellation of outstanding Options or SARs and the grant in substitution therefore of new Options or SARs having a lower exercise price or (b) the amendment of outstanding Options or SARs to reduce the exercise price thereof. This paragraph shall not be construed to apply to the issuance or assumption of an Award in a transaction to which Code section 424(a) applies, within the meaning of Section 424 of the Code.
     4. Shares Subject to Plan.
          4.1 Maximum Number of Shares Issuable. Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be 405,284,432 [418,284,432 if amendment is approved by stockholders] and shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof. The share reserve, determined at any time, shall be reduced by the number of shares subject to Prior Plan Options and shares issued under the ERMCP. Any shares of Stock subject to Prior Plan Option shall again be available for issuance under the Plan only if the Prior Plan Option is terminated or cancelled but not if it expires. Any shares of Stock that are subject to Awards of Options or SARs without a related Dividend Equivalent shall be counted against the limit as one (1) share for every one (1) share granted. Any shares of Stock that are subject to Awards (other than Options or SARs without a related Dividend Equivalent) shall be counted against this limit as three (3) shares for every one (1) share granted. If an outstanding Award, excluding Prior Plan Options, for any reason expires or is terminated or canceled without having been exercised or settled in full, or if shares of Stock acquired pursuant to an Award subject to forfeiture or repurchase, and shares issued under the ERMCP, are forfeited to the Company, the shares of Stock allocable to the terminated portion of such Award or such forfeited shares of Stock shall again be available for issuance under the Plan. Any shares of Stock that again become available for shares pursuant to this Section 4.1 shall be added back as one (1) share if such shares were subject to Options without a Dividend Equivalent or SARs granted under the Plan or under a Prior Plan and as three (3) shares if such shares were subject to Awards (other than Options without a Dividend Equivalent or SARs) granted under the Plan or a Prior Plan. Notwithstanding anything to the contrary contained herein: (i) shares of Stock tendered in payment of an Option shall not be added to the aggregate plan limit described above; (ii) shares of Stock withheld by the Company to satisfy any tax withholding obligation shall not be added to the aggregate plan limit described above; (iii) shares of Stock that are repurchased by the Company with Option proceeds shall not be added to the aggregate plan limit described above; and (iv) all shares of Stock covered by an SAR, to the extent that it is exercised and settled in shares of Stock, and whether or not shares of Stock are actually issued to the Participant upon exercise of the SAR, shall be considered issued or transferred pursuant to the Plan.
          4.2 Adjustments for Changes in Capital Structure. Subject to any required action by the stockholders of the Company, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting normal cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate adjustments shall be made in the number and kind of shares subject to the Plan and to any outstanding Awards, in the Award limits set forth in Section 5.4, and in connection with the ERMCP, and in the exercise or purchase price per share under any outstanding Award in order to prevent dilution or enlargement of Participants’ rights under the Plan. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” If a majority of the shares which are of the same class as the shares that are subject to outstanding Awards are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event) shares of another corporation (the “New Shares”), the Committee may unilaterally amend the outstanding Options to provide that such Options are exercisable for New Shares. In the event of any such amendment, the number of shares subject to, and the exercise price per share of, the outstanding Awards shall be adjusted in a fair and equitable manner as determined by the Board, in its discretion. Any fractional share resulting from an adjustment pursuant to this Section 4.2 shall be rounded down to the nearest whole number. The Committee in its sole discretion, may also make such adjustments in the terms of any Award to reflect, or related to, such changes in the capital structure of the Company or distributions as it deems appropriate, including modification of Performance Goals, Performance Award Formulas and Performance Periods. The adjustments determined by the Committee pursuant to this Section 4.2 shall be final, binding and conclusive.
     5. Eligibility and Award Limitations.
          5.1 Persons Eligible for Awards. Awards may be granted only to Employees, Consultants and Directors. For purposes of the foregoing sentence, “Employees,” “Consultants”and “Directors” shall include prospective Employees, prospective Consultants and prospective Directors to whom Awards are offered to be granted in connection with written offers of an employment or other service relationship with the Participating Company Group; provided, however, that no Stock subject to any such Award shall vest, become exercisable or be issued prior to the date on which such person commences Service.
          5.2 Participation. Eligible persons may be granted more than one Award. However, eligibility in accordance with this Section shall not entitle any person to be granted an Award, or, having been granted an Award, to be granted an additional Award.
          5.3 Incentive Stock Option Limitations.
               (a) Persons Eligible. An Incentive Stock Option may be granted only to a person who, on the effective date of grant, is an Employee of the Company, a Parent Corporation or a Subsidiary Corporation (each being an “ISO-Qualifying Corporation”). Any person who is not an Employee of an ISO-Qualifying Corporation on the effective date of the grant of an Option to such person may be granted only a Nonstatutory Stock Option. An Incentive Stock Option granted to a prospective Employee upon the condition that such person become an Employee of an ISO-Qualifying Corporation shall be deemed granted effective on the date such person commences Service with an ISO-Qualifying Corporation, with an exercise price determined as of such date in accordance with Section 6.1.
               (b) Fair Market Value Limitation. To the extent that options designated as Incentive Stock Options (granted under all stock option plans of the Participating

Company Group, including the Plan) become exercisable by a Participant for the first time during any calendar year for stock having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portion of such options which exceeds such amount shall be treated as Nonstatutory Stock Options. For purposes of this Section, options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of stock shall be determined as of the time the option with respect to such stock is granted. If the Code is amended to provide for a limitation different from that set forth in this Section, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section, the Participant may designate which portion of such Option the Participant is exercising. In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Upon exercise, shares issued pursuant to each such portion shall be separately identified.
          5.4 Award Limits.
               (a) Maximum Number of Shares Issuable Pursuant to Incentive Stock Options. Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to the exercise of Incentive Stock Options shall not exceed 226,239,821 shares. The maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to all Awards other than Incentive Stock Options shall be the number of shares determined in accordance with Section 4.1, subject to adjustment as provided in Section 4.2 and further subject to the limitation set forth in Section 5.4(b) below.
               (b) Limits on Full Value Awards. Except for shares granted under the Executive Retirement Matching Contribution Plan, any Restricted Stock Awards, Restricted Stock Unit Awards, Performance Awards or Stock-Based Awards based on the full value of shares of Stock (“Full Value Awards”), which vest on the basis of the Participant’s continued Service, shall not provide for vesting which is any more rapid than annual pro rata vesting over a three (3) year period and any Full Value Awards which vest upon the Participant’s attainment of Performance Goals shall provide for a Performance Period of at least twelve (12) months. There shall be no acceleration of vesting of such Full Value Awards, except in connection with death, Disability or a Change in Control. Notwithstanding any contrary provision of the Plan, a maximum of two percent (2%) of the shares authorized for issuance under the Plan may be issued as Awards to Non-Employee Directors without regard to the limitations of this Section 5.4(b).
               (c) Section 162(m) Award Limits. The following limits shall apply to the grant of any Award if, at the time of grant, the Company is a “publicly held corporation” within the meaning of Section 162(m).
                    (i) Options and SARs. Subject to adjustment as provided in Section 4.2, no Employee shall be granted within any fiscal year of the Company one or more Options or Freestanding SARs which in the aggregate are for more than 3,000,000 shares of Stock reserved for issuance under the Plan.

                    (ii) Restricted Stock and Restricted Stock Unit Awards. Subject to adjustment as provided in Section 4.2, no Employee shall be granted within any fiscal year of the Company one or more Restricted Stock Awards or Restricted Stock Unit Awards, subject to Vesting Conditions based on the attainment of Performance Goals, for more than 1,000,000 shares of Stock reserved for issuance under the Plan.
                    (iii) Performance Awards. Subject to adjustment as provided in Section 4.2, no Employee shall be granted (1) Performance Shares which could result in such Employee receiving more than 1,000,000 shares of Stock reserved for issuance under the Plan for each full fiscal year of the Company contained in the Performance Period for such Award, or (2) Performance Units which could result in such Employee receiving more than $8,000,000 for each full fiscal year of the Company contained in the Performance Period for such Award. No Participant may be granted more than one Performance Award for the same Performance Period.
     6. Terms and Conditions of Options.
          Options shall be evidenced by Award Agreements specifying the number of shares of Stock covered thereby, in such form as the Committee shall from time to time establish. No Option or purported Option shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Options may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
          6.1 Exercise Price. The exercise price for each Option shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the Option and (b) no Incentive Stock Option granted to a Ten Percent Owner shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be granted with an exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of Section 424(a) of the Code.
          6.2 Exercisability and Term of Options.
               (a) Option Vesting and Exercisability. Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such Option; provided, however, that (a) no Option shall be exercisable after the expiration of ten (10) years after the effective date of grant of such Option, (b) no Incentive Stock Option granted to a Ten Percent Owner shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option, (c) no Option shall become fully vested in a period of less than three (3) years from the date of grant, other than in connection with a termination of Service or a Change in Control or in the case of an Option granted to a Nonemployee Director, and (d) no Option offered or be granted to a prospective Employee, prospective Consultant or prospective Director may become exercisable prior to the date on which such person commences Service. Subject to the foregoing, unless otherwise specified by the Committee in the grant of an Option, any Option granted hereunder shall terminate ten (10) years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions, or the terms of the Plan.
               (b) Participant Responsibility for Exercise of Option. Each Participant is responsible for taking any and all actions as may be required to exercise any Option in a timely manner, and for properly executing any documents as may be required for the exercise of an Option in accordance with such rules and procedures as may be established from time to time. By signing an Option Agreement each Participant acknowledges that information regarding the procedures and requirements for the exercise of any Option is available upon such Participant’s request. The Company shall have no duty or obligation to notify any Participant of the expiration date of any Option.
          6.3 Payment of Exercise Price.
               (a) Forms of Consideration Authorized. Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check or in cash equivalent, (ii) by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant having a Fair Market Value not less than the exercise price, (iii) provided that the Participant is an Employee, and not an Officer or Director (unless otherwise not prohibited by law, including, without limitation, any regulation promulgated by the Board of Governors of the Federal Reserve System) and in the Company’s sole and absolute discretion at the time the Option is exercised, by delivery of the Participant’s promissory note in a form approved by the Company for the aggregate exercise price, provided that, if the Company is incorporated in the State of Delaware, the Participant shall pay in cash that portion of the aggregate exercise price not less than the par value of the shares being acquired, (iv) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (v) by any combination thereof. The Committee may at any time or from time to time grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.
               (b) Limitations on Forms of Consideration.
                    (i) Tender of Stock. Notwithstanding the foregoing, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock to the extent such tender or attestation would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.
                    (ii) Payment by Promissory Note. No promissory note shall be permitted if the exercise of an Option using a promissory note would be a violation of any law. Any permitted promissory note shall be on such terms as the Committee shall determine. The Committee shall have the authority to permit or require the Participant to secure any promissory note used to exercise an Option with the shares of Stock acquired upon the exercise of the Option or with other collateral acceptable to the Company. Unless otherwise provided by the Committee, if the Company at any time is subject to the regulations promulgated by the

Board of Governors of the Federal Reserve System or any other governmental entity affecting the extension of credit in connection with the Company’s securities, any promissory note shall comply with such applicable regulations, and the Participant shall pay the unpaid principal and accrued interest, if any, to the extent necessary to comply with such applicable regulations.
          6.4 Effect of Termination of Service.
               (a) Option Exercisability. Subject to earlier termination of the Option as otherwise provided herein and unless otherwise provided by the Committee, an Option shall be exercisable after a Participant’s termination of Service only during the applicable time periods provided in the Award Agreement.
               (b) Extension if Exercise Prevented by Law. Notwithstanding the foregoing, unless the Committee provides otherwise in the Award Agreement, if the exercise of an Option within the applicable time periods is prevented by the provisions of Section 14 below, the Option shall remain exercisable until three (3) months (or such longer period of time as determined by the Committee, in its discretion) after the date the Participant is notified by the Company that the Option is exercisable, but in any event no later than the Option Expiration Date.
               (c) Extension if Participant Subject to Section 16(b). Notwithstanding the foregoing, if a sale within the applicable time periods of shares acquired upon the exercise of the Option would subject the Participant to suit under Section 16(b) of the Exchange Act, the Option shall remain exercisable until the earliest to occur of (i) the tenth (10th) day following the date on which a sale of such shares by the Participant would no longer be subject to such suit, (ii) the one hundred and ninetieth (190th) day after the Participant’s termination of Service, or (iii) the Option Expiration Date.
          6.5 Transferability of Options. During the lifetime of the Participant, an Option shall be exercisable only by the Participant or the Participant’s guardian or legal representative. Prior to the issuance of shares of Stock upon the exercise of an Option, the Option shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Option, a Nonstatutory Stock Option shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 Registration Statement under the Securities Act.
     7. Terms and Conditions of Stock Appreciation Rights.
          Stock Appreciation Rights shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award, in such form as the Committee shall from time to time establish. No SAR or purported SAR shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing SARs may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

          7.1 Types of SARs Authorized. SARs may be granted in tandem with all or any portion of a related Option (a “Tandem SAR”) or may be granted independently of any Option (a “Freestanding SAR”). A Tandem SAR may be granted either concurrently with the grant of the related Option or at any time thereafter prior to the complete exercise, termination, expiration or cancellation of such related Option.
          7.2 Exercise Price. The exercise price for each SAR shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share subject to a Tandem SAR shall be the exercise price per share under the related Option and (b) the exercise price per share subject to a Freestanding SAR shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the SAR.
          7.3 Exercisability and Term of SARs.
               (a) Tandem SARs. Tandem SARs shall be exercisable only at the time and to the extent, and only to the extent, that the related Option is exercisable, subject to such provisions as the Committee may specify where the Tandem SAR is granted with respect to less than the full number of shares of Stock subject to the related Option.
               (b) Freestanding SARs. Freestanding SARs shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such SAR; provided, however, that no Freestanding SAR shall be exercisable after the expiration of ten (10) years after the effective date of grant of such SAR.
No SAR shall become fully vested in a period of less than three (3) years from the date of grant, other than in connection with a termination of Service or a Change in Control or the case of an SAR granted to a Nonemployee Director.
          7.4 Deemed Exercise of SARs. If, on the date on which an SAR would otherwise terminate or expire, the SAR by its terms remains exercisable immediately prior to such termination or expiration and, if so exercised, would result in a payment to the holder of such SAR, then any portion of such SAR which has not previously been exercised shall automatically be deemed to be exercised as of such date with respect to such portion.
          7.5 Effect of Termination of Service. Subject to earlier termination of the SAR as otherwise provided herein and unless otherwise provided by the Committee in the grant of an SAR and set forth in the Award Agreement, an SAR shall be exercisable after a Participant’s termination of Service only as provided in the Award Agreement.
          7.6 Nontransferability of SARs. During the lifetime of the Participant, an SAR shall be exercisable only by the Participant or the Participant’s guardian or legal representative. Prior to the exercise of an SAR, the SAR shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution.

     8. Terms and Conditions of Restricted Stock Awards.
          Restricted Stock Awards shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award, in such form as the Committee shall from time to time establish. No Restricted Stock Award or purported Restricted Stock Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Restricted Stock Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
          8.1 Types of Restricted Stock Awards Authorized. Restricted Stock Awards may or may not require the payment of cash compensation for the stock. Restricted Stock Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 9.4. If either the grant of a Restricted Stock Award or the lapsing of the Restriction Period is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 9.3 through 9.5(a).
          8.2 Purchase Price. The purchase price, if any, for shares of Stock issuable under each Restricted Stock Award and the means of payment shall be established by the Committee in its discretion.
          8.3 Purchase Period. A Restricted Stock Award requiring the payment of cash consideration shall be exercisable within a period established by the Committee; provided, however, that no Restricted Stock Award granted to a prospective Employee, prospective Consultant or prospective Director may become exercisable prior to the date on which such person commences Service.
          8.4 Vesting and Restrictions on Transfer. Shares issued pursuant to any Restricted Stock Award may or may not be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 9.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. During any Restriction Period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, such shares may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of other than as provided in the Award Agreement or as provided in Section 8.7. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder.
          8.5 Voting Rights; Dividends and Distributions. Except as provided in this Section, Section 8.4 and any Award Agreement, during the Restriction Period applicable to shares subject to a Restricted Stock Award, the Participant shall have all of the rights of a stockholder of the Company holding shares of Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares. However, in the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant is entitled by reason of the Participant’s Restricted Stock Award shall be immediately subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid or adjustments were made.
          8.6 Effect of Termination of Service. Unless otherwise provided by the Committee in the grant of a Restricted Stock Award and set forth in the Award Agreement, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then the Participant shall forfeit to the Company any shares acquired by the Participant pursuant to a Restricted Stock Award which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service in exchange for the payment of the purchase price, if any, paid by the Participant. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company.
          8.7 Nontransferability of Restricted Stock Award Rights. Prior to the issuance of shares of Stock pursuant to a Restricted Stock Award, rights to acquire such shares shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or the laws of descent and distribution. All rights with respect to a Restricted Stock Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.
     9. Terms and Conditions of Performance Awards.
          Performance Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time establish. No Performance Award or purported Performance Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Performance Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
          9.1 Types of Performance Awards Authorized. Performance Awards may be in the form of either Performance Shares or Performance Units. Each Award Agreement evidencing a Performance Award shall specify the number of Performance Shares or Performance Units subject thereto, the Performance Award Formula, the Performance Goal(s) and Performance Period applicable to the Award, and the other terms, conditions and restrictions of the Award.
          9.2 Initial Value of Performance Shares and Performance Units. Unless otherwise provided by the Committee in granting a Performance Award, each Performance Share shall have an initial value equal to the Fair Market Value of one (1) share of Stock, subject to adjustment as provided in Section 4.2, on the effective date of grant of the Performance Share. Each Performance Unit shall have an initial value determined by the Committee. The final value payable to the Participant in settlement of a Performance Award determined on the basis of the applicable Performance Award Formula will depend on the extent to which Performance Goals established by the Committee are attained within the applicable Performance Period established by the Committee.
          9.3 Establishment of Performance Period, Performance Goals and Performance Award Formula. In granting each Performance Award, the Committee shall establish in writing the applicable Performance Period, Performance Award Formula and one or more Performance Goals which, when measured at the end of the Performance Period, shall determine on the basis of the Performance Award Formula the final value of the Performance Award to be paid to the Participant. To the extent compliance with the requirements under Section 162(m) with respect to “performance-based compensation” is desired, the Committee shall establish the Performance Goal(s) and Performance Award Formula applicable to each Performance Award no later than the earlier of (a) the date ninety (90) days after the commencement of the applicable Performance Period or (b) the date on which 25% of the Performance Period has elapsed, and, in any event, at a time when the outcome of the Performance Goals remains substantially uncertain. Once established, the Performance Goals and Performance Award Formula shall not be changed during the Performance Period. The Company shall notify each Participant granted a Performance Award of the terms of such Award, including the Performance Period, Performance Goal(s) and Performance Award Formula.
          9.4 Measurement of Performance Goals. Performance Goals shall be established by the Committee on the basis of targets to be attained (“Performance Targets”) with respect to one or more measures of business or financial performance (each, a “Performance Measure”), subject to the following:
               (a) Performance Measures. Performance Measures may be one or more of the following, as determined by the Committee: (i) revenues; (ii) gross margin; (iii) operating margin; (iv) operating income; (v) earnings before tax; (vi) earnings before interest, taxes and depreciation and amortization; (vii) net income; (viii) expenses; (ix) the market price of the Stock; (x) earnings per share; (xi) return on stockholder equity; (xii) return on capital; (xiii) return on net assets; (xiv) economic value added; (xv) market share; (xvi) customer service; (xvii) customer satisfaction; (xviii) safety; (xix) total stockholder return; (xx) free cash flow; or (xxi) such other measures as determined by the Committee consistent with this Section 9.4(a).
               (b) Performance Targets. Performance Targets may include a minimum, maximum, target level and intermediate levels of performance, with the final value of a Performance Award determined under the applicable Performance Award Formula by the level attained during the applicable Performance Period. A Performance Target may be stated as an absolute value or as a value determined relative to a standard selected by the Committee.
          9.5 Settlement of Performance Awards.
               (a) Determination of Final Value. As soon as practicable following the completion of the Performance Period applicable to a Performance Award, the Committee shall certify in writing the extent to which the applicable Performance Goals have been attained and the resulting final value of the Award earned by the Participant and to be paid upon its settlement in accordance with the applicable Performance Award Formula.
               (b) Discretionary Adjustment of Award Formula. In its discretion, the Committee may, either at the time it grants a Performance Award or at any time thereafter, provide for the positive or negative adjustment of the Performance Award Formula applicable to a Performance Award that is not intended to constitute “qualified performance based compensation” to a “covered employee” within the meaning of Section 162(m) (a “Covered Employee”) to reflect such Participant’s individual performance in his or her position with the Company or such other factors as the Committee may determine. With respect to a Performance Award intended to constitute qualified performance-based compensation to a Covered Employee, the Committee shall have the discretion to reduce some or all of the value of the Performance Award that would otherwise be paid to the Covered Employee upon its settlement notwithstanding the attainment of any Performance Goal and the resulting value of the Performance Award determined in accordance with the Performance Award Formula.
               (c) Payment in Settlement of Performance Awards. As soon as practicable following the Committee’s determination and certification in accordance with Sections 9.5(a) and (b), payment shall be made to each eligible Participant (or such Participant’s legal representative or other person who acquired the right to receive such payment by reason of the Participant’s death) of the final value of the Participant’s Performance Award. Payment of such amount shall be made in cash, shares of Stock, or a combination thereof as determined by the Committee.
          9.6 Voting Rights; Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Performance Share Awards until the date of the issuance of such shares, if any (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Performance Share Award that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Stock having a record date prior to the date on which the Performance Shares are settled or forfeited. Such Dividend Equivalents, if any, shall be credited to the Participant in the form of additional whole Performance Shares as of the date of payment of such cash dividends on Stock. The number of additional Performance Shares to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of shares of Stock represented by the Performance Shares previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Dividend Equivalents may be paid currently or may be accumulated and paid to the extent that Performance Shares become nonforfeitable, as determined by the Committee. Settlement of Dividend Equivalents may be made in cash, shares of Stock, or a combination thereof as determined by the Committee, and may be paid on the same basis as settlement of the related Performance Share as provided in Section 9.5, except that fractional shares shall be paid in cash within thirty (30) days following the date of settlement of the Performance Share Award. Dividend Equivalents shall not be paid with respect to Performance Units. In the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, appropriate adjustments shall be made in the Participant’s Performance Share Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Performance Share Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Performance Goals as are applicable to the Award.
          9.7 Effect of Termination of Service. Unless otherwise provided by the Committee in the grant of a Performance Award and set forth in the Award Agreement, the effect of a Participant’s termination of Service on the Performance Award shall be as follows:
               (a) Death or Disability. If the Participant’s Service terminates because of the death or Disability of the Participant before the completion of the Performance Period applicable to the Performance Award, the final value of the Participant’s Performance Award shall be determined by the extent to which the applicable Performance Goals have been attained with respect to the entire Performance Period and shall be prorated based on the number of months of the Participant’s Service during the Performance Period. Payment shall be made following the end of the Performance Period in any manner permitted by Section 9.5.
               (b) Other Termination of Service. If the Participant’s Service terminates for any reason except death or Disability before the completion of the Performance Period applicable to the Performance Award, such Award shall be forfeited in its entirety; provided, however, that in the event of an involuntary termination of the Participant’s Service, the Committee, in its sole discretion, may waive the automatic forfeiture of all or any portion of any such Award.
          9.8 Nontransferability of Performance Awards. Prior to settlement in accordance with the provisions of the Plan, no Performance Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Performance Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.
     10. Terms and Conditions of Restricted Stock Unit Awards.
          Restricted Stock Unit Awards shall be evidenced by Award Agreements specifying the number of Restricted Stock Units subject to the Award, in such form as the Committee shall from time to time establish. No Restricted Stock Unit Award or purported Restricted Stock Unit Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Restricted Stock Units may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
          10.1 Grant of Restricted Stock Unit Awards. Restricted Stock Unit Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 9.4. If either the grant of a Restricted Stock Unit Award or the Vesting Conditions with respect to such

Award is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 9.3 through 9.5(a).
          10.2 Vesting. Restricted Stock Units may or may not be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 9.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award.
          10.3 Voting Rights, Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Restricted Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Restricted Stock Unit Award that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Stock having a record date prior to the date on which Restricted Stock Units held by such Participant are settled. Such Dividend Equivalents, if any, shall be paid by crediting the Participant with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Stock. The number of additional Restricted Stock Units (rounded to the nearest whole number) to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of shares of Stock represented by the Restricted Stock Units previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Such additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time (or as soon thereafter as practicable) as the Restricted Stock Units originally subject to the Restricted Stock Unit Award, except that fractional shares may be settled in cash within thirty (30) days following the date of settlement of the Restricted Stock Unit Award. In the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, appropriate adjustments shall be made in the Participant’s Restricted Stock Unit Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would entitled by reason of the shares of Stock issuable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions as are applicable to the Award.
          10.4 Effect of Termination of Service. Unless otherwise provided by the Committee in the grant of a Restricted Stock Unit Award and set forth in the Award Agreement, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then the Participant shall forfeit to the Company any Restricted Stock Units pursuant to the Award which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service.
          10.5 Settlement of Restricted Stock Unit Awards. The Company shall issue to a Participant on the date on which Restricted Stock Units subject to the Participant’s Restricted Stock Unit Award vest or on such other date determined by the Committee, in its discretion, and set forth in the Award Agreement one (1) share of Stock (and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 10.3) for each Restricted Stock Unit then becoming vested or otherwise to be settled on such date, subject to the withholding of applicable taxes. Notwithstanding the foregoing, if permitted by the Committee and set forth in the Award Agreement, the Participant may elect in accordance with terms specified in the Award Agreement to defer receipt of all or any portion of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section.
          10.6 Nontransferability of Restricted Stock Unit Awards. Prior to the issuance of shares of Stock in settlement of a Restricted Stock Unit Award, the Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Restricted Stock Unit Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.
     11. Deferred Compensation Awards.
          11.1 Establishment of Deferred Compensation Award Programs. This Section 11 shall not be effective unless and until the Committee determines to establish a program pursuant to this Section. The Committee, in its discretion and upon such terms and conditions as it may determine, may establish one or more programs pursuant to the Plan under which:
               (a) Participants designated by the Committee who are Insiders or otherwise among a select group of highly compensated Employees may irrevocably elect, prior to a date specified by the Committee, to reduce such Participant’s compensation otherwise payable in cash (subject to any minimum or maximum reductions imposed by the Committee) and to be granted automatically at such time or times as specified by the Committee one or more Awards of Stock Units with respect to such numbers of shares of Stock as determined in accordance with the rules of the program established by the Committee and having such other terms and conditions as established by the Committee.
               (b) Participants designated by the Committee who are Insiders or otherwise among a select group of highly compensated Employees may irrevocably elect, prior to a date specified by the Committee, to be granted automatically an Award of Stock Units with respect to such number of shares of Stock and upon such other terms and conditions as established by the Committee in lieu of:
                    (i) shares of Stock otherwise issuable to such Participant upon the exercise of an Option;
                    (ii) cash or shares of Stock otherwise issuable to such Participant upon the exercise of an SAR; or
                    (iii) cash or shares of Stock otherwise issuable to such Participant upon the settlement of a Performance Award or Performance Unit.

          11.2 Terms and Conditions of Deferred Compensation Awards. Deferred Compensation Awards granted pursuant to this Section 11 shall be evidenced by Award Agreements in such form as the Committee shall from time to time establish. No such Deferred Compensation Award or purported Deferred Compensation Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Deferred Compensation Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
               (a) Vesting Conditions. Deferred Compensation Awards shall not be subject to any vesting conditions.
               (b) Terms and Conditions of Stock Units.
                    (i) Voting Rights; Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, a Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Stock having a record date prior to date on which Stock Units held by such Participant are settled. Such Dividend Equivalents shall be paid by crediting the Participant with additional whole and/or fractional Stock Units as of the date of payment of such cash dividends on Stock. The method of determining the number of additional Stock Units to be so credited shall be specified by the Committee and set forth in the Award Agreement. Such additional Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time (or as soon thereafter as practicable) as the Stock Units originally subject to the Stock Unit Award. In the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, appropriate adjustments shall be made in the Participant’s Stock Unit Award so that it represent the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Award.
                    (ii) Settlement of Stock Unit Awards. A Participant electing to receive an Award of Stock Units pursuant to this Section 11 shall specify at the time of such election a settlement date with respect to such Award. The Company shall issue to the Participant as soon as practicable following the earlier of the settlement date elected by the Participant or the date of termination of the Participant’s Service, a number of whole shares of Stock equal to the number of whole Stock Units subject to the Stock Unit Award. Such shares of Stock shall be fully vested, and the Participant shall not be required to pay any additional consideration (other than applicable tax withholding) to acquire such shares. Any fractional Stock Unit subject to the Stock Unit Award shall be settled by the Company by payment in cash of an amount equal to the Fair Market Value as of the payment date of such fractional share.
                    (iii) Nontransferability of Stock Unit Awards. Prior to their settlement in accordance with the provision of the Plan, no Stock Unit Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Stock Unit Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.
     12. Other Stock-Based Awards.
     In addition to the Awards set forth in Sections 6 through 11 above, the Committee, in its sole discretion, may carry out the purpose of this Plan by awarding Stock-Based Awards as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems necessary and appropriate.
     13. Effect of Change in Control on Options and SARs.
          13.1 Accelerated Vesting. The Committee, in its sole discretion, may provide in any Award Agreement or, in the event of a Change in Control, may take such actions as it deems appropriate to provide for the acceleration of the exercisability and vesting in connection with such Change in Control of any or all outstanding Options and SARs and shares acquired upon the exercise of such Options and SARs upon such conditions and to such extent as the Committee shall determine. The previous sentence notwithstanding such acceleration shall not occur to the extent an Option or SAR is assumed or substituted with a substantially similar Award in connection with a Change in Control.
          13.2 Assumption or Substitution. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiring Corporation”), may, without the consent of the Participant, either assume the Company’s rights and obligations under outstanding Options and SARs or substitute for outstanding Options and SARs substantially equivalent options or stock appreciation rights for the Acquiring Corporation’s stock. Any Options or SARs which are neither assumed or substituted for by the Acquiring Corporation in connection with the Change in Control nor exercised as of the date of the Change in Control shall terminate and cease to be outstanding effective as of the date of the Change in Control. Notwithstanding the foregoing, shares acquired upon exercise of an Option or SAR prior to the Change in Control and any consideration received pursuant to the Change in Control with respect to such shares shall continue to be subject to all applicable provisions of the Award Agreement evidencing such Award except as otherwise provided in such Award Agreement. Furthermore, notwithstanding the foregoing, if the corporation the stock of which is subject to the outstanding Options or SARs immediately prior to an Ownership Change Event described in Section 2.1(z)(i) constituting a Change in Control is the surviving or continuing corporation and immediately after such Ownership Change Event less than fifty percent (50%) of the total combined voting power of its voting stock is held by another corporation or by other corporations that are members of an affiliated group within the meaning of Section 1504(a) of the Code without regard to the provisions of Section 1504(b) of the Code, the outstanding Options and SARs shall not terminate unless the Board otherwise provides in its discretion.

          13.3 Effect of Change in Control on Awards Other Than Options and SARs. The Committee may, in its discretion, provide in any Award Agreement evidencing any Award other than an Option or SAR that, in the event of a Change in Control, the lapsing of any applicable Vesting Condition, vesting restriction, Restriction Period, Performance Goal or other limitation applicable to the Award or the Stock subject to such Award held by a Participant whose Service has not terminated prior to the Change in Control shall be accelerated and/or waived, effective immediately prior to the consummation of the Change in Control, to such extent as specified in such Award Agreement; provided, however, that such acceleration or waiver shall not occur to the extent an Award is assumed or substituted with a substantially equivalent Award in connection with the Change in Control. Any acceleration, waiver or the lapsing of any restriction that was permissible solely by reason of this Section 13.3 and the provisions of such Award Agreement shall be conditioned upon the consummation of the Change in Control.
     14. Compliance with Securities Law.
          The grant of Awards and the issuance of shares of Stock pursuant to any Award shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities and the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no Award may be exercised or shares issued pursuant to an Award unless (a) a registration statement under the Securities Act shall at the time of such exercise or issuance be in effect with respect to the shares issuable pursuant to the Award or (b) in the opinion of legal counsel to the Company, the shares issuable pursuant to the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to issuance of any Stock, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.
     15. Tax Withholding.
          15.1 Tax Withholding in General. The Company shall have the right to deduct from any and all payments made under the Plan, or to require the Participant, through payroll withholding, cash payment or otherwise, including by means of a cashless exercise or net exercise of an Option, to make adequate provision for, the federal, state, local and foreign taxes, if any, required by law to be withheld by the Participating Company Group with respect to an Award or the shares acquired pursuant thereto. The Company shall have no obligation to deliver shares of Stock, to release shares of Stock from an escrow established pursuant to an Award Agreement, or to make any payment in cash under the Plan until the Participating Company Group’s tax withholding obligations have been satisfied by the Participant.
          15.2 Withholding in Shares. The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable to a Participant upon the exercise or settlement of an Award, or to accept from the Participant the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the tax withholding obligations of the Participating Company Group. The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates.
     16. Amendment or Termination of Plan.
          The Board or the Committee may amend, suspend or terminate the Plan at any time. However, without the approval of the Company’s stockholders, there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Section 4.2), (b) no change in the class of persons eligible to receive Incentive Stock Options, and (c) no other amendment of the Plan that would require approval of the Company’s stockholders under any applicable law, regulation or rule. No amendment, suspension or termination of the Plan shall affect any then outstanding Award unless expressly provided by the Board or the Committee. In any event, no amendment, suspension or termination of the Plan may adversely affect any then outstanding Award without the consent of the Participant unless necessary to comply with any applicable law, regulation or rule.
     17. Miscellaneous Provisions.
          17.1 Repurchase Rights. Shares issued under the Plan may be subject to one or more repurchase options, or other conditions and restrictions as determined by the Committee in its discretion at the time the Award is granted. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.
          17.2 Provision of Information. Each Participant shall be given access to information concerning the Company equivalent to that information generally made available to the Company’s common stockholders.
          17.3 Rights as Employee, Consultant or Director. No person, even though eligible pursuant to Section 5, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. Nothing in the Plan or any Award granted under the Plan shall confer on any Participant a right to remain an Employee, Consultant or Director or interfere with or limit in any way any right of a Participating Company to terminate the Participant’s Service at any time. To the extent that an Employee of a Participating Company other than the Company receives an Award under the Plan, that Award shall in no event be understood or interpreted to mean that the Company is the Employee’s employer or that the Employee has an employment relationship with the Company.

          17.4 Rights as a Stockholder. A Participant shall have no rights as a stockholder with respect to any shares covered by an Award until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 4.2 or another provision of the Plan.
          17.5 Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise or settlement of any Award.
          17.6 Severability. If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan shall not in any way be affected or impaired thereby.
          17.7 Beneficiary Designation. Subject to local laws and procedures, each Participant may file with the Company a written designation of a beneficiary who is to receive any benefit under the Plan to which the Participant is entitled in the event of such Participant’s death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a married Participant designates a beneficiary other than the Participant’s spouse, the effectiveness of such designation may be subject to the consent of the Participant’s spouse. If a Participant dies without an effective designation of a beneficiary who is living at the time of the Participant’s death, the Company will pay any remaining unpaid benefits to the Participant’s legal representative.
          17.8 Unfunded Obligation. Participants shall have the status of general unsecured creditors of the Company. Any amounts payable to Participants pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. No Participating Company shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Committee or any Participating Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of any Participating Company. The Participants shall have no claim against any Participating Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Plan. Each Participating Company shall be responsible for making benefit payments pursuant to the Plan on behalf of its Participants or for reimbursing the Company for the cost of such payments, as determined by the Company in its sole discretion. In the event the respective Participating Company fails to make such payment or reimbursement, a Participant’s (or other individual’s) sole recourse shall be against the respective Participating Company, and not against the Company. A Participant’s acceptance of an Award pursuant to the Plan shall constitute agreement with this provision.

VOTE BY INTERNET - www.proxyvote.com/qualcomm10.
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on March 1, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements and proxy cards electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on March 1, 2010. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

IF YOU HAVE VOTED OVER THE INTERNET OR BY TELEPHONE, THERE IS NO NEED FOR YOU TO MAIL BACK YOUR PROXY. THANK YOU FOR VOTING.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M18864-P87743	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

QUALCOMM INCORPORATED			For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
			All	All	Except
The Board of Directors recommends that you vote FOR the following:

Vote on Directors			☐	☐	☐
1.	To elect twelve directors to hold office until the next annual stockholders’ meeting or until their respective successors have been elected or appointed. Director nominees are:

Name:

	01) Barbara T. Alexander	07) Paul E. Jacobs
	02) Stephen M. Bennett	08) Robert E. Kahn
	03) Donald G. Cruickshank	09) Sherry Lansing
	04) Raymond V. Dittamore	10) Duane A. Nelles
	05) Thomas W. Horton	11) Brent Scowcroft
	06) Irwin Mark Jacobs	12) Marc I. Stern

Vote on Proposals

The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain

2.	To approve an amendment to the 2006 Long-Term Incentive Plan to increase the share reserve by 13,000,000 shares.					☐	☐	☐

3.	To ratify the selection of PricewaterhouseCoopers LLP as our independent public accountants for our fiscal year ending September 26, 2010.					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign below, exactly as name or names appear(s) on this proxy. If the stock is registered in the names of two or more persons, each should sign. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, give full title. If more than one trustee, all should sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of
Stockholders to be held on March 2, 2010:
The Notice and Proxy Statement is available at www.proxyvote.com/qualcomm10.

M18865-P87743

PROXY	QUALCOMM INCORPORATED	PROXY

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 2, 2010
The undersigned, revoking all prior proxies, hereby appoints Paul E. Jacobs and Donald J. Rosenberg, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of QUALCOMM Incorporated (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Irwin M. Jacobs Qualcomm Hall, 5775 Morehouse Drive, San Diego, California 92121, on Tuesday, March 2, 2010 at 9:30 a.m. local time and at any and all adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters listed on the reverse side and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.
The shares represented by this proxy card will be voted as directed or, if this card contains no specific voting instructions, the shares will be voted in accordance with the recommendations of the Board of Directors.
YOUR VOTE IS IMPORTANT. If you will not be voting by telephone or the Internet, you are urged to complete, sign, date and promptly return the accompanying proxy in the enclosed envelope, which is postage-prepaid if mailed in the United States.
(Continued and to be signed on reverse side.)